UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Preliminary Proxy Statement Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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Per-Se Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

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December 21, 2006
     Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Per-Se Technologies, Inc., which will be held at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309 on January 24, 2007, beginning at 10:00 a.m., local time.

At the special meeting, we will ask you to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 5, 2006, among McKesson Corporation (“McKesson”), Packet Merger Sub Inc. and Per-Se Technologies, Inc. (“Per-Se,” “we,” “us,” or “our”), providing for the acquisition of Per-Se by McKesson. If the merger is completed, Per-Se will become a wholly owned subsidiary of McKesson, and you will receive $28.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own and you will cease to have an ownership interest in the continuing business of Per-Se. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and you are encouraged to read it in its entirety.

Our board has unanimously approved and declared advisable the merger and the merger agreement and unanimously determined that the terms of the merger agreement are fair to, and in the best interests of, Per-Se and its stockholders. OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. Please read the entire proxy statement carefully. You may also obtain additional information on us from documents we filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting in person, please grant a proxy by telephone, over the Internet or by completing, signing, dating and returning promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., which is assisting us, toll-free at (800) 322-2885.

On behalf of the board of directors of Per-Se, I thank you in advance for your cooperation and continued support.
On behalf of your Board of Directors,

Chairman, President and Chief Executive Officer

This proxy statement is dated December 21, 2006 and is first being mailed to stockholders on or about December 21, 2006.

YOUR VOTE IS VERY IMPORTANT.

THE MERGER CANNOT BE COMPLETED UNLESS PER-SE STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 24, 2007

TO THE STOCKHOLDERS OF PER-SE TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Per-Se Technologies, Inc. will be held at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309, on January 24, 2007, beginning at 10:00 a.m., local time, for the following purposes:

1. Adoption of the Merger Agreement with McKesson Corporation.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 5, 2006 (as it may be amended from time to time), among McKesson Corporation, Packet Merger Sub Inc. and Per-Se Technologies, Inc., and the merger contemplated thereby.

2. Adjournment of the Special Meeting.  To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3. Other Matters.  To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors of Per-Se has fixed the close of business on December 15, 2006 as the record date for the special meeting and any adjournment or postponement thereof. Only stockholders of record of our common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

Your vote is important, regardless of the number of shares of our common stock you own. Even if you plan to attend the meeting in person, we request that you grant a proxy by telephone, over the Internet or by completing, signing, dating and returning the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of the board on any other matters properly brought before the meeting for a vote. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the special meeting. The approval of the proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting on the proposal.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the adjournment, if necessary or appropriate, to permit further solicitation of proxies. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

Holders of Per-Se’s common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they comply with all applicable requirements of Delaware law, which are summarized in the accompanying proxy statement. See “Appraisal Rights” beginning on page 52 and Annex D.

Please carefully read the proxy statement and other material concerning our company, the merger and the other proposals enclosed with this notice for a more complete statement regarding the matters to be acted upon at the special meeting.
By Order of the Board of Directors,

Senior Vice President, General Counsel and
Secretary

ANNEX A	AGREEMENT AND PLAN OF MERGER

ANNEX B	VOTING AGREEMENT

ANNEX C	OPINION OF THE BLACKSTONE GROUP L.P. DATED NOVEMBER 5, 2006

ANNEX D	APPRAISAL RIGHTS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of our stockholders will be held at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309, on January 24, 2007, beginning at 10:00 a.m., local time.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by Per-Se.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on the following:

• Proposal 1, adoption of the merger agreement and the merger;

• Proposal 2, approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

• the transaction of any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Per-Se by McKesson pursuant to an Agreement and Plan of Merger, dated as of November 5, 2006 (as it may be amended from time to time), by and among McKesson, Packet Merger Sub Inc. and us. Once the merger agreement has been adopted by our stockholders, we have received regulatory approval and the other closing conditions under the merger agreement have been satisfied or waived, Packet Merger Sub Inc. will merge with and into us. Per-Se will be the surviving corporation in the merger and will become a wholly-owned subsidiary of McKesson.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $28.00 cash, without interest and less any applicable withholding tax, for each share of Per-Se common stock you own.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote:

• “FOR” Proposal 1, the adoption of the merger agreement and the merger; and

• “FOR” Proposal 2, the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Q:	What vote of our stockholders is required to approve the proposals?

A:	The vote requirements to adopt the proposals are as follows:

• the proposal to adopt the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the special meeting; and

• the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting for the proposal.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on December 15, 2006, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date, 39,275,694 shares of our common stock, held by approximately 2,359 holders of record, were outstanding and entitled to be voted at the special meeting.

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:	Holders of a majority of the shares of common stock entitled to vote at the meeting must be present in person or represented by proxy before we may transact business at the special meeting. This is called a “quorum”. Both abstentions and broker non-votes (which are discussed below) are counted for the purpose of determining the presence of a quorum.

Q:	What do I need to do now? How do I vote?

A:	We urge you to read this proxy statement, including its annexes, carefully, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by granting a proxy either by:

• completing, signing, dating and mailing each proxy card and returning it in the envelope provided;

• submitting your proxy via the Internet by visiting a website established for that purpose at www.proxyvote.com and following the instructions on the website; or

• submitting your proxy by telephone by calling the toll-free number 1-800-690-6903 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Please do NOT send in your share certificates at this time.

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger proposal without instructions from you. See the question below “If my broker holds my shares in ‘street name,’ will my broker vote my shares for me?”

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Unless you follow the instructions, your shares will not be voted. If your broker does not vote your shares because you fail to provide voting instructions, the effect will be a vote against Proposal 1, because adoption of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock, but will not count as a vote cast on Proposal 2 and will not affect the outcome of that vote.

Q:	May I vote in person?

A:	Yes. Shares held in your name as the stockholder of record may be voted in person at the special meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the special meeting. Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

• Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered to be the stockholder of record with respect to those shares and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

• Beneficial Owner.  If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the special meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee to vote your shares.

Q:	May I attend the special meeting?

A:	You are entitled to attend the special meeting only if you were a stockholder as of the close of business on the record date or if you hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the special meeting. If you are not a stockholder of record but hold shares in “street name” through a broker, trustee or other nominee, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement reflecting your beneficial ownership on December 15, 2006, a copy of the voting instruction card provided to you by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you will not be admitted to the special meeting. The meeting will begin promptly at 10:00 a.m. local time. Check-in will begin at 9:00 a.m., local time, and you should allow ample time for the check-in procedures.

Q:	When should I grant my proxy?

A:	To ensure that your shares will be voted at the special meeting, you should grant your proxy either by returning your signed and dated proxy card, via the Internet or by telephone as soon as possible.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may change your vote at any time before the vote at the special meeting. If your shares are registered in your name, you can do this in one of three ways:

• first, you can deliver to our Secretary a written notice (dated later than the date of your proxy) stating that you would like to revoke your proxy;

• second, you can submit by telephone, the Internet or mail a proxy dated after the date of the proxy you wish to revoke, provided the new proxy is received before the polls close at the special meeting; or

• third, you can attend the meeting and vote in person.

Any written notice of revocation should be delivered to our Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy without any further action will mean your shares will not be voted at the special meeting or counted toward satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting unless you obtain a legal proxy from your bank or broker.

Q:	Should I send in my stock certificate(s) now?

A:	No. Please do not send any stock certificates with your proxy. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common

v

stock for the merger consideration of $28.00 per share in cash, without interest and less applicable withholding tax.

Q:	What does it mean if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one set of voting materials. Please grant your proxy with respect to all of your shares by completing, signing, dating and returning each proxy card and voting instruction card that you receive or by granting your proxy via the Internet or by telephone.

Q:	How can I obtain a separate set of voting materials?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials, unless you have provided contrary instructions. However, each stockholder will receive his or her own proxy card. If you wish to receive a separate set of proxy materials, please call MacKenzie Partners, Inc. at (800) 322-2885, toll free, to request a separate copy of these materials. You will be provided with a separate copy of the materials, free of charge, if you request them.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Per-Se common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will have transferred the right to receive $28.00 per share in cash to be received by our stockholders in the merger. In order to receive the $28.00 per share, you must hold your shares through completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger shortly after obtaining stockholder approval, assuming that all other closing conditions contained in the merger agreement have been satisfied or waived at that time.

Q:	When will I receive the cash consideration for my shares?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration to be paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the cash consideration for your shares.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under the DGCL in connection with the merger if you comply with all applicable requirements under Delaware law, which are summarized in this proxy statement under the caption “Appraisal Rights” beginning on page 52 and Annex D.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitation agent, MacKenzie Partners, Inc. at (800) 322-2885 toll-free. If your broker holds your shares, you may also call your broker for additional information.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. The Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of November 5, 2006, by and among McKesson, Packet Merger Sub Inc. and Per-Se, is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

The Parties to the Merger Agreement (Page 11).

Per-Se, a corporation organized in 1985 under the laws of the State of Delaware, provides integrated business management outsourcing services, Internet-enabled connectivity and administrative software for the healthcare industry. Per-Se delivers its services and products through its three operating divisions: Physician Solutions, Hospital Solutions and Pharmacy Solutions. Per-Se markets its products and services to constituents of the healthcare industry, primarily to hospital-affiliated physician practices, physician groups in academic settings, hospitals, healthcare organizations, integrated delivery networks and retail, mail order and managed care pharmacies. Per-Se services more than 115,000 physicians, 3,000 hospitals and 50,000 pharmacies.

McKesson, a corporation organized under the laws of the State of Delaware, is a leading healthcare services company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 173-year history, McKesson has grown by providing pharmaceutical supply management across the spectrum of care; medical-surgical supplies to non-acute care settings; healthcare information technology for hospitals, physicians, homecare and payors; pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients.

Packet Merger Sub Inc., a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of McKesson, formed solely for the purpose of facilitating the merger.

The Merger (Page 36).

You are being asked to vote to adopt a merger agreement providing for the acquisition of Per-Se by McKesson. Upon the terms and subject to the conditions contained in the merger agreement, Packet Merger Sub Inc., a wholly owned subsidiary of McKesson, will be merged with and into Per-Se. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of McKesson.

Merger Consideration (Page 37).

If the merger is completed, each holder of shares of our common stock will be entitled to receive $28.00 in cash, without interest and less applicable withholding taxes, per share of our common stock held immediately prior to the merger.

Effect on Stock Options, Deferred Amount Stock Units, Enhancement Bonus Stock Units and Restricted Stock Units (Page 37).

The merger will have the following effects:

•	Each outstanding option to purchase shares of our common stock having an exercise price of less than $28.00 per share, whether or not then exercisable or vested, will be canceled and converted into the right to receive a cash payment equal to the difference between $28.00 and the exercise price per share of the option, multiplied by the number of shares of our common stock subject to the option, without interest and less any applicable withholding tax.

•	Each outstanding option with an exercise price equal to or greater than $28.00 per share will be cancelled without payment for such option and will have no further force or effect.

•	Each outstanding performance-based restricted stock unit, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to $28.00 multiplied by the number of shares of our common stock subject to such performance-based restricted stock unit, without interest and less any applicable withholding tax.

•	Each outstanding service-based restricted stock unit will cease to represent a right to receive, upon settlement, shares of our common stock and will instead be assumed by McKesson and converted into the right to receive, upon settlement, a number of shares of McKesson common stock equal to the number of shares of our common stock subject to such service-based restricted stock unit multiplied by the ratio of $28.00 to the closing price of McKesson common stock on the closing date of the merger.

•	Each outstanding deferred amount stock unit and enhancement bonus stock unit will cease to represent a right to receive, upon distribution, shares of our common stock and will instead be assumed by McKesson and converted into the right to receive, upon distribution, a number of shares of McKesson common stock equal to the number of shares of our common stock subject to such stock unit multiplied by the ratio of $28.00 to the closing price of McKesson common stock on the closing date of the merger.

Conditions to the Merger (Page 38).

We and McKesson Corporation will not complete the merger unless a number of conditions are satisfied or waived, as applicable. These include:

•	the adoption by our stockholders of the merger agreement;

•	the expiration or termination of the applicable waiting period in the United States under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act (the Federal Trade Commission granted early termination of the waiting period on December 4, 2006);

•	the absence of a governmental order prohibiting the merger;

•	performance by each of the parties of its covenants under the merger agreement in all material respects; and

•	the accuracy of our representations and warranties, except, with certain exceptions, to the extent the failure of such representations and warranties to be true and correct would not constitute a material adverse effect.

Effective Time of the Merger (Page 36).

We are working to complete the merger as soon as possible. If our stockholders adopt the merger agreement, we expect that the merger will become effective shortly after the special meeting of our stockholders, assuming that the other conditions set forth in the merger agreement have been satisfied or waived.

Termination of the Merger Agreement (Page 49).

The merger agreement may be terminated at any time prior to the closing of the merger by mutual written consent of McKesson, Packet Merger Sub Inc. and us. Either we or McKesson Corporation may also terminate the merger agreement at any time prior to the effective time of the merger under certain circumstances, including:

•	by either McKesson or us if:

•	the merger is not completed on or before April 6, 2007; provided that (1) this right to terminate the merger agreement is not available to any party whose breach of a representation, warranty or covenant has been a principal cause of or resulted in the failure of the merger to be completed on or before such date and (2) if the waiting period under the HSR Act has not been terminated or expired as of April 6, 2007 but all of the other conditions to closing have been satisfied, then the termination date can be extended by either party until July 6, 2007;

•	a final, non-appealable governmental order prohibits the merger;

•	our stockholders do not adopt the merger agreement at the special meeting or any adjournment or postponement of the special meeting;

•	there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied;

•	by McKesson if:

•	our board of directors withdraws or adversely modifies, or makes any public statement that is materially inconsistent with, its recommendation or approval of the merger agreement;

•	we breach our obligations with respect to non-solicitation of third-party proposals, calling a stockholders meeting to obtain stockholder approval, and recommendation of the merger agreement, the merger and the transactions contemplated thereby (other than inadvertent breaches or breaches that can be cured);

•	our board of directors fails to publicly reaffirm its adoption and recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within 10 business days of a written request by McKesson to provide such reaffirmation following a third party’s acquisition proposal that is publicly announced or otherwise becomes publicly known; or

•	by us in order to enter into an agreement constituting a superior proposal in accordance with the provisions described under “The Merger Agreement — Acquisition Proposals; Change in the Recommendation of Our Board of Directors” beginning on page 40.

No Solicitation of Competing Proposals (Page 40).

The merger agreement contains non-solicitation covenants that, with certain exceptions, prohibit us from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger.

Recommendation of Our Board of Directors (Page 18).

On November 5, 2006, our board of directors unanimously:

•	determined that it was advisable, fair to and in the best interests of Per-Se and our stockholders for us to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; and

•	approved the merger agreement and the merger and directed that they be submitted to our stockholders for approval at a special meeting of our stockholders.

For a discussion of material factors considered by our board of directors in reaching its conclusion see “The Merger — Reasons for the Merger” beginning on page 15.

In addition, our board of directors unanimously determined to recommend to our stockholders that the stockholders vote “FOR” the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Reason for Recommendation by Our Board of Directors (Page 15).

In making its recommendation that you vote “FOR” the adoption of the merger agreement, our board of directors consulted with our senior management, financial advisor and legal counsel and considered those factors described in “The Merger — Reasons for the Merger” beginning on page 15. In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers who participated in meetings of our board of directors have interests in the merger that are different from, or in addition to, yours. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 27.

Special Meeting; Quorum; Voting Agreement (Pages 8 and 51 and Annex B).

We will hold the special meeting at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309, on January 24, 2007, beginning at 10:00 a.m., local time. The holders of a majority of the outstanding shares of our common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the special meeting. The vote requirement to approve Proposal 1, adoption of the merger agreement and the merger, is the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date of the special meeting and the vote requirement to approve Proposal 2, approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, is the affirmative vote of a majority of the votes cast at the special meeting on the proposal.

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on December 15, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There were 39,275,694 shares of our common stock entitled to vote at the special meeting as of the record date. As of the record date, our current directors and officers owned approximately 22.8% of the shares of common stock entitled to vote at the special meeting. Our directors and officers may have interests in the merger that are different from, or in addition to, yours. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 27.

Our largest shareholder, ValueAct Capital Master Fund, L.P. owns (directly and indirectly through affiliated entities) approximately 15.4% of the shares of common stock entitled to vote at the special meeting. Jeffrey Ubben, a member of our board of directors, is a managing member of ValueAct’s general partner. ValueAct, and certain of its affiliates, have entered into a voting agreement with McKesson (and for certain limited purposes, Per-Se) pursuant to which ValueAct has agreed to vote its shares of our common stock in favor of the merger. A copy of the voting agreement is attached to this proxy statement as Annex B.

Opinion of The Blackstone Group L.P. (Page 18 and Annex C).

The Blackstone Group L.P., or “Blackstone,” delivered its written opinion dated November 5, 2006, to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the merger consideration to be received by holders of our common stock in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Blackstone setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated by reference in this proxy statement. You should read the opinion of Blackstone carefully and in its entirety. The opinion of Blackstone is addressed to our board of directors in connection with its evaluation of the merger and it does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder with respect to any matter relating to the merger (including how any stockholder should vote with respect to the adoption of the merger agreement). The opinion speaks only as of the date of such opinion and Blackstone is under no obligation to confirm its opinion as of a later date.

Material U.S. Federal Income Tax Consequences of the Merger (Page 32).

For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our stockholders. As a result, in general, a U.S. holder (as defined below) of our common stock will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such stockholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. For U.S. federal income tax purposes, a non-U.S. holder (as defined below) will generally not be subject to U.S. income tax on the merger consideration such holder receives unless such stockholder has certain connections to the United States. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 32. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Interests of Our Directors and Executive Officers in the Merger (Page 27).

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will receive cash consideration for their vested and unvested stock options and certain vested and unvested restricted stock units;

•	McKesson will assume our obligations with respect to deferred amount stock units, enhancement bonus stock units and service-based restricted stock units held by our directors and executive officers and such deferred amount stock units, enhancement bonus stock units and service-based restricted stock units will be converted into the right to receive McKesson common stock (rather than Per-Se common stock) upon settlement or distribution, as applicable;

•	our executive officers are parties to employment agreements that provide certain enhanced severance payments and benefits to the executives if, in connection with the closing of the merger, we terminate the executive’s employment without “cause” (as defined in each employment agreement) or, in some cases, the executive terminates his or her employment for “good reason” (as defined in each employment agreement); and

•	the merger agreement provides for indemnification arrangements for each of our current and former directors and officers, including the obligations of McKesson to maintain or obtain comparable relevant insurance policies for the benefit of our directors and officers.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

Appraisal Rights (Page 52 and Annex D).

Pursuant to section 262 of the Delaware General Corporation Law, referred to as the DGCL, Per-Se stockholders have the right to dissent from the merger and receive a cash payment for the judicially determined fair value of their shares of our common stock. The judicially determined fair value under section 262 could be greater than, equal to or less than the $28.00 per share that our stockholders are entitled to receive in the merger. Per-Se stockholders that wish to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement and must strictly comply with all of the procedures required by the DGCL. If your shares of our common stock are held in “street name” by your broker and you wish to exercise your appraisal rights, you must follow the instructions provided by your broker.

Regulatory Approvals (Page 35).

The merger is subject to the HSR Act. We and McKesson each filed the required notification and report forms under the HSR Act with the Antitrust Division of the US Department of Justice, referred to as the DOJ, and the U.S. Federal Trade Commission, referred to as the FTC, on November 20, 2006. The FTC granted early termination of the waiting period initiated by these filings on December 4, 2006.

Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to close the merger, including the adoption of the merger agreement by our stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $44 million termination fee to McKesson;

•	the outcome of any legal proceeding that has been or may be instituted against us and others following the announcement of the merger agreement, including the matter described under the heading “The Merger — Litigation Relating to the Merger” beginning on page 34;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer and vendor relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the share price of our common stock;

•	increases in operating costs resulting from the expenses related to the proposed merger;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

•	risks related to diverting management’s attention from ongoing business operations; and

•	other risks detailed in our current filings with the SEC, including “Item 1A. Risk Factors” found in our Quarterly Report on Form 10-Q for our quarter ended September 30, 2006. See “Where You Can Find More Information” beginning on page 58.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies in connection with a special meeting of our stockholders. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on December 21, 2006.

Date, Time, Place and Purpose of the Special Meeting

We will hold the special meeting at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309, on January 24, 2007, beginning at 10:00 a.m., local time.

At the special meeting, we will ask you to (1) adopt the merger agreement and the merger, and (2) approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement as Annex A. In addition, you will be asked to transact any other business that is properly brought before the special meeting. We are not aware of any additional business that may come before the special meeting.

Recommendation of Our Board of Directors

Our board of directors (1) approved and adopted the merger agreement and approved the merger and the transactions contemplated by the merger agreement and (2) determined that the merger is advisable and in the best interests of our stockholders. Accordingly, our board of directors recommends that you vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Record Date and Shares Entitled to Vote

Only holders of record of our common stock at the close of business on December 15, 2006, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 39,275,694 shares of our common stock were issued and outstanding and held by approximately 2,359 holders of record. Each holder of record of our common stock will be entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and the merger, the proposal to adjourn the special meeting and, if necessary or appropriate, any other business that may come before the special meeting.

Quorum

The holders of a majority of the outstanding shares of our common stock on the record date must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker non-votes (discussed below) for the purpose of establishing a quorum. Once a share is represented at the special meeting it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for an adjourned or postponed special meeting, then a new quorum will have to be established.

If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting may adjourn the meeting to solicit additional proxies. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

The adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively be a vote against Proposal 1, adoption of the merger agreement, because adoption of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock, but will not count as a vote cast on Proposal 2, adjournment of the special meeting, if necessary, to solicit additional proxies, and will not affect the outcome of the vote on such proposal.

Solicitation of Proxies

Per-Se is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of Per-Se may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the notice of special meeting of stockholders, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for the special meeting. MacKenzie Partners, Inc. will receive a base fee of $10,000 plus reimbursement of out-of-pocket fees and expenses.

Voting; Voting Agreement

To vote your shares, you should grant a proxy by telephone, over the Internet or by marking, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Voting by proxy does not prohibit you from voting in person should you decide to attend the special meeting. If your shares are held in the name of a bank, broker or other nominee, you will be provided voting instructions from the nominee and, in order to vote at the special meeting, you must obtain a legal proxy, executed in your name, from the nominee.

If you return your proxy card and it is completed, signed and dated, your shares will be voted at the special meeting in accordance with your instructions. If you return your proxy card and it is unsigned, then your vote cannot be counted. If you return your proxy card and it is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and in accordance with the recommendation of our board on any other matters properly brought before the special meeting for a vote.

Stockholders of record and many stockholders who hold their shares through a broker or bank may have the option to submit their proxies or voting instructions via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy and to allow stockholders to confirm that their instructions have been properly recorded. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker. Per-Se stockholders of record may submit their proxies:

•	via the Internet by visiting a website established for that purpose at www.proxyvote.com and following the instructions on the website; or

•	by telephone by calling the toll-free number 1-800-690-6903 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Stockholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, should follow the directions provided by their bank, broker or other nominee to see which options are available and the procedures to be followed.

We do not expect that any matter other than the ones discussed in this proxy statement will be brought before the special meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR COMMON STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

Our directors and officers beneficially owned 9,666,760 shares of our common stock as of the record date. These shares represent in total approximately 22.8% of the total voting power of our voting securities outstanding and entitled to vote as of the record date. We currently expect that our directors and officers will vote their shares in favor of the merger proposal.

Concurrent with the execution of the merger agreement, our largest stockholder, ValueAct Capital Master Fund, L.P., and certain of its affiliates, entered into a voting agreement with McKesson and, for limited purposes, Per-Se, pursuant to which ValueAct and certain of its affiliates agreed to vote their shares of Per-Se common stock, which represent approximately 15.4% of Per-Se’s outstanding common stock, in favor of the merger. The voting agreement will terminate upon any termination of the merger agreement and in certain other specified circumstances. A copy of the voting agreement is attached to this proxy statement as Annex B.

Revocation of Proxies

If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following three methods:

•	first, you can deliver to our Secretary, at our principal executive offices located at 1145 Sanctuary Parkway, Suite 200, Alpharetta, Georgia 30004, a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

•	second, you can submit by telephone, the Internet or mail a proxy dated after the date of the proxy you wish to revoke, provided the new proxy is received before the polls close at the special meeting; or

•	third, you can attend the meeting and vote in person.

Any written notice of revocation should be delivered to our Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy, without any further action, will mean your shares will not be voted at the special meeting or counted towards satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a legal proxy from your bank or broker.

Assistance

Stockholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card, should contact or call (toll free):

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, NY 10016
(800) 322-2885

Share Certificates

Please do not send any certificates representing shares of our common stock with your proxy card. For a description of procedures for exchanging certificates representing shares of our common stock, see “Proposal 1 — The Merger Agreement — Payment Procedures” beginning on page 37.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under the DGCL, business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by the persons named as proxies on the proxy card in accordance with the recommendation of our board.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment or postponement may be made without notice by an announcement made at the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of such adjournment. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use.

THE PARTIES TO THE MERGER AGREEMENT

Per-Se, a corporation organized in 1985 under the laws of the State of Delaware, provides integrated business management outsourcing services, Internet-enabled connectivity and administrative software for the healthcare industry. Per-Se delivers its services and products through its three operating divisions: Physician Solutions, Hospital Solutions and Pharmacy Solutions. Per-Se markets its products and services to constituents of the healthcare industry, primarily to hospital-affiliated physician practices, physician groups in academic settings, hospitals, healthcare organizations, integrated delivery networks and retail, mail order and managed care pharmacies. Per-Se services more than 115,000 physicians, 3,000 hospitals and 50,000 pharmacies. Per-Se’s principal executive officers are located at 1145 Sanctuary Parkway, Suite 200, Alpharetta, Georgia 30004 and its telephone number is (770) 237-4300.

McKesson, a corporation organized under the laws of the State of Delaware, is a leading healthcare services company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 173-year history, McKesson has grown by providing pharmaceutical supply management across the spectrum of care; medical-surgical supplies to non-acute care settings; healthcare information technology for hospitals, physicians, homecare and payors; pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. McKesson’s principal executive offices are located at 1 Post Street, San Francisco, California 94104 and its telephone number is (415) 983-8300.

Packet Merger Sub Inc., a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of McKesson, formed solely for the purpose of facilitating the merger. Packet’s principal executive offices are located at 1 Post Street, San Francisco, California 94104.

THE MERGER

Background of the Merger

Our board periodically evaluates our prospects and growth opportunities, including assessing various strategic alternatives available to us. In particular, our board regularly considers our ability to maximize stockholder value through profitable revenue growth and efficiency gains, as well as the limits on our ability to achieve such objectives, particularly the limits on organic growth based on our historic growth performance and market penetration. In evaluating our prospects and growth opportunities, we also regularly consider the dynamics with respect to each of our business segments and the industries in which those segments operate.

In our Hospital Solutions division, our claims management solutions compete in a mature market that is facing increased competition from enterprise-wide financial and clinical software vendors. Meaningful revenue and earnings growth in the division is dependent upon the expansion of our revenue cycle management outsourcing services, which is a newly emerging market. From a competitive standpoint, it is a highly fragmented market primarily consisting of smaller regional vendors with larger, better capitalized vendors entering the market to compete for market share. While Per-Se considers the outsourcing services business to be a growth opportunity, we may need to acquire additional small outsourcing vendors to establish critical mass as well as make investments in technology and infrastructure over the coming years to support the business.

In our Pharmacy Solutions division, our value added network services compete in a mature market with significant pricing pressure. Substantial revenue and earnings growth in the division is dependent upon the success of new product introductions in our pharmacy systems business.

In our Physician Solutions division, meaningful growth and margin expansion is dependent upon sales execution and client retention in the outsourcing segment. It is a highly competitive market with larger, better capitalized IT outsourcing and consulting vendors beginning to enter the market.

In light of the foregoing factors among others, each of our divisions faces challenges to achieve growth targets due to not only the successful execution of new solution offerings but also from a growing spectrum of competition from larger, better capitalized companies and others entering into our markets. To capitalize on our growth plans and to meet competitive pressures, increased investment in each of our business segments would be required.

The board also regularly considers acquisition opportunities and the impact such acquisitions would have on stockholder value, including the costs and risks associated with the integration of acquisitions, the availability of additional potential acquisitions, the opportunity to consummate such acquisitions at prices that maximize stockholder value and our ability to integrate such acquisitions. In evaluating our prospects and growth opportunities, our board has also considered whether the sale of Per-Se would be in the best interests of our stockholders. In addition, our board has considered on several occasions specific sale opportunities proposed by large, potential strategic acquirers. In each of these cases, we and the potential acquiror terminated discussions prior to the consummation of any transaction for a variety of reasons.

Following our acquisition of NDCHealth Corporation in January 2006, our management team developed plans to approach McKesson about opportunities to license certain of our pharmacy solutions and to utilize our pharmacy network to improve the added value of products and solutions that McKesson offers to its customers. Our Chairman, President and Chief Executive Officer, Philip Pead, arranged to meet with John Hammergren, Chairman, President and Chief Executive Officer of McKesson on May 25, 2006. At that meeting, Mr. Pead and Mr. Hammergren discussed McKesson’s licensing and branding certain of our software and network services and other joint venture and joint marketing opportunities. Following that meeting, Scott MacKenzie, our President, Pharmacy Solutions, Chris Perkins, our Chief Operating Officer, and other members of our management team continued to develop ideas for the joint branding or joint marketing of our software and continued to work to identify which of our pharmacy solutions would most appropriately fit the needs of McKesson’s clients. On July 13, 2006, Mr. Pead, Mr. Perkins, and Mr. MacKenzie met with Mr. Hammergren, Marc Owen, McKesson’s EVP, Corporate Strategy and Business Development and Pam Pure, McKesson’s

EVP, President McKesson Provider Technologies. At that meeting, the participants discussed in depth the opportunities for the companies to work together.

Mr. Pead and Mr. Hammergren met again on August 29, 2006 at McKesson’s headquarters to discuss further opportunities for the companies to work together. At that meeting, Mr. Hammergren introduced the possibility of McKesson acquiring Per-Se. In the conversation, Mr. Hammergren outlined his preliminary views as to why McKesson was the most logical partner for Per-Se. Mr. Hammergren also stressed that McKesson did not have any interest in becoming involved in a multi-bidder process and would only proceed on an exclusive basis. Mr. Pead indicated that Per-Se’s willingness to move forward, particularly on an exclusive basis, would depend on the valuation proposed by McKesson. Mr. Hammergren and Mr. Pead agreed to continue their discussions.

On September 1, 2006, the board convened by conference call, at which all members were present, for Mr. Pead to describe for the board his conversations with Mr. Hammergren. The board discussed generally the merits of a sale of Per-Se. In addition, the board expressed concerns about the pricing for the transaction, certainty of closing and the size of any termination fee that would be payable to McKesson in the event that Per-Se terminated a merger agreement with McKesson to pursue a superior offer from a third party. The board instructed management to continue to assess McKesson’s interest in Per-Se and to keep the board apprised of developments in the discussions.

Following those meetings, Mr. Hammergren and Mr. Pead continued to have conversations about a potential acquisition. On September 12, 2006, Mr. Hammergren advised Mr. Pead that he would be sending a letter outlining an offer by McKesson to acquire all of our shares of common stock at a cash purchase price of $27.50 to $28.50 per share. Mr. Hammergren sent that letter on September 12, 2006. The proposal was subject to due diligence and required that we negotiate exclusively with McKesson for 30 days. After discussions with several board members, Mr. Pead responded back to Mr. Hammergren that the purchase price was not sufficient and that he would not recommend that the board authorize management to proceed or allow McKesson to conduct due diligence.

On September 11, 2006, we engaged King & Spalding LLP, our primary outside counsel, to serve as counsel to Per-Se for any transaction with McKesson. During the week of September 11, 2006, Mr. Pead and Mr. Hammergren continued to discuss the valuation of Per-Se and purchase price. In these discussions, Mr. Hammergren and Mr. Pead discussed the potential fit between the companies. Mr. Pead expressed the board’s concern about certainty of closing and the size of any termination fee that would be payable by Per-Se. Mr. Pead advised Mr. Hammergren that in light of the fact that McKesson would only proceed in the event we agreed not to contact other potential bidders for Per-Se during an exclusivity period, the size of the termination fee was viewed by our board as a very integral part of the transaction. Also, during that week, at the request of Per-Se and McKesson, counsel for McKesson, Simpson Thacher & Bartlett LLP, began negotiating a nondisclosure and exclusivity agreement with King & Spalding.

On September 15, 2006, Mr. Hammergren informed Mr. Pead that he would send Mr. Pead a revised letter increasing McKesson’s proposed price range for an acquisition of all of our common stock to $28.00 to $29.00 per share. In this conversation, Mr. Hammergren indicated that the increase in the proposed purchase price was based on McKesson’s view about potential synergies achievable by the combination of the two companies. Mr. Hammergren also confirmed that the revised proposal would continue to be subject to due diligence, would require that we enter into exclusive negotiations with McKesson until October 31, 2006, and would confirm McKesson’s agreement that the termination fee would be between 2.00% and 2.50% of Per-Se’s enterprise value.

On September 15, 2006, our board convened again to discuss the expected proposal. All board members were in attendance, except Mr. Macnab who was unavoidably absent. Also in attendance at the meeting were attorneys from King & Spalding. At that meeting, Mr. Pead reviewed with the board the discussions to date with Mr. Hammergren, the original proposal from McKesson and the expected new proposal. Mr. Pead also described for the board McKesson’s proposed diligence schedule for the transaction, including management presentations and related due diligence meetings and the expectation that McKesson would confirm the price by October 13, 2006, with a potential merger agreement being finalized and signed by October 31, 2006.

King & Spalding also reviewed the board members’ fiduciary duties with respect to such proposal. Following a discussion, our board authorized management to move forward to allow McKesson to conduct due diligence and to grant McKesson exclusivity based on the price range to be set forth in the revised proposal and based on McKesson’s agreement regarding the size of any termination fee. On September 18, 2006, we received McKesson’s revised non-binding proposal, and we and McKesson entered into a nondisclosure and exclusivity agreement granting McKesson exclusivity until 11:59 p.m. on October 31, 2006.

On September 28, 2006, our board convened again for an update on the status of the proposed transaction, including a review of the due diligence process and timeline. Additionally, the board instructed management to engage The Blackstone Group L.P. to assist management and the board in its evaluation of the proposed transaction. In making its decision to engage Blackstone, our board considered Blackstone’s representation of NDCHealth in our purchase of NDCHealth and that Blackstone’s recent representations in transactions involving competitors provided it with unique and recent insight into our industries, the potential purchasers and the value drivers for any such transaction.

During the period from October 2 through October 20, 2006, McKesson’s management and advisors conducted due diligence, including attending management presentations in Atlanta. Also during those weeks, King & Spalding and Simpson Thacher began negotiations on a draft merger agreement. Simpson Thacher also advised King & Spalding that McKesson would require that ValueAct and certain of its affiliates execute a voting agreement.

During the week of October 16, 2006, Mr. Pead and Mr. Owen discussed McKesson’s progress in due diligence. They also discussed McKesson’s confirmation of the proposed purchase price. Mr. Owen indicated that McKesson was continuing to perform due diligence but was not yet in a position to confirm its proposed purchase price. Specifically, Mr. Owen indicated that McKesson was concerned that Per-Se had historically not met its internal budgets and what that implied with respect to the future projections provided by Per-Se. Mr. Owen indicated that the revenue growth reflected in the projections was significantly greater than Per-Se’s historic performance and McKesson’s view of Per-Se’s potential in light of its view of current market conditions. In light of these observations regarding our projections and McKesson’s view of the market potential, Mr. Owen noted that in order to maintain the $28.00 to $29.00 per share proposed purchase price, McKesson would need additional time to confirm the existence of significant synergies, including top-line synergies.

McKesson continued to conduct due diligence during the week of October 23, 2006. From October 26 through October 27, 2006, Mr. Hammergren and Mr. Pead continued to discuss their respective views regarding the transaction, during which conversations Mr. Hammergren indicated to Mr. Pead that McKesson continued to have the concerns previously expressed, including McKesson’s differing view as to our projected growth rates. Mr. Hammergren noted that, as such, while McKesson remained interested in pursuing the transaction, McKesson would need a modest amount of additional time to complete its confirmation of synergies. Following these conversations, Simpson Thacher, on behalf of McKesson, discussed with King & Spalding that, assuming the parties continued to pursue the transaction, it was unlikely that the parties would be in a position to execute the merger agreement by October 31, 2006 and requested that the exclusivity period be extended for one week.

On October 26 and 27, 2006, our board met in person to review and consider, among other things, the status of the transaction. All board members were present in person. Representatives of King & Spalding and Blackstone also attended the meeting. Our management provided our board with an update regarding the process and the status of the due diligence, including a summary of the conversations between Mr. Pead and Mr. Hammergren. At this meeting, King & Spalding reviewed with the board its fiduciary duties with respect to the proposed transaction and also advised each board member to disclose and discuss any relationships any such director may have with us or McKesson that may bring into question his independence. In response, the board discussed the fact that Mr. McDowell was formerly an officer of McKesson. Mr. McDowell confirmed that he has no financial interest or relationship with McKesson and had not had any such interest or business relationship for several years. Our board also discussed the terms of our option plans and the employment agreements with certain of our officers and the fact that our outstanding stock options and performance-based restricted stock units would, by their terms, fully vest upon either the closing of the merger or the approval of the merger by our stockholders. Blackstone reviewed with our board the proposed purchase price ranges and provided advice comparing the lowest end of the range to our then recent market price, historic average price and with respect to various valuation methodologies, including valuation based on our management’s budgets. Blackstone additionally advised the board with respect to the high market price of our common stock relative to what might be considered peer companies and the fact that Per-Se had historically not met its internal budgets. The board discussed the failure to meet internal budgets and how such optimistic budgets impacted certain valuation methodologies used by Blackstone in its analysis. Finally, King & Spalding discussed with the board McKesson’s request that ValueAct and its affiliates execute a voting agreement.

During the week of October 30, 2006, our management team, together with King & Spalding, continued negotiations on the merger agreement with McKesson and Simpson Thacher. Also during that week, McKesson and Simpson Thacher negotiated the voting agreement with ValueAct and its affiliates.

On October 31, 2006, Mr. Hammergren called Mr. Pead to discuss the status of McKesson’s due diligence and to confirm McKesson’s purchase price at $28.00 per share. On October 31, 2006, our board met by telephone conference call during which Mr. Pead provided our board with an update on the status of the proposed transaction and authorized an extension of the exclusivity agreement. On October 31, 2006, we extended the exclusivity period until November 6, 2006.

During the course of November 5, 2006, our management, King & Spalding, McKesson management, and Simpson Thacher, finalized the merger agreement and Simpson Thacher and ValueAct finalized the voting agreement. Beginning at 7:00 p.m. on November 5, 2006, our board met again by telephone conference call at which all directors were present. At that meeting, King & Spalding discussed again with the board its fiduciary duties in the transaction. The board members confirmed again their independence with respect to the transaction and McKesson. In addition, the board reviewed our option plans and the employment agreements with certain of our officers and the fact that our outstanding stock options and performance-based restricted stock units would, by their terms, fully vest upon either the closing of the merger or the approval of the merger by our stockholders and the fact that under the merger agreement the service-based restricted stock units, the deferred amount stock units and the enhancement bonus stock units would be assumed by McKesson and converted into the right to receive, upon distribution or settlement, shares of McKesson common stock rather than being paid at the closing of the merger. Blackstone then reviewed its analysis of the proposed $28.00 per share merger consideration and stated that it was prepared to deliver its opinion that the consideration to be received by the holders of our common stock in the proposed merger was fair to our stockholders from a financial point of view, which opinion was delivered concurrent with the execution of the merger agreement and voting agreement. During the course of Blackstone’s presentation, representatives of Blackstone responded to questions from members of our board confirming or clarifying their understanding of the analyses performed by Blackstone as described under “The Merger — Opinion of The Blackstone Group L.P.” beginning on page 18. Our board then unanimously approved the merger agreement, the voting agreement and the transactions contemplated by the merger agreement and voting agreement, determined the merger to be advisable, fair to and in the best interests of our stockholders and resolved to recommend that our stockholders vote to adopt the merger agreement. That evening, we and McKesson executed the merger agreement and we, McKesson and ValueAct executed the voting agreement. Prior to the opening of U.S. financial markets on November 6, 2006, we and McKesson jointly announced the execution of the merger agreement.

Reasons for the Merger

In reaching its determination that the merger is advisable and in the best interests of our stockholders, our board of directors consulted with senior management and legal and financial advisors. The following describes material reasons, factors and information taken into account by our board of directors in deciding to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that our stockholders adopt the merger agreement:

•	Merger Consideration Premium. The $28.00 per share merger consideration represents a meaningful premium to current and historical trading prices of our common stock. The $28.00 per share merger consideration represents a premium of approximately 14.5% to the closing price of our common stock on November 3, 2006, the last full trading day before the announcement of the execution of the merger agreement, and a premium of approximately 13.8% to the average daily closing price of our common stock over the 12-month period ended November 3, 2006.

•	Challenges Faced by Per-Se as an Independent Company. The board of directors’ viewed the merger as more favorable to stockholders than any other alternative reasonably available to us and our stockholders, including continuing to operate the business as a stand-alone, independent company, in light of the risks involved in implementing our business plan. The board of directors believes that a sale to McKesson is more favorable to our stockholders than remaining independent based on the potential value of such alternative and the assessment of our board of directors of the risks associated with remaining independent. In assessing the potential value of remaining independent, the board considered and discussed, among other things:

•	increasing our growth rates in all three operating segments would be dependent upon capitalizing on the potential relating to the January 2006 acquisition of NDCHealth by Per-Se, including integration of those assets and cross-selling complementary products into Per-Se’s and NDCHealth’s customer bases;

•	increasing our growth rate in our Hospital Solutions division would be dependent upon the penetration of new offerings such as revenue cycle outsourcing for hospitals, which is a newly emerging market;

•	increasing our growth rate in our Pharmacy Solutions division would be dependent upon the success of new product introductions, particularly retail and mail order solutions;

•	changing industry dynamics, such as consumer-driven healthcare, that require changes to the healthcare infrastructure and corresponding capital investment by Per-Se, which could pressure margins and increase execution risk;

•	increasing competition from larger, better capitalized companies in the physician billing outsourcing space and from IT outsourcing and consulting vendors;

•	increasing competition for our claims management solutions from enterprise-wide financial and clinical software vendors which are broadening functionality of their existing systems and offering new systems to capture more information at the point of care; and

•	consolidations in the pharmacy and hospital markets increasing customers’ purchasing power and potentially compressing margins and depressing profits and creating risks for, and potentially limiting, Per-Se’s market opportunities with regional pharmacy chains and independent pharmacies.

•	All Cash Transaction. The structure of the merger as an all cash transaction will allow our stockholders to immediately realize fair value and liquidity for their investment and will provide them with certainty of value for their shares.

•	Certainty to Closing. The limited number and nature of the conditions to McKesson and Packet Merger Sub Inc.’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions, including that for purposes of the merger agreement a “material adverse effect” on us does not include circumstances resulting from changes in the general economic conditions or general changes in the industries in which we operate unless, in each case, the changes have a disproportionate effect on us and our subsidiaries taken as a whole relative to other industry participants.

•	Terms of the Merger Agreement. Our board of directors’ consideration of the financial and other terms and conditions of the merger agreement, by themselves and in comparison to the terms of agreements in other similar transactions, including:

•	the right of our board of directors under certain circumstances if required to comply with its fiduciary duties to our stockholders under applicable law, to consider unsolicited acquisition proposals and to furnish information to and conduct negotiations with third parties that make an unsolicited takeover proposal prior to our obtaining stockholder approval;

•	the ability of our board of directors to change its recommendation with respect to the merger and to terminate the merger agreement upon the payment of a termination fee of $44 million to McKesson should we receive an unsolicited proposal that our board of directors determines to be a superior offer and concurrently to enter into a definitive acquisition agreement for a superior proposal (subject to negotiating with McKesson in good faith);

•	the board of directors’ belief, after consultation with its financial and legal advisors, that our obligation to pay the $44 million termination fee (and the circumstances when such fee is payable) is reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature;

•	McKesson’s obligation to complete the merger is not subject to any financing contingencies;

•	the likelihood of satisfying the other conditions to McKesson’s obligations to complete the merger, including the likelihood of obtaining the necessary regulatory approvals and the likelihood that the merger will be completed; and

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Appraisal Rights” beginning on page 52 and Annex D).

•	Opinion of The Blackstone Group L.P. The financial analyses reviewed by Blackstone at the meeting of the board on November 5, 2006, including its opinion as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in the merger. See “— Opinion of The Blackstone Group L.P.” beginning on page 18.

Our board of directors also identified and considered a variety of risks and other potentially negative factors relating to the merger in its deliberations, including the following:

•	Failure to Close. The risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on customer and vendor relationships.

•	Becoming a Wholly Owned Subsidiary. The fact that we will no longer exist as an independent, publicly traded company and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

•	Taxation. The fact that gains realized from an all-cash transaction would generally be taxable to our stockholders for U.S. federal income tax purposes.

•	Disruptions. The impact of the announcement and pendency of the merger, including the impact of the merger on our employees, customers, and our relationships with other third parties and the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with McKesson, which could impair our prospects as an independent company if the merger is not consummated.

•	Operating Restrictions. The restrictions, pursuant to the merger agreement, on the conduct of our business prior to completion of the merger, requiring that we generally conduct our business in the ordinary course, which may delay or prevent us from pursuing business opportunities that may arise pending completion of the merger.

•	Regulatory. The possibility of significant costs, delays and non-consummation of the merger resulting from seeking the regulatory approvals necessary for the consummation of the merger.

•	No Solicitation; Termination Fee. The fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to McKesson a termination fee of $44 million if the merger agreement is terminated under certain circumstances and in some circumstances as a condition for our terminating the merger agreement.

•	Officers and Directors. The interests of our executive officers and directors in the merger that may be different or in addition to the interests of our stockholders generally. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 27.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, our board of directors, by unanimous vote, concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have assigned different weights to various factors. Our board of directors adopted and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of Our Board of Directors

On November 5, 2006, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our board of directors determined that the merger with McKesson is advisable, fair to and in the best interests of Per-Se and our stockholders and unanimously approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF PER-SE VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Opinion of The Blackstone Group L.P.

Per-Se retained Blackstone to provide it with financial advisory services in connection with a possible sale, merger or other strategic business combination involving a change of control of Per-Se. The company selected Blackstone to act as its financial advisor based on Blackstone’s qualifications, experience and reputation as an advisor to boards in change of control transactions and its specific experience in representing NDCHealth Corporation in Per-Se’s acquisition and representing parties in transactions involving our competitors. At the meeting of the board on November 5, 2006, Blackstone rendered its oral opinion, subsequently confirmed in writing, that as of November 5, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of shares of Per-Se common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Blackstone, dated as of November 5, 2006, is attached to this proxy statement as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Blackstone in rendering its opinion. Holders of Per-Se common stock are encouraged to read the entire opinion carefully. Blackstone’s opinion is directed to the board of directors of Per-Se and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of Per-Se common stock, pursuant to the merger agreement, as of the date of the opinion. It does not address any other aspects or implications of the merger. The opinion, and the other views and analyses of Blackstone referenced throughout this proxy statement, do not constitute a recommendation to any holder of Per-Se common stock as to how to vote or otherwise act on any matter in connection with this transaction. The summary of the opinion of Blackstone set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Blackstone, among other things:

•	Reviewed certain publicly available information concerning the business, financial condition, and operations of Per-Se that Blackstone believed to be relevant to its inquiry.

•	Reviewed certain internal information concerning the business, financial condition, and operations of Per-Se that Blackstone believed to be relevant to its inquiry.

•	Reviewed certain internal financial analyses relating to Per-Se, prepared and furnished to Blackstone by the management of Per-Se.

•	Reviewed certain estimates and forecasts relating to Per-Se, prepared and furnished to Blackstone by the management of Per-Se.

•	Held discussions with members of management of Per-Se concerning their business, operating and regulatory environment, financial condition, prospects and strategic objectives.

•	Reviewed the reported prices and trading activity of Per-Se common stock.

•	Reviewed the premiums paid on certain recent acquisitions of U.S. companies, the securities of which were publicly traded.

•	Compared certain financial information for Per-Se with similar information for certain other healthcare information technology companies, network services companies and business process outsourcing companies, the securities of which were publicly traded.

•	Reviewed the financial terms, to the extent publicly available, of certain recent business combinations in industries similar to those in which Per-Se participates including healthcare information technology, network services and business process outsourcing.

•	Reviewed the merger agreement.

•	Performed such other studies and analyses and took into account such other matters as Blackstone deemed appropriate.

In preparing its opinion, Blackstone relied upon the accuracy and completeness of information that was available from public sources and other information provided to Blackstone by Per-Se. Blackstone further relied upon the assurances of the management of Per-Se that they are not aware of any facts that would make the information provided by them inaccurate, incomplete or misleading. Blackstone also assumed that the merger would be consummated on substantially the terms set forth in the merger agreement. Blackstone is not a legal, tax, or regulatory advisor and relied upon, without independent verification, the assessment of Per-Se and its legal, tax and regulatory advisors with respect to such matters.

In reaching the conclusions set forth in Blackstone’s opinion, Blackstone did not consider the relative merits of the merger as compared to any other business plan or opportunity that might be available to Per-Se, or the underlying business decision of Per-Se to enter into the merger. Blackstone did not make any independent valuation or appraisal of the assets or liabilities of Per-Se, nor was Blackstone furnished with any such valuations or appraisals. Blackstone did not perform due diligence on Per-Se’s physical properties and facilities; sales, marketing, distribution or service organizations; or product markets. Blackstone’s opinion was necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of, November 5, 2006. Though events occurring after such date may affect Blackstone’s opinion and the assumptions used in preparing it, Blackstone does not assume or otherwise have any obligations to update, revise, or reaffirm this opinion.

Blackstone is an internationally recognized investment banking and advisory firm. Blackstone, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions and restructurings, and valuations for corporate and other purposes. Funds operated by affiliates of Blackstone may in the ordinary course of business buy or sell securities of Per-Se as well as securities of McKesson.

In connection with the review of the merger by the board of directors, Blackstone performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Blackstone considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor they considered. Blackstone believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinions. As a result, the ranges of valuations resulting from any particular analysis described below should not be taken to be Blackstone’s view of the actual value of Per-Se. In performing its analyses, Blackstone made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Per-Se. Any estimates contained in Blackstone’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Blackstone conducted the analyses described below solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by holders of Per-Se common stock pursuant to the merger agreement in connection with the delivery of its opinion dated November 5, 2006, to the board of directors of Per-Se. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Per-Se might actually trade. The summary below describes the material analyses performed by Blackstone but does not purport to be a complete description of the analyses performed by Blackstone.

The merger consideration was determined through negotiations between Per-Se and McKesson and was approved by the board of directors. Blackstone did not recommend any specific merger consideration to Per-Se, its board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger. In addition, Blackstone’s opinion and its presentation to the board of directors were one of many factors taken into consideration by the board of directors in deciding to approve the merger.

Financial Analyses of Blackstone.

The following is a summary of the material analyses performed by Blackstone in connection with its oral opinion and the preparation of its written opinion letter dated November 5, 2006. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Blackstone, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Share Price Analysis.  Blackstone performed a historical share price analysis to obtain background information and perspective with respect to the historical share prices of Per-Se common stock. Blackstone reviewed the historical price performance and average closing prices of Per-Se common stock for various periods ending on November 2, 2006 and compared them to the proposed merger consideration of $28.00. Blackstone observed the following:

	Stock Price	Merger Premium

Current Price (11/2/06)	$23.81	17.6%
52 Week High	$29.48	(5.0)%
52 Week Low	$19.50	43.6%
1 Month Trailing Average	$23.77	17.8%
3 Month Trailing Average	$23.22	20.6%
6 Month Trailing Average	$24.12	16.1%
1 Year Trailing Average	$24.60	13.8%
8/29/05-11/2/06 Trailing Average	$23.88	17.3%

Premiums Paid Analysis.  Blackstone performed a premiums paid analysis based upon the premiums paid in precedent public merger and acquisition transactions identified that were announced since 2002. Using publicly available information, Blackstone considered several hundred precedent transactions which were composed of three sub-sets:

•	all cash transactions with aggregate values greater than $100 million;

•	all high tech cash transactions with an aggregate value greater than $100 million; and

•	all healthcare cash transactions with an aggregate value greater than $100 million.

Blackstone analyzed the transactions to determine the premium paid for the target as determined using the stock price on the date that was four weeks prior to the deal announcement. This analysis indicated a premiums range of 25% to 30%, which Blackstone applied to Per-Se’s stock price on October 6, 2006. This resulted in a valuation range of $29.21 to $30.38 per share. Blackstone noted that the proposed merger consideration per share to be received by holders of Per-Se common stock was $28.00.

Equity Comparables Analysis.  Blackstone analyzed the market values and trading multiples of Per-Se and of 18 publicly traded companies in the healthcare information technology, or HCIT, software and services, network services and business process outsourcing industries that were viewed as being similar to Per-Se in one or more respects. There are no publicly traded comparable companies which are identical to Per-Se due to the complexity and variation of Per-Se’s businesses. In selecting comparable companies for this analysis, Blackstone considered, among other factors, business mix, industry, size and performance of publicly traded comparable companies. These comparable companies consisted of:

•	Allscripts Healthcare

•	Quality Systems

•	Misys plc

•	Computer Programs and Systems

•	Eclipsys Corp

•	Cerner Corp

•	Trizetto Group

•	Isoft Group

•	Global Payments

•	First Data Corp

•	Jack Henry & Associates

•	Fiserv Inc

•	TNS Inc

•	Convergys Corp

•	Affiliated Computer Services

•	Perot Systems Corp

•	Electronic Data Systems

•	Computer Sciences Corp

Selected multiples, which are commonly used by participants and investors in the HCIT, network services and business process outsourcing industries, for Per-Se and each of the comparable companies were reviewed in this analysis. The selected multiples analyzed for these companies included the following:

•	the enterprise value divided by 2006 and 2007 estimated earnings before interest, income tax, depreciation and amortization, or EBITDA;

•	the enterprise value divided by 2006 and 2007 estimated earnings before interest and income taxes, or EBIT;

•	the enterprise value divided by 2006 estimated EBITDA, minus 2006 estimated capital expenditures; and

•	the price per share divided by 2006 and 2007 estimated earnings per share, defined as net income excluding certain non-recurring expenses divided by diluted shares outstanding.

The enterprise value of a company is equal to the value of its diluted common equity plus debt, the liquidation value of outstanding convertible preferred stock, if any, and minority interests, if any, minus cash and the value of certain other assets. Except as otherwise noted herein, all historical data was derived from publicly available sources and all projected data for the selected companies was obtained from publicly available research reports.

Based on the analysis of the relevant metrics for each of the comparable companies, Blackstone selected representative ranges of financial multiples of the comparable companies and applied these ranges of multiples to the relevant Per-Se financial statistic using the management projections. The selected companies analysis indicated the following estimated implied valuation ranges of Per-Se common stock:

	Per-Se		Implied Per-Se
Multiple Description	Statistic	Multiple Range(1)	Value per Share
	(In millions,
	except per
	share data)

Enterprise Value to 2006 Estimated EBITDA	$142.4	8.0x - 11.0x	$15.67 - $24.15
Enterprise Value to 2007 Estimated EBITDA	$157.9	7.0x - 9.5x	$14.91 - $22.88
Enterprise Value to 2006 Estimated EBIT	$93.9	12.0x - 16.0x	$15.39 - $22.93
Enterprise Value to 2007 Estimated EBIT	$107.6	10.0x - 12.5x	$14.26 - $19.89
Enterprise Value to 2006 Estimated EBITDA less 2006 Estimated Capital Expenditures	$106.7	12.0x - 16.0x	$18.67 - $26.85
Price to 2006 Estimated Earnings Per Share	$0.81	17.5x - 24.5x	$14.22 - $19.90
Price to 2007 Estimated Earnings Per Share	$1.00	15.0x - 20.0x	$15.06 - $20.08

(1)	Range excludes Per-Se.

From this analysis, Blackstone derived an implied valuation range of $15.00 to $24.00 per share. Blackstone noted that the proposed merger consideration per share to be received by holders of Per-Se common stock was $28.00.

No company utilized in the equity comparable analysis is identical to Per-Se. In evaluating equity comparables, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Per-Se, such as the impact of competition on the businesses of Per-Se and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Per-Se or the industry or in the financial markets in general.

Precedent Transactions Analysis.  Blackstone reviewed and compared the proposed financial terms offered for Per-Se to corresponding publicly available financial terms in 29 selected acquisitions and announced offers to acquire. In selecting these transactions Blackstone reviewed certain transactions which have occurred since 2001 in the HCIT software, HCIT services, network services and business process outsourcing industries. In its analysis, Blackstone reviewed the following precedent transactions as of the date of announcement:

Acquiror	Target

Sage Group	Emdeon Practice Services
Allscripts Healthcare Solutions	A4 Health Systems
GE Healthcare	IDX Systems Corporation
Elekta AB	IMPAC Medical Systems, Inc.
Cerner Corp	VitalWorks’ Medical Division
iSOFT Group	Torex plc
Eastman Kodak	PracticeWorks Inc.
Misys plc	Sunquest Information Systems
General Atlantic	Emdeon Business Services

Acquiror	Target

Trizetto Group	Quality Care Solutions, Inc.
United Health (Ingenix)	NWH
Per-Se Technologies, Inc.	NDCHealth Corporation (excluding information management business)
WebMD	ViPS Inc.
WebMD	Medifax-EDI
Lottomatica SpA	GTECH Holdings Corp.
Investor Group	iPayment
Bank of America	National Processing
Metavante (subsidiary of Marshall & Ilsley)	NYCE
First Data	Concord EFS
U.S. Bancorp	Nova Corp.
Data Group Income Fund	Relizon Canada
Investor Group	NCO Group
Affiliated Computer Services	Superior Consultant Holdings
ProxyMed	PlanVista
New Mountain Capital LLC	National Medical Health Card Systems
Caremark Rx	Advance PCS
WebMD	Advanced Business Fulfillment
UnitedHealth Group	Americhoice
Affiliated Computer Services	AFSA Data Corp.

Blackstone derived from these selected transactions a reference multiple range for enterprise value divided by 2006 estimated EBITDA and a reference multiple range for enterprise value divided by 2006 estimated EBIT. The enterprise value divided by 2006 estimated EBITDA reference multiple range for the selected transactions ranged from 10.0x to 11.0x. The enterprise value divided by 2006 estimated EBIT reference multiple range for the selected transactions ranged from 14.0x to 19.0x. From this analysis Blackstone derived an implied valuation range of $20.50 to $28.00 per share. Blackstone noted that the consideration per share to be received by holders of Per-Se common stock was $28.00.

No company or transaction utilized in the precedent transactions analysis is identical to Per-Se or the merger. In evaluating the precedent transactions, Blackstone made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, many of which are beyond the control of Per-Se, such as the impact of competition on the business of Per-Se or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Per-Se or the industry or in the financial markets in general.

Discounted Cash Flow Analysis.  Using the management projections for 2007 to 2011, Blackstone performed an analysis to determine the present value of the free cash flows that Per-Se could generate from 2007 and beyond. Blackstone assumed a range of discount rates from 10% to 12%. The discount rates of 10% to 12% were selected based on a weighted average cost of capital calculation which factored in the unlevered betas for similar companies identified above under the heading “— Equity Comparables Analysis” beginning on page 21, as well as Per-Se. The discounted cash flow analysis determined the discounted present value of the unlevered free cash flow generated over the period covered by the financial forecasts and then added a terminal value based on a range of multiples of estimated fiscal year 2011 EBITDA of 9.0x to 11.0x. The terminal EBITDA multiples ranging from 9.0x to 11.0x were selected based on a review of current and historical trading multiples reviewed in connection with companies identified above under the heading “— Equity Comparables Analysis” beginning on page 21, as well as Per-Se, adjusted for the expected growth characteristics of Per-Se in 2011. This resulted in an implied valuation range for Per-Se of $31.00 to $37.00 per share. Because management’s projections were higher than Per-Se’s historical experience and

Per-Se had historically not met its internal budgeted growth rates, Blackstone performed a sensitivity analysis on the discounted cash flow analysis to reflect a range of growth rates, including at the low end growth rates reflective of Per-Se’s actual growth rates and at the high end growth rates reflective of the management projections for 2007 to 2011. Using the same discount rates and terminal EBITDA multiples mentioned above, Blackstone illustrated a range of 2007 to 2011 EBITDA CAGR’s (compound annual growth rates) from 2.5% to the management forecasted CAGR of 16.7%. Blackstone noted that the 2003 to 2006 EBITDA CAGR on a pro forma basis was expected to be approximately 2.1%. Based on this analysis, Blackstone derived an implied valuation range for Per-Se of $20.00 to $29.00 per share. Blackstone noted that the proposed merger consideration per share to be received by holders of Per-Se common stock was $28.00.

Leveraged Buyout Analysis.  Using the management projections for 2007 to 2011, Blackstone analyzed Per-Se from the perspective of a potential purchaser that was a financial buyer. Based on its experience, Blackstone assumed that a financial sponsor could sell its Per-Se investment at the end of calendar year 2011 at an aggregate value range that represented a multiple of 9.0x to 11.0x forecasted 2011 EBITDA. The terminal EBITDA multiples ranging from 9.0x to 11.0x were selected based on a review of current and historical trading multiples reviewed in connection with companies identified above under the heading “— Equity Comparables Analysis” beginning on page 21, as well as Per-Se, adjusted for the expected growth characteristics of Per-Se in 2011. Blackstone added Per-Se’s forecasted ending 2011 cash balance and subtracted Per-Se’s forecasted ending 2011 debt outstanding to calculate Per-Se’s ending 2011 implied equity value range. Based on Per-Se’s assumed 2011 equity value range, Blackstone derived an implied current valuation range of $19.00 to $22.00 per share, representing implied values per share that a financial sponsor might be willing to pay to acquire Per-Se in a leveraged buyout. Blackstone noted that the proposed merger consideration per share to be received by holders of Per-Se common stock was $28.00.

Blackstone Fees.

Under the terms of its engagement letter, with respect to the provision of financial advisory services to our board of directors (including rendering a fairness opinion in connection with the merger), Per-Se agreed to pay Blackstone a fee of $4.5 million, a portion of which became payable upon the delivery of Blackstone’s opinion and the remainder of which will be payable upon the closing of the merger. In addition, Per-Se has agreed to indemnify Blackstone and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Blackstone or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

Additionally, prior to and in connection with Per-Se’s acquisition of NDCHealth Corporation, which was completed on January 6, 2006, Blackstone provided financial advisory services to NDCHealth Corporation (now an affiliate of Per-Se) for aggregate fees of approximately $9 million.

Certain Projections

In connection with McKesson’s due diligence review of Per-Se and in the course of the negotiations between the parties, we prepared and provided McKesson with certain financial projections for fiscal years 2007 to 2009, which are summarized below. The projections were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our certified public accountants have not examined or compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for them.

The projections summarized below are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by us in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management including:

•	general economic, market, interest rate and financial conditions;

•	growth rates in healthcare spending and healthcare transaction volume;

•	approximately 18% compound annual growth rate in our Pharmacy Solutions division resulting from sales of our Enterprise Rx product;

•	growth in our operating margins in all of our divisions and specifically growth in the margins in our Pharmacy Solutions division’s systems solutions from an approximate 6% to approximately 29% by 2009;

•	improved revenue growth in our Hospital Solutions division from an approximate 1% historic annual growth rate to approximately 9.6% annual compound growth for the period from 2007 to 2009; and

•	improved revenue growth in our Physician Solutions division from an approximate 2.5% historic annual growth rate to approximately 13% annual compound growth for the period from 2007 to 2009.

None of the assumptions underlying the projections may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ.

Per-Se Technologies, Inc.

Selected Prospective Financial Information
(amounts in thousands)

	2007E	2008E	2009E

Revenues	$665,400	$732,500	$813,800
Net Income	$37,857	$53,487	$73,679

While Per-Se has historically used projections similar to these for its internal management and evaluation, we have not historically achieved the budgeted revenue growth rates and margin improvements included in such projections. For all of the foregoing reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the information set forth above should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. Neither we nor our board of directors assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, a wholly owned subsidiary of McKesson created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of McKesson.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by us, McKesson or any of their respective direct or indirect wholly owned subsidiaries and other than shares held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares shall be entitled to only such rights as are granted by Delaware law) will be converted into the right to receive $28.00 in cash, without interest, subject to any applicable withholding tax. Each outstanding option to purchase shares of our common stock with an exercise price of less than $28.00 per share, whether or not then exercisable or vested, will be canceled and converted into the right to receive a cash payment equal to the difference between $28.00 and the exercise price per share of the option, multiplied by the number of shares of our common stock subject to the option, without interest and less any applicable withholding tax. Each outstanding option with an exercise price equal to or greater than $28.00 per share will be canceled without payment for such option. Each outstanding performance-based restricted stock unit, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to $28.00 multiplied by the number of shares of Per-Se common stock subject to such restricted stock unit, without interest and less any applicable withholding tax. Each outstanding service-based restricted stock unit will cease to represent a right to receive, upon settlement, shares of our common stock and will instead be assumed by McKesson and converted into the right to receive, upon settlement, a number of shares of McKesson common stock equal to the number of shares of Per-Se common stock subject to such service-based restricted stock unit multiplied by the ratio of $28.00 to the closing price of McKesson common stock on the closing date of the merger. Each outstanding deferred amount stock unit and enhancement bonus stock unit will cease to represent a right to receive, upon distribution, shares of our common stock and will instead be assumed by McKesson and converted into the right to receive, upon distribution, a number of shares of McKesson common stock equal to the number of shares of Per-Se common stock subject to such stock unit multiplied by the ratio of $28.00 to the closing price of McKesson common stock on the closing date of the merger.

When the merger becomes effective, the directors and officers of the wholly owned subsidiary of McKesson that will be merged with and into us will be the directors and officers of the surviving corporation. Also at the effective time of the merger, our amended and restated certificate of incorporation will be amended as set forth in the merger agreement, and as so amended, will become the certificate of incorporation of the surviving corporation following the consummation of the merger until such time as it is amended in accordance with applicable law. The bylaws of Packet Merger Sub Inc., as in effect immediately prior to the effective time of the merger, will be become the bylaws of the surviving corporation following the consummation of the merger until such time as they are amended in accordance with applicable law.

At the effective time of the merger, our stockholders will have the right to receive the merger consideration but will cease to have ownership interests in us or rights as our stockholders. Therefore, our stockholders will not participate in our future earnings or growth and will not benefit from any appreciation in our value.

Delisting and Deregistration of Our Common Stock

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is quoted on the Nasdaq National Market under the symbol “PSTI”. As a result of the merger, we will become a wholly owned subsidiary of McKesson, our common stock will cease to be quoted on the Nasdaq National Market and there will be no public market for our common stock. In addition, registration of our common stock under the Exchange Act will be terminated and we will not file periodic reports with the SEC.

Effects on Per-Se if the Merger is Not Completed

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be quoted on the Nasdaq National Market. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.

If the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee of $44 million to McKesson as a condition to, upon or following such termination. For a description of the circumstances triggering payment of the termination fee, see “Proposal 1 — The Merger Agreement — Termination Fee and Expenses” beginning on page 50.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as stockholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. In considering the recommendation of our board of directors to vote “FOR” the adoption of the merger agreement and the merger, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. All interests are described below, to the extent material, and except as described below such persons to our knowledge have no material interest in the merger that differ from your interests generally.

Stock Options.

The merger agreement provides that all unexpired and unexercised options to purchase our common stock that were granted under our various equity compensation plans and that are outstanding at the effective time of the merger with an exercise price of less than $28.00 per share, whether or not then exercisable or vested, will be canceled and converted into the right to a cash payment equal to the difference between $28.00 and the exercise price per share of the option, multiplied by the number of shares of our common stock subject to the option, without interest and less any applicable withholding tax. Each outstanding option with an exercise price equal to or greater than $28.00 per share will be canceled without payment for such option.

Based on the number of shares underlying options and exercise prices of such options held on December 15, 2006 by our directors and executive officers as set forth in the following table, our directors and executive officers will receive the following amounts (before any applicable withholding tax) in settlement of their respective options if the merger is completed:

			Number of Shares
			Underlying Options with
	Number of Shares Underlying		Exercise Prices Less Than
	Currently Vested Options with		$28.00 Per Share That
	Exercise Prices Less Than		Will Vest as a Result of
	$28.00 Per Share		The Merger		Totals
Name	Shares	Net Payment(1)	Shares	Net Payment(1)	Total Shares	Total Payment

John Clay, Jr.	30,000	$243,100	—	—	30,000	$243,100
John Danaher	29,407	$242,927	—	—	29,407	$242,927
Craig Macnab	55,000	$683,880	—	—	55,000	$683,880
David McDowell	597,917	$9,971,038	—	—	597,917	$9,971,038
Philip M. Pead	1,276,667	$25,118,810	124,998	$1,748,305	1,401,665	$26,867,115
Christopher Trower	83,999	$1,288,323	—	—	83,999	$1,288,323
Jeffrey Ubben	40,000	$448,258	—	—	40,000	$448,258
Chris E. Perkins	525,002	$10,955,613	149,998	$999,305	675,000	$11,954,918
Stephen M. Scheppmann	—	—	100,000	$9,000	100,000	$9,000
Patrick J. Leonard	55,644	$800,856	76,664	$427,814	132,308	$1,228,670
G. Scott MacKenzie	—	—	200,000	$220,000	200,000	$220,000
David F. Mason	50,151	$848,692	69,998	$334,630	120,149	$1,183,322
Karl E. Straub	31,667	$520,688	25,833	$191,662	57,500	$712,350
Philip J. Jordan	224,000	$3,187,760	191,000	$2,729,840	415,000	$5,917,600
Paul J. Quiner	—	—	75,000	$1,049,000	75,000	$1,049,000

(1)	Amounts set forth are calculated taking into account the exercise price for the underlying options.

Performance-Based Restricted Stock Units.

Each outstanding performance-based restricted stock unit, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to $28.00 multiplied by the total number of shares of Per-Se common stock subject to such restricted stock unit, without interest and less any applicable withholding tax.

As of December 15, 2006, the following executive officers held the performance-based restricted stock units entitling such officer to receive up to the number of shares of Per-Se common stock shown below, and each individual listed below will receive up to the following amounts (before any applicable withholding tax) in settlement of their respective performance-based restricted stock units:

	Maximum Number of
	Shares of Per-Se
	Common Stock
	Issuable upon
Name	Conversion	Maximum Cash Payment at Closing

Philip M. Pead	76,762	$2,149,336
Chris E. Perkins	39,036	$1,093,008
Stephen M. Scheppmann	23,618	$661,304
Patrick J. Leonard	20,470	$573,160
G. Scott MacKenzie	20,470	$573,160
David F. Mason	17,634	$493,752
Karl E. Straub	7,084	$198,352
Philip J. Jordan	17,320	$484,960
Paul J. Quiner	17,634	$493,752

Other than Mr. Pead, none of our directors hold any performance-based restricted stock units.

Service-Based Restricted Stock Units, Deferred Amount Stock Units and Enhancement Bonus Stock Units.

Each outstanding service-based restricted stock unit will cease to represent a right to receive upon settlement shares of our common stock and will instead be assumed by McKesson and converted into the right to receive, upon settlement, a number of shares of McKesson common stock equal to the number of shares of Per-Se common stock subject to such service-based restricted stock unit multiplied by the ratio of $28.00 to the closing price of McKesson common stock on the closing date of the merger. The vesting schedule for each such assumed service-based restricted stock unit will not change, and pursuant to the terms of such service-based restricted stock unit, the unit will fully vest if the holder thereof is terminated without “cause” (as defined in our 2006 Long-Term Incentive Plan) or the participant resigns for good reason (to the extent the award agreement includes such provision or the participant is a party to an employment, severance or similar agreement that provides for a good reason for termination) within two years following the closing of the merger. Each outstanding deferred amount stock unit and enhancement bonus stock unit will cease to represent a right to receive, upon distribution, shares of our common stock and will instead be assumed by McKesson and converted into the right to receive, upon distribution, a number of shares of McKesson common stock equal to the number of shares of Per-Se common stock subject to such stock unit multiplied by the ratio of $28.00 to the closing price of McKesson common stock on the closing date of the merger. Following the closing of the merger, each holder of deferred amount stock units or enhancement bonus stock units will be entitled to receive the shares of McKesson common stock as calculated above within 3 months of the date on which such holder ceases to be a director or employee of Per-Se for any reason.

The following table shows the number of service-based restricted stock units, deferred amount stock units and enhancement bonus stock units held by our directors and executive officers as of December 15, 2006, and, using the assumption described in note (1) below, the total number of shares of McKesson common stock our directors and executive officers will receive upon distribution or settlement of such converted service-based restricted stock units, deferred amount stock units and enhancement bonus stock units following completion of the merger:

			Deferred Amount and Enhancement
	Service-Based Restricted Stock Units		Bonus Stock Units
		Shares of McKesson		Shares of McKesson
		Common Stock		Common Stock
Name	Shares	Post-Merger(1)	Shares	Post-Merger(1)

John Clay, Jr.	—	—	3,995	2,186
John Danaher	—	—	—	—
Craig Macnab	—	—	19,918	10,897
David McDowell	—	—	—	—
Philip M. Pead	18,904	10,342	17,948	9,819
Christopher Trower	—	—	43,894	24,014
Jeffrey Ubben	—	—	—	—
Chris E. Perkins	9,613	5,259	31,512	17,240
Stephen M. Scheppmann	5,816	3,182	7,162	3,918
Patrick J. Leonard	5,041	2,758	—	—
G. Scott MacKenzie	5,041	2,758	—	—
David F. Mason	4,343	2,376	—	—
Karl E. Straub	1,745	955	—	—
Philip J. Jordan	4,265	2,333	—	—
Paul J. Quiner	4,343	2,376	—	—

(1)	Based on the $51.18 closing price of McKesson’s common stock on December 15, 2006. The actual number of shares into which such units will be converted will be based on the closing price of McKesson’s common stock on the closing date of the merger and the table above is included by way of example only.

Change-of-Control/Severance Payments.

We previously have entered into employment agreements containing certain change of control provisions with the following executive officers and/or directors of Per-Se that may be triggered as a result of the merger: Philip M. Pead, Chris E. Perkins, Philip J. Jordan, Patrick J. Leonard, David F. Mason, G. Scott Mackenzie, Paul J. Quiner, David E. McDowell, and Stephen M. Scheppmann.

The employment agreements of Messrs. Pead, Perkins, Jordan, Leonard, Mason, Quiner, and Scheppmann provide for our payment of the financial benefits described below if (i) the executive’s employment is terminated by us in connection with or in anticipation of a change in control, (ii) at any time within 1 year following a change in control, we terminate the executive’s employment without “cause” (as defined in each agreement) or the executive terminates his employment for “good reason” (as defined in each agreement), (iii) the executive’s employment is terminated by us at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a change in control or (iv) the executive terminates employment for good reason within 1 year following any action taken by us at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a change in control or any action taken by us with or in anticipation of a change in control, in each case, which action constitutes good reason.

In the case of Mr. MacKenzie, the employment agreement provides for our payment of the financial benefits described below if within 36 months following a change in control (or if the executive can show that termination by us is in anticipation of a change in control), (i) the executive is terminated other than for “cause” (as defined in the agreement) or “disability” (as defined in the agreement), (ii) the executive terminates for “good reason” (as defined in the agreement), or (iii) we do not extend the executive’s employment period as permitted under the agreement.

In the case of Mr. McDowell, the employment agreement provides for our payment of the financial benefits described below if the executive’s employment is terminated by the executive or by us, for whatever reason, within 120 calendar days after the change in control.

The term “good reason” is generally defined in the employment agreements to include the following:

•	a reduction of greater than 10% in the executive’s annual base salary (for Messrs. Pead, Perkins, Jordan, Leonard, Mason, Quiner, and Scheppmann), or a reduction in the executive’s base salary or benefits unless a similar reduction is made in salary or benefits for all senior executives (for Mr. MacKenzie);

•	a change in the executive’s work location to a work location more than 50 miles from the executive’s existing work location (for Messrs. Pead, Perkins, Jordan, Leonard, Mason, Quiner, and Scheppmann), or requiring the executive without his consent to be based at any office or location other than in the greater metropolitan area of the city in which his office is located on the employment agreement’s effective date (for Mr. MacKenzie);

•	an assignment to any duties inconsistent in any material adverse respect with the executive’s then current position, duties or responsibilities, including for Mr. Scheppmann, a material diminution of executive’s duties or responsibilities or a change in our reporting structure that requires the executive to report to a subordinate of the chief executive officer, other than an insubstantial and inadvertent act remedied by us promptly after receipt of notice by the executive (for Messrs. Pead, Perkins, Jordan, Leonard, Mason, Quiner, and Scheppmann);

•	the failure by us to continue any material benefit or compensation plan in which the executive is participating unless the executive is provided with comparable plans or benefits (for Messrs. Perkins, Jordan, Leonard, Mason, Quiner, and Scheppmann); or

•	the material breach by us of any of the terms and conditions set forth in the employment agreement, after timely written notice and an opportunity to cure has been give to us (for Messrs. Jordan, Leonard, Mason, Quiner, and Scheppmann).

The financial benefits payable to the executives following a termination of his or her employment under the circumstances described above are as follows:

•	Mr. Pead would be entitled to receive an amount equal to 2 years of salary continuation and 2 times the greater of the incentive bonus payment earned by Mr. Pead during the year in which the change in control occurs or the year immediately before the change in control. Mr. Pead also would receive the cost of comparable benefits for 2 years or in the case of COBRA, 18 months.

•	Mr. MacKenzie would be entitled receive a lump sum cash payment of 2 times his annual base salary. Mr. MacKenzie also would be entitled to receive a lump sum payment equal to 100% of his bonus opportunity for the year of termination pro-rated through the termination date (reduced by any amount he previously has elected to receive in restricted stock), plus reimbursement for up to 18 months of the monthly cost of COBRA health insurance coverage.

•	Mr. Perkins would be entitled to receive a cash severance payment equal to 2 times the sum of his then current base salary and the incentive bonus payment received by Mr. Perkins in the year before the change in control.

•	Messrs. Jordan and Quiner each would be entitled to receive 1 year of salary continuation.

•	Messrs. Leonard and Mason each would be entitled to receive salary continuation (not including the right to receive any incentive bonus payments) for the greater of (i) 12 months or (ii) through April 18, 2008, plus a monthly payment for the same number of months of the difference between our COBRA premium rate for medical, dental and vision insurance coverage and the rate charged to the executive as an active employee for such coverage.

•	Mr. McDowell would be entitled to receive the salary that would have been payable to him during the time period from the termination date through our 2007 annual shareholder meeting.

•	Mr. Scheppmann would be entitled to receive salary continuation for 2 years plus an amount equal to 2 times the greater of the incentive bonus to which he would be entitled for the year of the change in control or the year prior to the year of the change in control. In addition, Mr. Scheppmann would be entitled to payment for 24 months of the difference between the monthly COBRA premium for medical, dental, vision and other coverage and the premium charged to the executive as an active employee for such coverage, or if COBRA coverage is not available, the full monthly cost of such coverage.

Messrs. MacKenzie, McDowell and Pead are entitled to an additional payment (“gross-up payment”) in the event that the payments or benefits that become payable to them as a result of a change in control (“change in control payments”) are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, (“Section 4999”). The gross-up payment for Messrs. MacKenzie and Pead generally is that amount that after payment of the excise tax, interest, penalties and income taxes and excise tax imposed on the gross-up payment would enable the executive to retain a net amount equal to the excise tax. However, if the net after-tax benefit to Mr. MacKenzie would not be at least $50,000, his change in control payments will be reduced such that the reduced amount of change in control payments will not give rise to an excise tax under Section 4999. Mr. McDowell’s gross-up payment is equal to that amount that after the deduction of the Section 4999 excise tax, interest and penalties, and all taxes will enable him to retain an amount equal to the change in control payments.

Directors’ and Officers’ Indemnification and Insurance.

McKesson has agreed to cause the surviving corporation to assume all rights to indemnification, advancement of expenses and exculpation by us existing on the date of the merger agreement in favor of each of our present and former directors and officers as provided in our certificate of incorporation or bylaws in effect on the date of the merger agreement, or pursuant to any other agreements in effect on the date of the merger agreement following the effective time of the merger. Subject to certain monetary limitations on premiums, McKesson has agreed that, at or prior to the effective time of the merger, it or the surviving corporation in the merger will purchase a six-year “tail” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring at or prior to the effective time of the merger covering each of the individuals covered by our existing directors’ and officers’ liability insurance policy. If the surviving corporation later merges or consolidates with or sells all or substantially all of its assets to another entity, McKesson will cause the entity surviving such transaction to assume these indemnification and insurance obligations.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences of the merger to holders of our common stock who exchange their shares for cash in the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to you. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, traders in securities who elect to mark their securities to market, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations, taxpayers subject to the alternative minimum tax and persons holding their shares as part of a hedge, straddle, conversion transaction, or other integrated transaction. In addition, the following discussion may not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan. This discussion does not address the receipt of cash in connection with the cancellation of stock options, restricted stock units, deferred amount stock units, enhancement bonus stock units, or any other matters related to equity compensation or benefit plans.

For purposes of this summary, a “U.S. holder” is a holder of shares of our common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a person who or that is not a U.S. holder.

If shares of our common stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger. The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

U.S. Holders

For U.S. federal income tax purposes, the merger will be treated as a taxable sale of our common stock for cash by each of our stockholders. Accordingly, if you are a U.S. holder, the U.S. federal income tax consequences to you generally will be as follows:

•	You will recognize a capital gain or loss upon the disposition of your shares of our common stock pursuant to the merger.

•	The amount of capital gain or loss you recognize will be measured by the difference, if any, between the amount of cash you receive in the merger and your adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e. shares acquired at the same cost in a single transaction).

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding at applicable rates may apply to all cash payments to which a non-corporate U.S. holder is entitled pursuant to the merger agreement if such holder (1) fails to (A) supply the paying agent with such holder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), (B) certify that such number is correct, and (C) otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends as required, or (3) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which will be included in the appropriate letter of transmittal for the shares of our common stock, to provide the information and certifications necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from your proceeds under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or

•	Per-Se is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Per-Se’s common stock at any time during the five years preceding the merger.

A non-U.S. holder described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code. In addition, if a non-U.S. holder that is a foreign corporation falls under the first bullet point above, such holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Per-Se believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Cash received by a non-U.S. holder in the merger will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies its exempt non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from your proceeds under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

The foregoing discussion of certain material U.S. federal income tax consequences is included for general informational purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Accounting Treatment of the Merger

We expect that the merger will be accounted for by McKesson using the purchase method of accounting, in accordance with generally accepted accounting principles. This means that McKesson will record as goodwill the excess, if any, of the purchase price over the fair value of our identifiable assets, including intangible assets, and liabilities.

Litigation Relating to the Merger

On November 7, 2006, a purported stockholder class action lawsuit challenging the proposed merger was filed by a putative stockholder of Per-Se in the Superior Court of Fulton County naming us and each of our directors as defendants. The lawsuit, Lou Ann Murphy v. Per-Se Technologies, Inc. et al. (Case No. 2006CU125407), alleges, among other things, that the $28.00 per share in cash to be paid to our stockholders in connection with the merger is inadequate and that the individual defendants breached their duties to our stockholders in negotiating and approving the merger agreement. The complaint seeks, among other things, compensatory damages and injunctive relief to enjoin defendants and their representatives from proceeding with or consummating the merger, to rescind and set aside the merger in the event it is consummated and to order defendants to permit a stockholders’ committee to ensure a fair procedure, adequate procedural safeguards and independent input from plaintiff and other members of the class with respect to any transaction involving shares of Per-Se.

The lawsuit is in its preliminary stage. We believe this lawsuit is without merit and intend to vigorously defend the action.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the approval of the merger, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. See “Appraisal Rights” beginning on page 52.

Regulatory Approvals

The HSR Act and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. On November 20, 2006, Per-Se and McKesson each filed its Notification and Report Form and requested early termination of the waiting period. The Federal Trade Commission granted early termination of the waiting period initiated by these filings on December 4, 2006.

Under the merger agreement, we and McKesson have agreed to consult in good faith with each other to determine whether any other filing, application or notice must be made or approval must be obtained pursuant to any applicable law, and to use commercially reasonable efforts to furnish to each other all information required for, any such filing, application or notice to be timely made or approval to be obtained pursuant to any applicable law, in connection with the merger and other transactions contemplated by the merger agreement. In addition, we and McKesson have agreed to use our reasonable best efforts to resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement under antitrust laws. We and McKesson will use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under antitrust laws with respect to such transactions as promptly as practicable, including initiating or defending any litigation necessary to obtain such approval. Neither Per-Se nor McKesson, however, will be required to hold separate or otherwise, sell, divest or dispose of any assets or businesses, in connection with obtaining approval under any antitrust laws.

Except as noted above with respect to the required filings under the HSR Act (for which the FTC granted early termination) and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Rights Agreement Amendment

In connection with the approval, execution and delivery of the merger agreement, Per-Se amended its rights agreement with American Stock Transfer & Trust Company, dated February 11, 1999 (as amended from time to time). The amendment amends certain sections and definitions of the rights agreement to render the rights agreement inapplicable to the acquisition by McKesson of the shares of Per-Se common stock in the merger or the execution by McKesson, ValueAct and Per-Se of the voting agreement and to cause the rights agreement to expire upon completion of the merger.

PROPOSAL 1 — THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement attached as Annex A to this proxy statement has been included to provide you with information regarding its terms. It is a commercial document that establishes and governs the legal relations between us and McKesson with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about us or McKesson. The representations, warranties and covenants made by us and McKesson are qualified and subject to important limitations agreed to by us and McKesson in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us and McKesson that may be different from that which is applicable to you. These representations and warranties may or may not have been accurate as of any specified date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Packet Merger Sub Inc., a wholly owned subsidiary of McKesson created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into us. The separate corporate existence of Packet Merger Sub Inc. will cease, and we will continue as the surviving corporation and will become a wholly owned subsidiary of McKesson.

Effective Time of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by McKesson and us and specified in the certificate of merger.

The closing of the merger will occur no later than the second business day after the conditions to the merger set forth in the merger agreement have been satisfied or waived or at such other date agreed to by us and McKesson. Although we expect to complete the merger shortly after the special meeting of our stockholders, we cannot specify when, or assure you that, we and McKesson will satisfy or waive all conditions to the merger.

Directors and Officers of the Surviving Corporation

The directors of Packet Merger Sub Inc. immediately prior to the effective time of the merger will be the initial directors of the surviving corporation.

Our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation. The directors and officers will serve in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly elected and qualified or until the earlier of their resignation or removal.

Certificate of Incorporation and Bylaws of the Surviving Corporation

At the effective time of the merger:

•	the certificate of incorporation in the form attached to the merger agreement will become the certificate of incorporation of the surviving corporation until it is changed or amended as provided by law or the certificate of incorporation of the surviving corporation; and

•	the bylaws of Packet Merger Sub Inc., as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation until they are changed or amended as provided by law or the bylaws of the surviving corporation.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than (1) shares owned directly by McKesson, (2) shares owned directly by us and (3) shares held by dissenting stockholders who properly exercise and perfect their appraisal rights under Delaware law, will be converted into the right to receive $28.00 in cash, without interest. Shares owned by McKesson or us will be canceled at the effective time of the merger without any payment. Our stockholders will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the merger. The price of $28.00 per share was determined through negotiations between McKesson and us.

McKesson, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock, restricted stock units or stock options such amounts that it is required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

Effect on Stock Options, Deferred Amount Stock Units, Enhancement Bonus Stock Units and Restricted Stock Units

We have agreed to take all necessary action such that immediately prior to the effective time of the merger, (1) all outstanding options to purchase shares of our common stock granted under our equity compensation plans will, to the extent not then vested, accelerate and become fully vested and exercisable and (2) all outstanding deferred amount stock units, enhancement bonus stock units and restricted stock units at the effective time of the merger will be (a) canceled and paid or (b) converted as described below.

At the effective time of the merger, each outstanding option to purchase shares of our common stock with an exercise price of less than $28.00 per share, whether or not then exercisable or vested, will be canceled and converted into the right to receive a cash payment equal to the difference between $28.00 and the exercise price per share of the option, multiplied by the number of shares of Per-Se common stock subject to the option, without interest and less any applicable withholding tax. Each outstanding option with an exercise price equal to or greater than $28.00 per share will be canceled without payment for such option.

Each outstanding performance-based restricted stock unit, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to $28.00 multiplied by the number of shares of Per-Se common stock subject to such restricted stock unit, without interest and less any applicable withholding tax.

Each outstanding service-based restricted stock unit will cease to represent a right to receive, upon settlement, shares of our common stock and will instead be assumed by McKesson and converted into the right to receive, upon settlement, a number of shares of McKesson common stock equal to the number of shares of Per-Se common stock subject to such service-based restricted stock unit multiplied by the ratio of $28.00 to the closing price of McKesson common stock on the closing date of the merger.

Each outstanding deferred amount stock unit and enhancement bonus stock unit will cease to represent a right to receive, upon distribution, shares of our common stock and will instead be assumed by McKesson and converted into the right to receive, upon distribution, a number of shares of McKesson common stock equal to the number of shares of Per-Se common stock subject to such stock unit multiplied by the ratio of $28.00 to the closing price of McKesson common stock on the closing date of the merger.

Payment Procedures

Prior to the effective time of the merger, McKesson will designate The Bank of New York (or another bank or trust company agreed to by McKesson and us) to act as the paying agent under the merger agreement.

McKesson will deposit with the paying agent cash in an amount equal to the aggregate cash consideration payable in the merger. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each holder of record of a certificate or certificates that immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions for use in effecting the surrender of the stock certificate or stock certificates representing shares of our common stock in exchange for cash. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of our common stock will pass, only upon proper delivery of the certificates to the paying agent. You should not return your stock certificates with the enclosed proxy. Upon surrender to the paying agent of a stock certificate representing shares of our common stock, together with a duly executed letter of transmittal and any other documents that may be reasonably required by the paying agent, you will be entitled to receive from the paying agent $28.00 in cash, without interest and less any applicable withholding taxes, for each share represented by the stock certificate, and the certificate surrendered will be canceled.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced shares of our common stock will be deemed to represent only the right to receive $28.00 in cash per share represented by such certificate less any applicable withholding taxes. No interest will be paid or accrue on any merger consideration payable upon the surrender of the share certificates representing shares of our common stock.

In the event of a transfer of ownership of our common stock that is not registered in our records, the cash consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if the certificate surrendered is properly endorsed or otherwise in proper form for transfer and the person requesting such payment shall pay all transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of McKesson that such taxes either have been paid or are not applicable.

McKesson may request the paying agent to deliver to it any funds unclaimed by our stockholders six months after the effective time of the merger. Any holders of our share certificates who have not surrendered such certificates in compliance with the above-described procedures may thereafter look only to McKesson for payment of their claim for the merger consideration.

If any share certificate for our common stock has been lost, stolen or destroyed, upon the making of an affidavit by the owner of such certificate claiming such certificate has been lost, stolen or destroyed and, if required by McKesson, the posting of a bond by such person in the amount reasonably required by McKesson as indemnity against any claim that may be made against McKesson with respect to that certificate, the paying agent will deliver to such person the merger consideration, without interest and less any applicable withholding taxes, with respect to the shares formerly represented by such lost, stolen or destroyed certificate.

Share certificates should not be surrendered by our stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to our stockholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in such letters of transmittal.

The merger consideration paid to you upon exchange of your shares of our common stock will be paid in full satisfaction of all rights relating to the shares of our common stock.

Conditions to the Merger

Conditions to Each Party’s Obligation

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

•	the merger agreement will have been adopted by the requisite vote of our stockholders;

•	the waiting period applicable to the merger under the HSR Act will have been terminated or will have expired; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or agency of competent jurisdiction or other statute, law, rule, legal restraint or prohibition will be in effect which prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement.

Additional Conditions to Our Obligation

Our obligations to complete the merger are subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

•	certain representations and warranties of McKesson and Packet Merger Sub Inc. relating to their respective authority to enter into the merger agreement and complete the merger will have been true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date of the merger;

•	the other representations and warranties of McKesson and Packet Merger Sub Inc. contained in the merger agreement (disregarding qualifications as to materiality and similar qualifications) will have been true and correct as of the date of the merger agreement and will have been true and correct as of the closing date of the merger as though made on the closing date of the merger, except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be likely to have a material adverse effect;

•	McKesson and Packet Merger Sub Inc. will have performed in all material respects their respective obligations under the merger agreement required to be performed by them at or prior to the closing date of the merger; and

•	an executive officer of McKesson will have delivered to us a certificate to the effect that the foregoing conditions to our obligations to complete the merger have been satisfied.

Additional Conditions to McKesson’s and Packet Merger Sub Inc.’s Obligations

The obligations of McKesson and Packet Merger Sub Inc. to complete the merger are subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

•	certain of our representations and warranties relating to our capitalization, our authority to enter into the merger agreement and complete the merger, absence of a material adverse effect since June 30, 2006, required stockholder approval and anti-takeover measures must have been true and correct as of the date of the merger agreement and must have been true and correct as of the closing date of the merger as though made on the closing date of the merger;

•	our other representations and warranties contained in the merger agreement (disregarding qualifications as to materiality or material adverse effect or similar qualifications) must have been true and correct as of the date of the merger agreement and must be true and correct as of the closing date of the merger as though made on the closing date of the merger, except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be likely to have a material adverse effect;

•	we must have performed in all material respects our obligations under the merger agreement required to be performed by us at or prior to the closing date of the merger;

•	our chief executive officer and chief financial officer must have delivered to McKesson a certificate to the effect that the foregoing conditions to McKesson’s and Packet Merger Sub Inc.’s obligations to complete the merger have been satisfied; and

•	there must not be pending any suit, action or proceeding by a governmental entity in the United States, the United Kingdom or Australia or a jurisdiction in which Per-Se engages in business activities

(i) seeking to restrain or prohibit the consummation of the merger or any other transactions contemplated by the merger agreement or seeking to obtain from us, McKesson or any of our subsidiaries any damages that are material in relation to Per-Se, (ii) seeking to impose limitations on the ability of McKesson or its affiliates to hold, or exercise full rights of ownership of, any shares of capital stock of the surviving corporation, including the right to vote such shares on all matters properly presented to the stockholders of the surviving corporation, (iii) seeking to prohibit McKesson or its affiliates from effectively controlling in any material respect the business or operations of Per-Se or any of our affiliates or (iv) that has had or would reasonably be expected to have a material adverse effect.

As a result of the conditions to the completion of the merger, even if the requisite stockholder approval is obtained, there can be no assurance that the merger will be completed.

Acquisition Proposals; Change in the Recommendation of Our Board of Directors

We have agreed that we, our subsidiaries and each of our respective directors and officers will not, nor will we authorize or permit any of our respective employees, agents or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action designed to result in or facilitate, any third party acquisition proposal or the making or consummation thereof;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with, any third party acquisition proposal; or

•	waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person or entity other than McKesson.

This covenant does not prohibit us from furnishing information to (pursuant to a customary confidentiality agreement no less restrictive of such person than the confidentiality agreement entered into between us and McKesson), or participating in discussions or negotiations with, any person or entity that makes a bona fide, written acquisition proposal prior to the adoption of the merger agreement by our stockholders if:

•	our board of directors (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) reasonably determines that the acquisition proposal constitutes or would reasonably be expected to constitute an acquisition proposal that would be for more than 80% of the outstanding shares of our stock or all or substantially all of our assets, would be more favorable to our stockholders than the merger from a financial point of view (after giving effect to any changes to the financial terms of the merger agreement proposed by McKesson) and would be reasonably capable of being completed on the terms set forth in such third party acquisition proposal, taking into account all financial, legal, regulatory and other aspects to such proposal (which we refer to as a superior proposal);

•	the acquisition proposal was not solicited by us after the date of the merger agreement, the acquisition proposal was made after the date of the merger agreement and the acquisition proposal did not result from our breach of the applicable provisions of the merger agreement;

•	our board of directors concludes in good faith (after consultation with, and taking into account the advice of, our outside legal advisors) that its failure to do so would be inconsistent with its fiduciary duties to our stockholders under applicable law; and

•	any information provided to the third party making the acquisition proposal has been previously, or is concurrently, provided to McKesson.

We are required to promptly (but in any event within 24 hours) advise McKesson orally and in writing of the receipt of any acquisition proposal, including the material terms and conditions of the acquisition proposal and the identity of the person making the acquisition proposal and as soon as practicable to provide McKesson with copies of all correspondence and other written material received by us or our subsidiaries in connection with an acquisition proposal that describes the terms or conditions of such proposal. We will continue to keep McKesson fully informed of the status and details of any acquisition proposal, including any changes to the terms thereof.

Except as set forth below, our board of directors (and each applicable committee of our board of directors) has agreed not to (1) withdraw (or modify or qualify in a manner adverse to McKesson) or publicly propose to withdraw (or modify in a manner adverse to McKesson) its recommendation that our stockholders vote in favor of the merger agreement, (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow us or any of our subsidiaries to enter into, a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement or any tender offer, constituting or related to, or that is intended to or could reasonably be expected to lead to, an acquisition proposal, or (3) waive any provision of, terminate, amend, restate or otherwise modify our stockholder rights plan or redeem the rights granted thereunder.

If prior to the adoption of the merger agreement by our stockholders, our board of directors reasonably determines in good faith that a bona fide written third party acquisition proposal constitutes a superior proposal that was not solicited in violation of the applicable terms of the merger agreement (after consultation with, and taking into account the advice of, its outside legal advisors and a financial advisor of nationally recognized reputation), and determines in good faith (after consultation with, and taking into account the advice of, our outside legal advisors) that its failure to do so would be inconsistent with its fiduciary duties to our stockholders under applicable law, our board of directors may:

•	withdraw (or modify or qualify in a manner adverse to McKesson) its recommendation that our stockholders adopt the merger agreement;

•	make a public statement, in connection with the board of director’s recommendation that the stockholders adopt the merger agreement or in reference to the acquisition proposal, that is materially inconsistent with its previous recommendation that the stockholders adopt the merger agreement; and/or

•	terminate the merger agreement and concurrently enter into an agreement relating to a superior proposal.

We are not allowed to terminate the merger agreement, and any such termination will be null and void unless prior to or concurrent with such termination we pay McKesson $44 million.

In any such case, however, our board of directors may only take such action at a time that is after the third business day following McKesson’s receipt of written notice advising McKesson that our board of directors intends to take such action and specifying the reasons for such action, including the terms and conditions of any superior proposal that is the basis of the proposed action and the identity of the person making the proposal. During such three business day period, we are required to provide an opportunity for McKesson to propose adjustments to the terms and conditions of the merger agreement to enable us to proceed with our recommendation to our stockholders.

In addition, if (1) at any time prior to the adoption of the merger agreement by our stockholders, a material development or change in circumstances occurs or arises after the date of the merger agreement that does not relate to an acquisition proposal (and that was not known to, or reasonably foreseeable by, the board of directors at the time the merger agreement was entered into), and (2) our board of directors determines in good faith (after consultation with, and taking into account the advice of, our outside legal advisors) that its failure to do so would result in a breach of its fiduciary duties to our stockholders under applicable law, our board of directors may:

•	withdraw (or modify or qualify in a manner adverse to McKesson) its recommendation that our stockholders adopt the merger agreement; and/or

•	make a public statement, in connection with the board of director’s recommendation that the stockholders adopt the merger agreement or in reference to the acquisition proposal, that is materially inconsistent with its previous recommendation that the stockholders adopt the merger agreement.

In any such case, however, our board of directors may only take such action at a time that is after the third business day (unless such material event or change in circumstances arises fewer than three business days prior to the special meeting of our stockholders, then as promptly as practicable but in any event within 24 hours) following McKesson’s receipt of written notice advising McKesson that our board of directors intends to take such action and specifying the reasons for such action. During the three business day period, we are required to provide an opportunity for McKesson to propose adjustments to the terms and conditions of the merger agreement to enable us to proceed with our recommendation to our stockholders.

As described in this proxy statement, “acquisition proposal” means any inquiry, proposal or offer from any third party relating to, or that could reasonably be expected to lead to, (1) any direct or indirect acquisition of assets or businesses that constitute 15% or more of the revenues, net income or assets of us and our subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any Subsidiary, (2) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of us, or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving us or any of our subsidiaries pursuant to which any third party (or its stockholders) would own 15% or more of any class of equity securities of us or any resulting parent company of us (other than the transactions pursuant to the merger agreement).

Indemnification and Insurance

McKesson has agreed to cause, following the effective time of the merger, the surviving corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation for acts or omissions by us existing on the date of the merger agreement in favor of each of our present and former directors and officers as provided in our certificate of incorporation or bylaws in effect on the date of the merger agreement, or pursuant to any other agreements in effect on the date of the merger agreement.

Subject to certain monetary limitations on premiums, McKesson has agreed that it will maintain in effect our current directors’ and officers’ liability insurance or, at or prior to the effective time of the merger, purchase a six-year “tail” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring at or prior to the effective time of the merger covering each of the individuals covered by our existing directors’ and officers’ liability insurance policy.

If the surviving corporation later merges or consolidates with or sells all or substantially all of its assets to another entity, McKesson will cause the entity surviving such transaction to assume these indemnification and insurance obligations.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

•	corporate existence and good standing;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement and the absence of any conflict or violation or organizational documents, third party contracts or laws as a result of entering into and carrying out the obligations of the merger agreement;

•	litigation;

•	accuracy of the information supplied for inclusion in this proxy statement;

•	corporate voting requirements; and

•	brokers’ fees.

In addition, we made additional representations and warranties related to the following subject matters:

•	our subsidiaries;

•	our certificate of incorporation and bylaws;

•	our capitalization;

•	our filings and reports with the U.S. Securities and Exchange Commission, our financial statements and internal controls and disclosure controls and procedures;

•	the absence of specified changes or events with respect to us and our subsidiaries;

•	litigation;

•	contracts;

•	compliance with laws;

•	environmental matters;

•	labor and employment matters and labor relations;

•	employee benefit plans;

•	tax matters;

•	real property;

•	intellectual property;

•	the special meeting and voting requirements for the merger;

•	state takeover statutes;

•	our rights plan;

•	the fairness opinion of Blackstone; and

•	insurance.

McKesson and Packet Merger Sub Inc. made additional representations and warranties related to the following subject matters:

•	no prior activities of Packet Merger Sub Inc.; and

•	McKesson to have sufficient funds on hand as of closing to complete the merger on the terms contemplated in the merger agreement.

Covenants Under the Merger Agreement

Conduct of Business Pending the Merger

Until the effective time of the merger and unless otherwise contemplated by the merger agreement, subject to certain identified exceptions, we will and will cause each of our subsidiaries to:

•	carry on its business in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to preserve intact its current business organizations; and

•	use commercially reasonable efforts to keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.

We agree that between the date of the merger agreement and the effective time of the merger, without McKesson’s prior written consent or except as provided for in specified circumstances, we will not, nor will we permit any of our subsidiaries to:

•	declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of capital stock, except for dividends by our wholly owned subsidiaries to us or another one of our subsidiaries;

•	split, combine or reclassify capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

•	purchase, redeem or otherwise acquire shares of our capital stock or any other securities or options, warrants or rights to acquire securities (other than as required by the terms of any of our equity-based plans or certain plans, arrangements and contracts between us and any director or employee);

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of our capital stock, any voting securities or any securities convertible into, or any rights, warrants or options to acquire, any of our capital stock or any “phantom stock,” “phantom stock” rights, stock appreciation rights or stock-based performance units (other than (1) the issuance of shares of our common stock upon the exercise of outstanding stock options or in connection with restricted stock units, deferred amount stock units, enhancement bonus stock units or company stock-based awards outstanding on the date of the merger agreement, and (2) the issuance of rights and capital stock under our rights plan);

•	amend our certificate of incorporation or bylaws or those of our subsidiaries;

•	acquire (1) by merger or consolidation, or by purchasing assets of, or by investing in or contributing capital to, any person or division, business or equity interest of any person or (2) any assets rights or properties (other than new capital expenditures that are subject to the limitations set forth below, purchases of inventory, raw materials or supplies in the ordinary course of business consistent with past practice and other acquisitions, investments or capital contributions not exceeding $3,000,000 in the aggregate);

•	sell, pledge, dispose of, transfer, lease, license, or otherwise encumber any of our or our subsidiaries’ material properties, rights or assets other than (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the effective time of the merger pursuant to existing contracts, or non-material leases or licenses in the ordinary course of business consistent with past practice, and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (x) assets or properties having a value not to exceed in the aggregate $1,000,000, (y) inventory which is obsolete or no longer used in of our or our subsidiaries’ business having an aggregate sales value not to exceed in the aggregate $1,000,000 or (z) finished goods in the ordinary course of business consistent with past practice;

•	enter into any material commitment or transaction outside the ordinary course of business consistent with past practice (other than transactions between our wholly-owned subsidiaries or between one of our wholly-owned subsidiaries and us and other transactions explicitly permitted under the applicable provisions of the merger agreement);

•	redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any of our or our subsidiaries’ debt securities, enter into any “keep well” or other contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than short-term borrowings in the ordinary course of business consistent with past practice, in an aggregate amount not to exceed $5,000,000 at any time outstanding);

•	make any loans or advances to any person other than to employees in respect of travel expenses in the ordinary course of business consistent with past practice which would result in the aggregate amount of all of our or our subsidiaries’ loans and advances exceeding $3,000,000;

•	make any new capital expenditure in excess of $500,000 individually or $16,000,000 in the aggregate with respect to all such capital expenditures;

•	except as required by law or judgment of a court of competent jurisdiction, pay, discharge, settle or satisfy any material claim, liability, obligation or litigation (other than (1) in the ordinary course of business consistent with past practice, (2) as disclosed or reserved against in our December 31, 2005 financial statements filed with the U.S. Securities and Exchange Commission, or (3) as incurred in the ordinary course of business consistent with past practice since December 31, 2005 and (4) any payments, discharges, settlements or satisfactions that do not exceed $1,000,000 individually or $3,000,000 in the aggregate);

•	waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar contract;

•	enter into or fail to renew any material contract (other than employment, severance, retention, deal bonus, consulting or similar agreements with our personnel which require payments in excess of $150,000 per year and contracts involving aggregate payments in excess of $500,000 per year, but not including purchase or sales orders or other contracts entered into in the ordinary course of business consistent with past practice that are terminable or cancelable by us or any of our subsidiaries without penalty on 90 days’ notice or less);

•	enter into or fail to renew any contract (other than certain material agreements described in the merger agreement) that has an aggregate first year or annual value of $3,000,000 or more, other than purchase or sales orders or other contracts entered into in the ordinary course of business consistent with past practice that are terminable or cancelable by us or any of our subsidiaries without penalty on 90 days’ notice or less;

•	materially modify, terminate, or cancel any material contract (other than employment, severance, retention, deal bonus, consulting or similar agreements with our personnel which require payments in excess of $150,000 per year), or waive, release or assign any material rights or claims thereunder;

•	enter into, modify, amend or terminate any other contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to impair in any material respect the ability of us to conduct our business as currently conducted;

•	except as may be required by law, modify and amend in any material respect our company compliance program;

•	enter into any material contract to the extent the closing of the merger or our compliance with the provisions of the merger agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon any of the properties, rights or other assets under, or require McKesson to license or transfer any of its intellectual property or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract;

•	except as required (1) by applicable law, (2) to comply with any employee benefit plan or other contract, or (3) as may be required to avoid adverse treatment under Section 409A of the Code:

•	adopt, enter into, terminate, modify or amend any employee benefit plan or employee benefit agreement or, other than with respect to the hiring of any person whose annual cash compensation (including target bonus payments) does not exceed $250,000, any other contract, plan or policy involving us or our subsidiaries and our personnel, except in the ordinary course of business consistent with past practice with respect to employees who are not key personnel;

•	grant any severance or termination pay to any of our personnel or increase the compensation of any of our personnel except for any such increases in the ordinary course of business consistent with past practice with respect to our personnel who are not key personnel;

•	remove any existing restrictions in any employee benefit agreements, employee benefit plans or awards made thereunder;

•	take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan or employee benefit agreement;

•	take any action to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan or employee benefit agreement or awards made thereunder;

•	materially change any actuarial or other assumption used to calculate funding obligations with respect to any employee pension plan or change the manner in which contributions to any employee pension plan are made or the basis on which such contributions are determined;

•	except as required by generally accepted accounting principals (“GAAP”) and as advised by our independent public accountant, revalue any material assets or liabilities or make any change in accounting methods, principles or practices;

•	perform any monthly or quarterly financial reporting close process in a manner that differs from that used for months or quarters ending in calendar year 2006 and prior to the date hereof;

•	write up, write down or write off the book value of any assets, individually or in the aggregate, other than in the ordinary course of business consistent with past practice or otherwise not in excess of $10,000,000 (provided that McKesson shall be required to consent in the event that failure by us or our subsidiaries to make the requested change in book value would result in noncompliance with GAAP); or

•	authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Access to Information

Until the effective time of the merger, we will afford McKesson and its representatives reasonable access during normal business hours and upon reasonable prior notice to our properties, books, contracts, commitments, personnel and records and will furnish to McKesson all information concerning us and our subsidiaries’ business, properties and personnel that McKesson may reasonably request.

Further Actions; Reasonable Best Efforts

Each party to the merger agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete the transactions contemplated by the merger agreement, including:

•	preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•	obtain the necessary actions or nonactions, waivers, consents and approvals from governmental entities;

•	make all necessary registrations and filings and take all steps necessary to obtain approvals or waivers from any governmental entity; and

•	obtain all necessary consents, approvals or waivers from third parties.

Pursuant to the merger agreement, on November 20, 2006, we and McKesson filed with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form required under the HSR Act with respect to the transactions contemplated by the merger agreement. We requested early termination of the waiting period to complete the merger under the HSR Act which was granted on December 4, 2006.

In connection with, and without limiting the foregoing, we will take all action reasonably necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the merger agreement, the merger or any other transactions contemplated by the merger agreement. If any state anti-takeover statute or similar statute or regulation becomes operative with respect to the merger agreement, the merger or any other transaction contemplated by the merger agreement, we will take all action reasonably necessary to ensure that the merger agreement, the merger and any other transactions contemplated by the merger agreement may be completed as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The parties to the merger agreement have also agreed that, if there are any objections relating to the merger or the merger agreement under applicable antitrust or competition law, or if any suit or proceeding is instituted by a governmental entity or other person challenging the merger or the merger agreement as violative of applicable antitrust or competition law, they will use their reasonable best efforts to resolve such objections, suit or proceeding. However, McKesson is not required to agree to divest or hold separate any assets or portion of the business of McKesson, us or any of its or our respective subsidiaries.

Public Announcements

We and McKesson agree to consult each other before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger, except as we or McKesson, as the case may be, reasonably conclude may be required by law, court process or any listing agreement with a national securities exchange or national securities quotation system. We are not required to consult with McKesson if we make a public announcement in order for our board of directors to (1) withdraw (or modify in a manner adverse to McKesson), or publicly propose to withdraw its approval, recommendation, or declaration of the advisability of the merger agreement, the merger or the other transactions contemplated by the merger agreement, or (2) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, a third party acquisition proposal (in the manner described above under “— Acquisition Proposals; Change in the Recommendation of Our Board of Directors” beginning on page 40).

Benefits Continuation; Credited Service

For a period of twelve months following the effective time of the merger our employees who remain actively employed by us or any of our subsidiaries following the merger (the “continuing employees”) will receive employee benefits (excluding bonuses) and base salary that, in the aggregate, are substantially similar to those provided under our benefit plans (without giving effect to plans or arrangements providing for the issuance of capital stock or rights in respect of capital stock or defined benefit pension plans) as in effect immediately prior to the effective time of the merger. However, neither McKesson nor the surviving corporation nor any of their subsidiaries has any obligation to issue or adopt plans or arrangements providing for the issuance of capital stock, warrants, options, stock appreciation rights or other rights in respect of capital stock.

Except as would result in a duplication of benefits or to the extent that continuing employees continue to participate in our employee benefit plans following the effective time of the merger, continuing employees will be given credit for all service with us and our subsidiaries (1) for purposes of vesting (but not benefit accrual) under any defined benefit pension plan, (2) for purposes of eligibility for vacation, (3) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan except to the extent required by applicable law), (4) for purposes of eligibility for any company matching contributions and (5) unless covered under another arrangement with or of Per-Se under which any continuing employee may be entitled to receive severance benefits, for benefit accrual purposes under any severance plan. For any welfare plan maintained by McKesson in which continuing employees are eligible to participate after the effective time of the merger, McKesson will waive all limitations as to pre-existing conditions and exclusions relating to participation and coverage requirements (to the extent such conditions and exclusions were satisfied or did not apply to such employees under plans maintained by us and our subsidiaries prior to the effective time of the merger) and will provide continuing employees with credit for any co-payments and deductibles paid prior to the effective time of the merger for satisfaction of analogous deductibles or out-of-pocket requirements, to the extent credited under the welfare plans maintained by us or our subsidiaries prior to the effective time of the merger.

Amendment and Waiver

The merger agreement may be amended, at any time before or after our stockholders adopt the merger agreement. However, after adoption of the merger agreement by our stockholders, no amendment can be made that will require further approval by our stockholders.

Prior to the effective time of the merger, each of the parties to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of any other party to the merger agreement;

•	to the extent permitted by law, waive any inaccuracy of any representations or warranties of any other party to the merger agreement set forth in the merger agreement or documents delivered by a party pursuant to the merger agreement; or

•	to the extent permitted by law, waive compliance with any of the agreements or conditions of any other party to the merger agreement set forth in the merger agreement.

Material Adverse Effect

For purposes of the merger agreement, “material adverse effect” means any change, effect, event, occurrence, state of facts or development that individually or in the aggregate is or would reasonably be expected to:

•	be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of our or our subsidiaries’ operations, taken as a whole, or

•	impair in any material respect our ability to consummate the merger and the other transactions contemplated by the merger agreement or to perform our obligations under the merger agreement on a timely basis.

However, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect or a material adverse change:

•	any change, effect, event, occurrence, state of facts or development (1) in the financial or securities markets, the economy in general or prevailing interest rates, (2) in the industries in which we operate in general, (3) in generally accepted accounting principles or regulatory accounting principles or interpretations thereof, or (4) in law or interpretations thereof by any governmental entity in each case where such does not have an adversely disproportionate impact on us,

•	any change resulting from a change in the trading price or volume of our stock (excluding the facts underlying the change) or our failure to meet our financial projections and forecasts (excluding the facts underlying the failure), or

•	any change, effect, event, occurrence, state of facts or development that is proved by us to the applicable legal standard to have resulted from the announcement of the execution of the merger agreement or the performance of obligations or satisfaction of conditions under the merger agreement.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. The parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of the merger agreement and to enforce specifically the merger agreement and its terms and provisions.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the special meeting:

•	by mutual written consent of McKesson, Packet Merger Sub Inc. and us;

•	by either McKesson or us if the merger is not completed on or before April 6, 2007; provided that (1) this right to terminate the merger agreement is not available to any party whose breach of a representation, warranty or covenant has been a principal cause of or resulted in the failure of the merger to be completed on or before such date and (2) if the waiting period under the HSR Act has not been terminated or expired as of April 6, 2007, but all of the other conditions to closing have been satisfied, then the termination date can be extended by either party until July 6, 2007;

•	by either McKesson or us if a governmental entity has denied approval of the merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order decree, ruling or action shall have become final and nonappealable in each case that would give rise to the failure of an applicable condition to closing;

•	by either McKesson or us if the approval of the merger agreement by our stockholders is not obtained at the special meeting or any adjournment or postponement of the special meeting;

•	by McKesson, if we breach or fail to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (A) would give rise to the failure of applicable closing conditions; and (B) is not capable of being cured prior to the closing of the merger or, if capable of being cured, is not cured by us within 30 calendar days following receipt of written notice of such breach or failure to perform from McKesson;

•	by either McKesson or us if there is a final, nonappealable injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (1) preventing the completion of the merger or (2) which has had or would reasonably be expected to have a material adverse effect;

•	by McKesson or us if there is a breach of or failure to perform any of the representations, warranties, covenants or agreements set forth in the merger agreement on the part of the other, which breach is not cured within thirty days following receipt by the party breaching or failing to perform of written notice of such breach or failure to perform from the terminating party (however, neither party has the right to terminate the merger agreement pursuant to the provisions described in this bullet unless the breach or failure to perform entitles the terminating party not to complete the merger based on a failure of the conditions to such terminating party’s obligations to complete the merger relating to a breach of a representation or warranty or a failure to perform a covenant or agreement);

•	by McKesson if, prior to the adoption of the merger agreement by our stockholders, our board of directors has withdrawn (or modified in a manner adverse to McKesson), or publicly proposed to withdraw (or modify in a manner adverse to McKesson) its adoption and recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement;

•	by McKesson if, prior to the adoption of the merger agreement by our stockholders, we breach our obligations with respect to non-solicitation of third-party proposals, calling a stockholders meeting to obtain stockholder approval, and recommendation of the merger agreement, the merger and the transactions contemplated thereby,

•	by McKesson if, prior to the adoption of the merger agreement by our stockholders, our board of directors fails to publicly reaffirm its adoption and recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within 10 business days of a written request by McKesson to provide such reaffirmation following a third party’s acquisition proposal that is publicly announced or otherwise becomes publicly known; or

•	by us in order to enter into an agreement contemplating a superior proposal in accordance with the provisions described under “— Acquisition Proposals; Change in the Recommendation of Our Board of Directors” beginning on page 40.

Termination Fee and Expenses

Generally, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses, whether or not the merger is completed. We have agreed, however, to pay McKesson a termination fee of $44 million if:

•	the merger agreement is terminated by McKesson or us because the merger is not completed on or prior to April 6, 2007 (or by July 6, 2007 if extended due to failure to obtain HSR clearance by April 6, 2007), following our board of directors’ withdrawal (or modification or qualification in a manner adverse to McKesson) of its recommendation that our stockholders adopt the merger agreement (which we refer to as an adverse recommendation), and we are in breach or have failed to perform any of our representations, warranties, covenants or agreements under the merger agreement which breach or failure gives rise to a failure of a closing condition (and such breach or failure cannot be cured prior to closing or is not cured within 10 days of our receipt of notice from McKesson of such breach);

•	the merger agreement is terminated by McKesson or us because the merger is not completed on or prior to April 6, 2007 (or by July 6, 2007, if extended due to failure to obtain HSR clearance by April 6, 2007) or because specified governmental entities have denied approval of the merger and, in either case, McKesson is otherwise entitled to terminate the merger agreement pursuant to the circumstances described in any of the following three bullet points;

•	at any time after an adverse recommendation the merger agreement is terminated by McKesson or us because, upon a vote at the special meeting of our stockholders, our stockholders failed to adopt the merger agreement;

•	at any time after an adverse recommendation the merger agreement is terminated by McKesson because we are in breach or have failed to perform any of our representations, warranties, covenants or agreements under the merger agreement giving rise to a failure of a closing condition, and such breach is not cured, or is incapable of being cured, within 30 days following our receipt of notice from McKesson such breach or failure to perform; or

•	at any time after an adverse recommendation but prior to the adoption of the merger agreement by our stockholders the merger agreement is terminated by McKesson because, either there has been an adverse recommendation or we have violated certain provisions of our no-solicitation covenants or we have failed to affirm the merger if requested by McKesson.

Also, if we terminate the merger agreement to enter into an agreement contemplating a superior proposal in accordance with the provisions described under “— Acquisition Proposals; Change in the Recommendation of Our Board of Directors” beginning on page 40 prior to obtaining stockholder approval, we are required to pay McKesson the termination fee prior to or concurrent with such termination. If we do not pay the fee concurrent with, or prior to, such termination, such termination is null and void.

In addition, if:

•	prior to the adoption of the merger agreement by our stockholders,

•	a third party acquisition proposal has been made to us, directly to our stockholders, or has been publicly announced and thereafter, the merger agreement is terminated

•	by McKesson or us because the merger is not completed on or prior to April 6, 2007 (or by July 6, 2007 if extended due to failure to obtain HSR clearance by April 6, 2007) unless such failure to complete the merger results from the failure to obtain necessary governmental approval or

•	by McKesson because we are in breach of representation, warranty or covenant constituting a failure of a closing condition and such breach is not cured, or is incapable of being cured, within 30 days following our receipt of notice from McKesson of such breach, or

•	a third party acquisition proposal has been made directly to our stockholders or has been publicly announced and thereafter, the merger agreement is terminated by McKesson or us because our stockholders failed to adopt the merger agreement, then, in each case, if within 12 months after the termination of the merger agreement, we enter into a definitive agreement to complete, or we otherwise complete, a third party acquisition proposal, we are required to pay McKesson the termination fee on the date we enter into such an agreement or otherwise complete a third party acquisition proposal (provided that, for purposes of determining whether such an agreement or completed acquisition would trigger our obligation to pay the termination fee, references to “15%” in the definition of “acquisition proposal” are deemed to be references to “greater than 50%”).

If we fail promptly to pay to McKesson any termination fee due and McKesson commences a lawsuit to obtain such payment that results in a judgment against us for the termination fee, we will pay to McKesson the costs and expenses (including attorneys’ fees and expenses) in connection with such lawsuit, together with interest at the prime rate of Citibank, N.A. in effect on the date such payment was required to be paid, up to $5 million.

VOTING AGREEMENT

The following is a summary of the material terms of the voting agreement among McKesson, the ValueAct stockholder parties thereto and, for limited purposes, Per-Se. A copy of the voting agreement is included as Annex B to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the voting agreement in its entirety.

Concurrent with the execution of the merger agreement, ValueAct Capital Master Fund, L.P., VA Partners, L.L.C. and ValueAct Capital Management, L.P., which we collectively refer to as the ValueAct stockholders, entered into a voting agreement with McKesson and, for limited purposes, Per-Se. As of the date of the voting agreement, the ValueAct stockholders were the beneficial owners of 6,051,644 shares of our common stock, which, as of December 15, 2006, the record date for our special meeting, represents approximately 15.4% of Per-Se’s outstanding common stock and which made ValueAct (along with its affiliates) our largest stockholder. Jeffrey Ubben, a member of our board of directors, is a managing member of ValueAct’s general partner. We refer to the Per-Se shares beneficially owned by the ValueAct stockholders, together with any shares of common stock over which the ValueAct stockholders acquire beneficial ownership after the date of the voting agreement as the covered shares.

Pursuant to the voting agreement, the ValueAct stockholders have agreed that, during the period from and including November 5, 2006 through and including the earliest to occur of (a) the closing of the merger and (b) the termination of the merger agreement in accordance with its terms, they will vote or execute consents with respect to the covered shares as to which they control the right to vote:

•	in favor of the adoption of the merger agreement; and

•	against any alternative transaction offer made prior to the termination of the merger agreement (other than one made by McKesson) or any other action or agreement that is in opposition to, or competitive or inconsistent with, the merger or that would result in a breach of any of Per-Se’s representations, warranties, covenants or other obligations contained in the merger agreement or that would otherwise interfere with or frustrate the purposes of other merger or the other transactions contemplated by the merger agreement.

Under the voting agreement, each ValueAct stockholder has agreed not to transfer or encumber his, her or its covered shares. In addition, the ValueAct stockholders have agreed that during the term of the voting agreement, they will not solicit or initiate any alternative acquisition proposal or engage in any negotiations with or furnish any nonpublic information relating to Per-Se to any person that may be considering making, or has made or agreed to endorse, an alternative acquisition proposal.

The voting agreement will terminate upon any termination of the merger agreement. In addition each of the ValueAct stockholders has the right to terminate the voting agreement by written notice to McKesson if the terms of the merger agreement are amended or waived in a manner that materially affects the stockholder without the written consent of such stockholder.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of record of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the beginning of the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect appraisal rights with respect to common shares held for such beneficial owner.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 1145 Sanctuary Parkway, Suite 200, Alpharetta, Georgia 30004, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its share of our common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Not later than 120 days after the effective time of the merger, either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 32.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such stockholder’s appraisal rights, in which case the stockholder will be entitled to receive the consideration specified in the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of December 15, 2006 regarding the beneficial ownership of our common stock by:

•	each person who is known to us to be the beneficial owner of more than five percent of our common stock,

•	each director,

•	each of our executive officers who is named in the “Summary Compensation Table” included in the proxy statement for our 2006 Annual Meeting, and

•	all current directors and executive officers as a group.

	Beneficial		Percent
Name	Ownership(1)		of Class

VA Partners, L.L.C., and affiliates**	6,051,644	(2)	15.4%
FMR Corp.	4,941,532	(3)	12.6%
Caxton International Limited, and affiliates	2,126,585	(4)	5.4%
AMVESCAP PLC	1,911,253	(5)	4.9%
Tremblant Capital Group	1,999,286	(6)	5.1%
John W. Clay, Jr.	23,995	(7)	*
John W. Danaher, M.D.	19,407	(8)	*
Craig Macnab	69,918	(9)	*
David E. McDowell	907,704	(10)	2.3%
Philip M. Pead	1,455,434	(11)	3.7%
C. Christopher Trower	120,912	(12)	*
Jeffrey W. Ubben**	6,051,644	(13)	15.4%
Chris E. Perkins	553,616	(14)	1.4%
Patrick J. Leonard	72,311	(15)	*
David F. Mason	66,818	(16)	*
Paul J. Quiner	1,000		*
All executive officers and directors as a group (15 persons)**	9,666,760	(17)	24.6%

*	Beneficial ownership represents less than 1% of the outstanding Common Stock.

**	VA Partners, L.L.C., along with two of its affiliates, ValueAct Capital Master Fund, L.P., and ValueAct Capital Management, L.P., have entered into a voting agreement with McKesson and, for limited purposes, Per-Se, pursuant to which they have agreed to, among other things, vote the shares they beneficially own in favor of the adoption of the merger agreement. Jeffrey W. Ubben, a member of our board of directors, is a managing member of ValueAct’s general partner, and the shares set forth in the above table as being beneficially owned by Mr. Ubben are subject to such voting agreement. The voting agreement is described further under “Voting Agreement” beginning on page 51.

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them. The shares of common stock shown as being beneficially owned by our directors and executive officers include shares that may be acquired upon the exercise of director stock options that become exercisable within 60 days of December 15, 2006, and employee stock options scheduled to vest within that period; they do not, however, include additional shares that may be acquired as a result of acceleration of exercisability of director stock options and acceleration of vesting of employee stock options and stock units upon a change in control of Per-Se. For information about such additional shares, please see “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 27.

(2)	The number of shares reported was derived from a Schedule 13D/A filed on November 7, 2006, by ValueAct Capital Master Fund, L.P., VA Partners, L.L.C., ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, Jeffrey W. Ubben, George F. Hamel, Jr., and Peter H. Kamin. Shares are owned directly by ValueAct Capital Master Fund, L.P., and may be deemed to be beneficially owned by (i) VA Partners, L.L.C., as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P., as the manager of ValueAct Capital Master Fund, L.P., and (iii) ValueAct Capital Management, LLC, as General Partner of ValueAct Capital Management, L.P. Jeffrey W. Ubben, Peter H. Kamin and George F. Hamel, Jr. are Managing Members of VA Partners, L.L.C. and ValueAct Capital Management, LLC. The reporting persons disclaim beneficial ownership of the reported stock except to the extent of their pecuniary interest therein.

(3)	The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed on February 14, 2006, by FMR Corp. (“FMR”). Edward C. Johnson, III, as Chairman of FMR, is deemed a beneficial owner of the 4,941,532 shares of such common stock and jointly executed the Schedule 13G/A. FMR reports that it has sole voting power over 1,330,532 shares and sole dispositive power over 4,941,532 shares. FMR also reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares of common stock. Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and a registered investment adviser. Fidelity is the beneficial owner of 3,672,980 shares or 9.43% of such outstanding common stock as a result of acting as investment adviser to various investment companies (the “Fidelity Funds”). The ownership of one such investment company, Fidelity Small Cap Stock Fund, amounted to 2,499,400 shares or 6.42% of the Company’s total outstanding common stock. Mr. Johnson and FMR, through its control of Fidelity, each has sole power to dispose of 3,672,980 shares owned by the Fidelity Funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 1,268,552 shares or 3.26% of the Company’s outstanding common stock as a result of serving as investment manager of institutional account(s). Mr. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 1,268,552 shares and sole power to vote or to direct the voting of 1,268,552 shares owned by the institutional account(s).

(4)	The number of shares reported was derived from a Schedule 13G filed on December 5, 2006, by Caxton International Limited, Caxton Associates, L.L.C. and Bruce S. Kovner. According to such Schedule 13G, the shares are owned directly by Caxton International Limited and may be deemed to be beneficially owned by (i) Caxton Associates, L.L.C., which is the trading advisor to Caxton International Limited and as such has voting and dispositive power with respect to its investments, and (ii) Bruce S. Kovner, who is the sole shareholder of Caxton Corporation, which is the manager and majority owner of Caxton Associates, L.L.C.

(5)	The number of shares reported was derived from a Schedule 13G/A filed on May 10, 2006, by AMVESCAP PLC (“AMVESCAP”). AMVESCAP reports that it has sole voting power over 1,911,253 shares and sole dispositive power over 1,911,253 shares, and that such shares are held by the following entities in the following respective amounts: AIM Advisors, Inc., 610,124 shares; AIM Capital Management, Inc., 258,609 shares; INVESCO Institutional (N.A.), Inc., 20,950 shares; and Stein Roe Investment Counsel, Inc., 1,021,570 shares.

(6)	The number of shares reported was derived from a Schedule 13G filed on May 18, 2006, by Tremblant Capital Group. Tremblant Capital Group reports it has sole voting power over 1,999,286 shares and sole dispositive power over 1,999,286.

(7)	Includes 20,000 shares that are not currently outstanding, but which may be acquired under the Director Stock Option Plan. Also includes 3,995 deferred amount stock units credited under the Deferred Stock Unit Plan.

(8)	Includes 19,407 shares that are not currently outstanding, but which may be acquired under the Director Stock Option Plan.

(9)	Includes 45,000 shares that are not currently outstanding, but which may be acquired under the Director Stock Option Plan. Also includes 19,918 deferred amount stock units credited under the Deferred Stock Unit Plan.

(10)	Includes 7,100 shares held in a trust for Mr. McDowell’s son. Also includes 597,917 shares that are not currently outstanding, but which may be acquired under the Second Amended and Restated Per-Se Technologies, Inc. Stock Option Plan, as amended (the “Executive Stock Option Plan”).

(11)	Includes 2,716 shares held by family members, for which Mr. Pead disclaims beneficial ownership. Also includes 1,146,668 shares that are not currently outstanding, but which may be acquired under the Executive Stock Option Plan, 163,332 shares that are not currently outstanding, but which may be acquired under the Per-Se Technologies, Inc. Non-Qualified Stock Option Plan for Non-Executive Employees, as amended (the “Employee Stock Option Plan”), and 16,153 deferred amount stock units credited under the Deferred Stock Unit Plan.

(12)	Includes 1,883 shares held by family members, for which Mr. Trower disclaims beneficial ownership. Also includes 74,665 shares that are not currently outstanding, but which may be acquired under the Director Stock Option Plan, and 43,894 deferred amount stock units credited under the Deferred Stock Unit Plan.

(13)	Includes 30,000 shares that are not currently outstanding, but which may be acquired under the Director Stock Option Plan. Under an agreement with ValueAct Capital Master Fund, L.P., Jeffrey W. Ubben is deemed to hold these for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P. and (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P. Also includes 5,991,644 shares owned directly by ValueAct Capital Master Fund, L.P., and may be deemed to be beneficially owned by (i) VA Partners, L.L.C., as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P., as the manager of ValueAct Capital Master Fund, L.P., and (iii) ValueAct Capital Management, LLC, as General Partner of ValueAct Capital Management, L.P. Mr. Ubben is attributed beneficial ownership of these shares as a Managing Member of VA Partners, L.L.C. and ValueAct Capital Management, LLC, but disclaims beneficial ownership except to the extent of his pecuniary interest in each fund.

(14)	Includes 425,002 shares that are not currently outstanding, but which may be acquired under the Executive Stock Option Plan, and 100,000 shares that are not currently outstanding, but which may be acquired under the Employee Stock Option Plan. Also includes 27,497 deferred amount stock units credited under the Deferred Stock Unit Plan.

(15)	Consists of 72,311 shares that are not currently outstanding, but which may be acquired under the Employee Stock Option Plan.

(16)	Consists of 66,818 shares that are not currently outstanding, but which may be acquired under the Employee Stock Option Plan.

(17)	Includes 189,072 shares that are not currently outstanding, but which may be acquired under the Director Stock Option Plan; 2,393,587 shares that are not currently outstanding, but which may be acquired under the Executive Stock Option Plan; 502,462 shares that are not currently outstanding, but which may be acquired under the Employee Stock Option Plan; and 111,907 deferred amount stock units credited under the Deferred Stock Unit Plan.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment of our special meeting if there are sufficient votes to adopt the merger agreement. Approval of the proposal to adjourn our special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting on the proposal.

Our board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

OTHER MATTERS

Other Business at the Special Meeting

The board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

FUTURE STOCKHOLDER PROPOSALS

Advance Notice Procedures

We will only hold an annual meeting of stockholders in 2007 if the merger is not completed. Under the By-laws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Per-Se. To be timely, a stockholder’s notice must be received at the principal executive offices of Per-Se not later than the 120th calendar day before the anniversary date of Per-Se’s proxy statement being released to stockholders in connection with the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then notice by the stockholder must be received not later than (i) the close of business on the 15th day following the day on which Per-Se’s notice of the date of the annual meeting was mailed or our public disclosure of the date of the annual meeting was made, whichever first occurs; or (ii) such other reasonable time before we begin to print and mail our proxy materials for the meeting as we may publicly disclose. A stockholder’s notice to the Secretary shall set forth with respect to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of Per-Se which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Stockholder Proposals for the 2007 Annual Meeting

Stockholders interested in bringing a proposal before the stockholders at the 2007 Annual Meeting of Stockholders must have followed the procedures described above. To be timely, the required notice of such proposals must have been received at Per-Se’s principal executive offices no later than December 19, 2006. In addition, any stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act must have been received at Per-Se’s principal executive offices no later than December 19, 2006, to be considered for inclusion in our proxy statement for the 2007 Annual Meeting of Stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our public filings are also available to the public from document retrieval services and at the Internet site maintained by the SEC at www.sec.gov.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact MacKenzie Partners, Inc., our proxy solicitor, toll free at (800) 322-2885.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference any documents that may be filed with the SEC between the date of this proxy statement and prior to the date of the special meeting of our stockholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Per-Se Technologies, Inc., Attention: Investor Relations and Corporate Communications, 1145 Sanctuary Parkway, Alpharetta, Georgia 30004, Telephone: (770) 237-4300. If you would like to request documents, please do so by January 10, 2007 in order to receive them before the special meeting. In addition, these documents may also be obtained through our website at www.per-se.com.

You should only rely on information provided in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

This proxy statement is dated December 21, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
MCKESSON CORPORATION
PACKET MERGER SUB INC.
and
PER-SE TECHNOLOGIES, INC.
Dated as of
November 5, 2006

ARTICLE I
THE MERGER

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

2024 Convertible Debentures	A-7
Actions	A-11
Affiliate	A-42
Antitrust Law	A-33
Business Day	A-42
Capitalization Date	A-7
Certificate	A-2
Certificate of Merger	A-1
Closing	A-1
Closing Date	A-1
Code	A-4
Commonly Controlled Entity	A-16
Company	A-1
Company Adverse Recommendation Change	A-31
Company Benefit Agreements	A-11
Company Benefit Plans	A-16
Company Bylaws	A-7
Company Certificate	A-2
Company Common Stock	A-2
Company Compliance Plan	A-14
Company Deferred Amount Stock Unit	A-3
Company Deferred Stock Units	A-4
Company Disclosure Schedule	A-6
Company DSU Plan	A-3
Company Enhancement Bonus Stock Unit	A-3
Company Intellectual Property	A-21
Company IP Agreements	A-21
Company LTIP	A-3
Company Non-Voting Common Stock	A-7
Company Pension Plan	A-16
Company Personnel	A-11
Company Preferred Stock	A-7
Company Recommendation	A-29
Company Registered Intellectual Property	A-21
Company Rights	A-7
Company Rights Plan	A-7
Company RSUs	A-3
Company SEC Documents	A-9
Company Service-Based RSUs	A-3
Company Software	A-22
Company Source Code	A-22
Company Stock Option	A-2
Company Stock Plans	A-7
Company Stock-Based Awards	A-7

A-iv

Company Stockholder Approval	A-22
Company Welfare Plan	A-16
Company-Owned Intellectual Property	A-21
Confidentiality Agreement	A-30
Continuing Employees	A-35
Contract	A-9
Converted Deferred Stock Unit	A-4
Converted RSU	A-3
DGCL	A-1
Dissenting Shares	A-4
DOJ	A-33
Effect	A-42
Effective Time	A-1
Environmental Laws	A-15
ERISA	A-16
Exchange Act	A-9
Exchange Fund	A-5
Federal Health Care Program	A-14
Filed Company SEC Documents	A-10
Financing	A-30
Foreign Antitrust Laws	A-34
Foreign Benefit Plans	A-16
FTC	A-33
GAAP	A-9
Government Bid	A-13
Government Contract	A-13
Governmental Entity	A-9
Hazardous Materials	A-15
Healthcare Information Laws	A-14
HIPAA	A-14
HSR Act	A-9
Inbound License Agreements	A-21
Infringing	A-21
Intellectual Property	A-22
Intervening Event	A-32
IRS	A-16
Key Personnel	A-42
Knowledge	A-42
Law	A-9
Leased Real Property	A-20
Leases	A-20
Liens	A-6
Material Adverse Effect	A-42
Material Contract	A-12
Merger	A-1

A-v

Merger Consideration	A-2
Merger Sub	A-1
Nasdaq	A-9
Notice of Superior Proposal	A-32
Order	A-9
Outbound License Agreements	A-21
Outside Date	A-38
Owned Real Property	A-20
Parent	A-1
Parent Common Stock	A-3
Parent Material Adverse Effect	A-43
Paying Agent	A-5
Permits	A-13
Permitted Liens	A-43
person	A-43
Proxy Statement	A-23
Publicly Available Software	A-22
Real Property	A-20
Registered Intellectual Property	A-22
Release	A-15
Representatives	A-30
SEC	A-9
Securities Act	A-9
Software	A-22
SOX	A-10
Stockholder Party	A-1
Stockholders Meeting	A-28
Subsidiary	A-43
Superior Proposal	A-31
Surviving Corporation	A-1
Takeover Proposal	A-31
Tax	A-20
Tax Return	A-20
Taxing Authority	A-20
Termination Fee	A-40
Trade Secrets	A-22
Voting Agreement	A-1

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2006, among MCKESSON CORPORATION, a Delaware corporation (“Parent”), PACKET MERGER SUB INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and PER-SE TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of each of Parent and the Company have determined that it is in the best interests of their respective companies and stockholders to consummate the Merger provided for herein; and

WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, certain stockholders of the Company (collectively, the “Stockholder Party”) are entering into an agreement with Parent and the Company (the “Voting Agreement”) pursuant to which the Stockholder Party has agreed, among other things, to vote its shares of the Company Common Stock in favor of the adoption of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02.  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave., New York, New York 10017, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.04.  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05.  Certificate of Incorporation and By-laws.  (a) The Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time so as to read in its entirety as set forth on Exhibit B hereto and, as so amended, such Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Restated Bylaws of the Company shall be amended so as to read in their entirety as the Bylaws of Merger Sub (except that the name of the Surviving Corporation shall be “Per-Se Technologies, Inc.”) and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06.  Directors and Officers of the Surviving Corporation.  (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), or of any shares of capital stock of Parent or Merger Sub:

(a) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(b) Each share of Company Common Stock that is directly owned by the Company or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided that, for the avoidance of doubt, no shares of Company Common Stock that are owned by a direct or indirect wholly-owned Subsidiary of the Company shall be canceled pursuant to this Section 2.01(b); and

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b), any Dissenting Shares and any shares that are owned by a direct or indirect wholly-owned Subsidiary of the Company, which shall remain outstanding) shall be converted into the right to receive $28.00 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of such share in the manner provided in Section 2.04. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.04(b). The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of withholding (if any) that is required to be made under applicable Tax Law.

Section 2.02.  Treatment of Company Stock Options; Company RSUs; Company Deferred Stock Units.  (a) The Company shall provide that, as of the Effective Time, each option to purchase Company Common Stock (each, a “Company Stock Option”) granted under any Company Stock Plan which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or not exercisable), shall be canceled by the Company, and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less the amount of withholding (if any) that is required to be made under applicable Tax Law) equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without payment therefor and have no further force or effect.

(b) Except as provided in Section 2.02(c), the Company shall provide that, as of the Effective Time, each restricted stock unit granted under any Company Stock Plan (each, a “Company RSUs”) which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be canceled by the Company and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less the amount of withholding (if any) that is required to be made under applicable Tax Law) equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU.

(c) (i) Notwithstanding anything herein to the contrary, as soon as practicable following the date of this Agreement, the Company shall take such actions as are necessary to cause the Surviving Corporation as of the Effective Time to assume the obligations of the Company under the Company’s 2006 Long-Term Incentive Plan (the “Company LTIP”) with respect to Company RSUs that are service-based restricted stock units (“Company Service-Based RSUs”) and the Company’s board of directors shall adopt such resolutions or take such other actions as may be required to effect the following:

(A) At the Effective Time, each Company Service-Based RSU granted by the Company under the Company LTIP, which is outstanding and which has not been settled by the issuance of shares of Company Common Stock immediately prior to the Effective Time, shall cease to represent a right to receive upon settlement shares of Company Common Stock and shall instead be assumed by Parent and converted automatically into a right (a “Converted RSU”) to receive upon settlement (otherwise in accordance with the terms of the Company LTIP and the agreements evidencing grants thereunder) such number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) as is equal to (I) the number of shares of Company Common Stock subject to such Company Service-Based RSU immediately prior to the Effective Time multiplied by (II) the quotient of (x) the Merger Consideration divided by (y) the closing price of Parent Common Stock on the Closing Date.

(B) As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of a Converted RSU an appropriate notice evidencing the foregoing assumption of the restricted stock unit award by Parent. Parent shall comply with the terms of the Company LTIP and the agreements, subject to the adjustments pursuant to this Section 2.02(c). Each holder of a Converted RSU shall be credited with such holder’s service with the Company or its Subsidiaries for purposes of determining such holder’s vesting under such Converted RSU.

(ii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the settlement of Converted RSUs. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Converted RSUs.

(d) (i) As soon as practicable following the date of this Agreement, the Company shall take such actions as are necessary to cause the Surviving Corporation as of the Effective Time to assume the obligations of the Company under the Company’s Deferred Stock Unit Plan (the “Company DSU Plan”) with respect to deferred amount stock units (each a “Company Deferred Amount Stock Unit”) and enhancement bonus stock units (each a “Company Enhancement Bonus Stock Unit” and, together with the Company Deferred Amount Stock

Units, the “Company Deferred Stock Units”) and the Company’s board of directors shall adopt such resolutions or take such other actions as may be required to effect the following:

(A) At the Effective Time, each Company Deferred Stock Unit outstanding under the Company DSU Plan, which has not been distributed immediately prior to the Effective Time, shall cease to represent a right to receive upon distribution shares of Company Common Stock and shall instead be assumed by Parent and converted automatically into a right (a “Converted Deferred Stock Unit”) to receive upon distribution (otherwise in accordance with the terms of the Company DSU Plan) such number of shares Parent Common Stock as is equal to (I) the number of shares of Company Common Stock subject to such Company Deferred Stock Unit immediately prior to the Effective Time multiplied by (II) the quotient of (x) the Merger Consideration divided by (y) the closing price of Parent Common Stock on the Closing Date.

(B) As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of a Converted Deferred Stock Unit an appropriate notice evidencing the foregoing assumption by Parent. Parent shall comply with the terms of the Company DSU Plan and any related agreements, subject to the adjustments pursuant to this Section 2.02(d). Each holder of a Converted Deferred Stock Unit shall be credited with such holder’s service with the Company or its Subsidiaries for purposes of determining such holder’s vesting under such Converted Deferred Stock Unit.

(ii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the settlement of Converted Deferred Stock Units. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Converted Deferred Stock Units.

(e) Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 2.02.

(f) It is the intent of the parties that the Converted RSUs and Converted Deferred Stock Units shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so as to avoid the imposition of any additional taxes or penalties in respect of deferred compensation, and that, to the extent necessary to comply with such section, the provisions of this Section 2.02 shall be construed in a manner consistent with such intent and adjusted, to the extent necessary, to avoid a failure to comply with Section 409A of the Code.

Section 2.03.  Dissenting Shares.  (a) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders that have properly demanded and perfected their appraisal rights with respect to such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be canceled and the holder thereof shall not receive the Merger Consideration as compensation for such cancellation, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Dissenting Shares shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration (payable without any interest thereon and less the amount of withholding (if any) that is required to be made under applicable Tax Law) as compensation for such cancellation.

(b) The Company shall give Parent (i) prompt notice of any notice received by the Company of intent to demand appraisal with respect to any shares of Company Common Stock, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment or other commitment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

Section 2.04.  Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall appoint The Bank of New York or another bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c) (the “Exchange Fund”).

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of one or more Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Certificates, and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.04(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.04(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable in respect of the Certificates.

(c) The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article II.

(d) Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Article II.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash or distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments will be payable to the Surviving Corporation or Parent, as Parent directs. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Article II.

(h) Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided that information contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement, other than Section 3.07(a) of this Agreement, to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other section of this Agreement), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01.  Organization, Standing and Corporate Power; Subsidiaries.  (a) The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals or where the failure of a Subsidiary of the Company to be in good standing has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be likely to have a Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Schedule lists, as of the date hereof, each Subsidiary of the Company. All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

Section 3.02.  Certificate of Incorporation and Bylaws.  The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate and the Company’s Restated By-laws (the “Company Bylaws”), and the comparable organizational documents of each Subsidiary, in each case as amended to the date hereof. The Company Certificate and Company Bylaws and other organizational documents of the Company and each Subsidiary are in full force and effect and no other organizational documents are applicable to or binding upon the Company.

Section 3.03.  Capitalization.  (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, 600,000 shares of non-voting common stock, par value $0.01 per share (“Company Non-Voting Common Stock”), and 20,000,000 shares of preferred stock, no par value (“Company Preferred Stock”), of which 1,000,000 of such shares are designated as Series A Junior Participating Preferred Stock, without par value, and have been reserved for issuance upon the exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Company’s Rights Agreement, dated as of February 11, 1999, as amended (the “Company Rights Plan”), by and between the Company and American Stock Transfer & Trust Company, as Rights Agent. At the close of business on October 31, 2006 (the “Capitalization Date”):

(i) 42,214,521 shares of Company Common Stock were issued and outstanding (which number includes 2,986,782 shares of Company Common Stock held by the Company in its treasury);

(ii) 1,896,827 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 3.25% Convertible Subordinated Debentures due 2024 (the “2024 Convertible Debentures”);

(iii) 7,725,411 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of Company Stock Options issued pursuant to the Company’s 2006 Long-Term Incentive Plan, Second Amended and Restated Stock Option Plan, Non-Qualified Stock Option Plan for Non-Executive Employees, Non- Qualified Stock Option Plan for Employees of Acquired Companies and Amended and Restated Non-Employee Director Stock Option Plan and Deferred Stock Unit Plan, in each case as amended to date (such plans, collectively, the “Company Stock Plans”), of which (x) 5,526,213 shares of Company Common Stock were subject to outstanding Company Stock Options or agreements to grant Company Stock Options, (y) 399,345 shares of Company Common Stock were subject to outstanding Company RSUs or agreements to grant Company RSUs and (z) 126,001 shares of Company Common Stock were subject to outstanding Company Deferred Stock Units; and

(iv) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares.

(b) Except as set forth above in Section 3.03(a), at the close of business on the Capitalization Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. At the close of business on the Capitalization Date, (i) no shares of Company Common Stock were owned by a direct or indirect wholly-owned Subsidiary of the Company and (ii) there were no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options, Company RSUs, Company Deferred Stock Units and the 2024 Convertible Debentures) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, Company RSUs or Company Deferred Stock Units will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the 2024 Convertible Debentures, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in Section 3.03(a) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options, Company RSUs,

Company Deferred Stock Units and 2024 Convertible Notes set forth above in Section 3.03(a) or as may otherwise be permitted under Section 5.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) any Company Stock-Based Awards and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

(c) Since January 1, 2001, except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, with respect to the Company Stock Options: (A) each Company Stock Option was properly accounted for on the books and records of the Company; (B) each grant of Company Stock Options was made in accordance with the terms of the applicable Company Stock Plans and any applicable Laws and regulatory rules or requirements; and (C) the per share exercise price of each Company Stock Option was determined in accordance with the applicable Company Stock Plan and, to the extent required pursuant to the terms of the applicable Company Stock Plan, was equal to the fair market value of a share of Company Common Stock (determined in accordance with the applicable Company Stock Plan) on the applicable date on which the related grant was by its terms to be effective.

Section 3.04.  Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held (i) approved, and declared advisable, this Agreement, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company as promptly as practicable, (iv) subject to Section 6.04, recommended that the stockholders of the Company adopt this Agreement at the Stockholders Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way, and (v) approved this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL.

Section 3.05.  No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, or indenture, or any lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to obtaining the Company Stockholder Approval and assuming the consents, approvals, filings and other matters referred to Section 3.05(b) are duly obtained or made, any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of their respective Subsidiaries or any of their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be likely to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger or the other transactions contemplated by this Agreement by the Company do not and will not require any consent, approval, order, authorization or permit of, action by, filing with or notification to, any Federal, state, local or foreign governmental, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”), except for (i) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (ii) the filing with the SEC of (x) the Proxy Statement and (y) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) any filings with and approvals of NASDAQ National Market System (“Nasdaq”) and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be likely to (x) have a Material Adverse Effect or (y) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 3.06.  Company SEC Documents; Financial Statements; No Undisclosed Liabilities.  (a) The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed by the Company since January 1, 2003 (such documents, together with any documents filed (rather than furnished) during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of its filing date, or if amended or supplemented prior to the date of this Agreement, as of the date of the last such amendment or supplement, each of the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), and the Exchange Act applicable to such Company SEC Documents. Except to the extent the information contained in any Company SEC Document has been amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such Company SEC Documents. Each of the Company SEC Documents complied in all material respects at the time it was filed as to form with the applicable requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and the financial statements included therein or incorporated therein by reference (including the related notes) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

(b) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which if known would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP, except (i) as reflected, reserved for or disclosed in the most recent balance sheet of the Company included in Company SEC Documents filed prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) as incurred in the ordinary course of business consistent with past practice since June 30, 2006, (iii) as incurred pursuant to the Transactions or (iv) as has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents. None of the Subsidiaries of the Company are, or have at any time since January 1, 2003 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(d) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that the information relating to the Company, including its consolidated subsidiaries, required to be disclosed by the Company in its reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company maintains internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance that (A) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the Company; (B) access to assets is permitted only in accordance with management’s general or specific authorizations; and (C) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. To the extent required by applicable Law, (i) the Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation, and (ii) disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(e) Since January 1, 2003, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the

Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

Section 3.07.  Absence of Certain Changes or Events.  (a) Since June 30, 2006, there has not been any change, event, condition, development or occurrence which has had, or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except for liabilities incurred in connection with this Agreement or, with respect to liabilities incurred after the date hereof, as expressly permitted pursuant to Section 5.01, since June 30, 2006, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and from such date until the date hereof there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company;

(ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities;

(iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock;

(iv) (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries (all such individuals, collectively, the “Company Personnel”) of any increase in compensation, bonus or fringe or other benefits, except for normal increases in cash compensation (including cash bonus compensation) in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan, (B) any granting by the Company or any of its Subsidiaries to any Company Personnel of (x) any increase in severance or termination pay or (y) any right to receive any severance or termination pay, (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, (x) any employment, deferred compensation, consulting, severance, change of control, termination, retention, deal bonus or indemnification Contract with any Company Personnel or (y) any Contract with any Company Personnel the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such Contracts under this clause (C), collectively, “Company Benefit Agreements”), or (D) the adoption, amendment or termination of any Company Benefit Plan or entry into any agreement, plan or arrangement to do any of the foregoing;

(v) any material damage, destruction or loss, whether or not covered by insurance;

(vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP; or

(vii) any material Tax election or any settlement or compromise of any material income Tax liability.

Section 3.08.  Litigation.  Except for those matters that individually or in the aggregate have not had and would not reasonably be likely to have a Material Adverse Effect: (a) there are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative or otherwise) (“Actions”), including Actions under or relating to any Environmental Law, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (b) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, writ, judgment, injunction, settlement, decree or award; and (c) to the Knowledge of the Company, there are no formal or informal governmental inquiries or investigations or internal investigations or whistle-blower complaints pending or threatened, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any officer of the Company or any of its Subsidiaries.

Section 3.09.  Material Contracts.  (a) For purposes of this Agreement, a “Material Contract”) shall mean:

(i) Any employment, severance, retention, deal bonus, consulting or other Contract with any Company Personnel which will require the payment of amounts by the Company or any of its Subsidiaries, as applicable, after the date hereof in excess of $150,000 per annum;

(ii) Any collective bargaining agreement with any labor union;

(iii) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $500,000;

(iv) Any Contract, other than the Company Certificate, Company Bylaws or other corporate documents of the Company and its Subsidiaries, containing covenants of the Company or any of its Subsidiaries to indemnify or hold harmless another person or group of persons, unless such indemnification or hold harmless obligation to such person, or group of persons, as the case may be, would not reasonably be expected to exceed a maximum of $500,000;

(v) Any Contract requiring aggregate future payments or expenditures in excess of $500,000 and relating to corrective cleanup, abatement, remediation or similar actions in connection with environmental liabilities or obligations;

(vi) Company IP Agreements;

(vii) Any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other person (other than the Company or any of its Subsidiaries);

(viii) Any (i) indenture, mortgage, loan, guarantee or credit Contract under which the Company or any of its Subsidiaries has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or (ii) guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $500,000;

(ix) Any Contracts (i) providing for any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated pursuant to the Securities Act) where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving or material liabilities of the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Documents or (ii) providing for any loan by the Company or any of its Subsidiaries to the counterparty to such Contract (or to an affiliate of such counterparty) for an amount in excess of $250,000;

(x) Any Contract (i) containing a covenant that prohibits or restricts, in any material respect, the Company or any of its Subsidiaries from engaging in any business activities in any geographic area, line of business or customer segment or otherwise in competition with any Person, or (ii) that grants material exclusivity rights or “most favored nations” status to the counterparty thereof;

(xi) Contracts providing for “earn-outs,” “performance guarantees” or other similar contingent payments by the Company or any Subsidiary which would reasonably be expected to be in excess of $500,000 during any twelve-month period;

(xii) Any Government Contract or Government Bid, other than any such Government Contract or Government Bid that is with a Government-owned hospital or ambulance service and that would not reasonably be expected to involve payments by or to the Company or any Subsidiary of the Company in excess of $250,000 per annum;

(xiii) Any material Contract (including guarantees) between the Company or any wholly-owned Subsidiary of the Company, on the one hand, and another Subsidiary of the Company that is not wholly-owned by the Company, on the other hand;

(xiv) Any Contract entered into on or after January 1, 2001 relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise) in an amount in excess of $500,000 to the extent that there are continuing obligations thereunder as of the date hereof; and

(xv) Any Contract (other than Contracts of the type described in subclauses (i) through (xiv) above) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $500,000 per annum, other than purchase or sales orders or other Contracts entered into in the ordinary course of business consistent with past practice that are terminable or cancelable by the Company or any of its Subsidiaries without penalty on 90 days’ notice or less.

(b) Section 3.09(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. Each such Material Contract is in full force and effect, and neither the Company nor any of its Subsidiaries has repudiated or waived any material provision of such Material Contract, except to the extent that (i) such Material Contract has previously expired in accordance with its terms or (ii) the failure to be in full force and effect, or any such repudiation or waiver, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any such Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any such Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect.

Section 3.10.  Government Contracts.  (a) (i) During the last three years, the Company has complied with all U.S. federal Laws and Regulations applicable to government contracting and procurement, including U.S. federal Laws and Regulations relating to procurement integrity, equal employment opportunity and the prohibitions on false claims and statements in connection with the bidding for, responding to requests for proposals for, solicitation, negotiation and execution of Government Contracts, except, in each case, where the failure to comply individually or in the aggregate has not had and would not reasonably be likely to have a Material Adverse Effect, and (ii) during the last three years, none of the Company, any of its Subsidiaries, or to the Knowledge of the Company, any of the employees of the Company or any of its Subsidiaries has made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, other than routine inquiries, audits and reconciliations that, in each case, individually or in the aggregate has not had and would not reasonably be likely to have a Material Adverse Effect. For purposes of this Agreement, “Government Contract” means any Contract that (x) is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Entity, on the other hand, or (y) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) known by the Company or any Subsidiary to be in connection with a contract between another entity and a Governmental Entity, and “Government Bid” means any offer to sell products or services made by the Company or any of its Subsidiaries to a Governmental Entity.

(b) Neither the Company nor any of its Subsidiaries nor any of the Company Personnel is (or during the last three years has been) or, to the Knowledge of the Company, is threatened to be suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government or non-U.S. Government contracting.

Section 3.11.  Permits; Compliance with Laws.  (a) The Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities and third persons necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted (collectively, “Permits”), except where the failure to have any of such Permits has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2003, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause any revocation, modification or cancellation of any such Permit that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) The businesses of the Company and its Subsidiaries have been and are being conducted in compliance with, and none of the Company, any Subsidiary or, to the Knowledge of the Company, any of their respective officers, directors or employees has engaged in any activity which is in violation of, applicable Laws and Orders, including: (i) the applicable Medicare and Medicaid fraud and abuse provisions of the federal Social Security Act and other federal laws, including any activity which is prohibited under the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b, et seq.); (ii) the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn); (iii) the False Claims Act (31 U.S.C. § 3729); (iv) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (v) Mail and Wire Fraud (18 U.S.C. §§ 1341-1343); (vi) False Statements Relating to Health Care Matters (18 U.S.C. § 1035); (vii) Health Care Fraud (18 U.S.C. § 1347); (viii) or any applicable regulations related to any of the above (i) through (vii) (or any applicable related state or local statutes, regulations, or ordinances); and (viii) the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder regarding the transactions, code sets and unique identifier requirements (as set forth in 45 C.F.R. Part 162), the privacy and security of protected health information (as set forth at 45 C.F.R. Part 160 and Part 164, Subparts A, C, and E) and any state or local statutes, regulations, or ordinances related to the privacy or security of individually identifiable health or medical information, except where any such non-compliance has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is currently, nor has ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of Inspector General of the Department of Health and Human Services or similar agreement or consent order of any other Governmental Entity which, in each case, has or could have a continuing impact on the Company or its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, or employees has been convicted of, charged with or investigated for a Medicare, Medicaid or state health program related offense or has been debarred, excluded or suspended from participation in Medicare, Medicaid or any other federal or state health program, as defined in 42 U.S.C. §1320a-7b(f) (“Federal Health Care Program”), or been subject to any order or consent decree of, or criminal or civil fine or penalty relating to a Federal Health Care Program imposed by, any Governmental Entity. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any their officers, directors, employees or subcontractors has arranged or contracted with (by employment or otherwise) any individual or entity that is excluded from participation in a Federal Health Care Program for the provision of items or services for which payment may be made under such Federal Health Care Program. To the Knowledge of the Company, no exclusion, suspension, or debarment claims, actions, proceedings or investigations are pending or threatened against the Company or any of its Subsidiaries, or any of their officers, directors, employees or subcontractors.

(d) The Company and its Subsidiaries to the extent required by applicable Healthcare Information Laws, (i) has undertaken all surveys, audits, inventories, reviews, analyses or assessments (including any necessary risk assessments), (ii) has developed a plan for maintaining compliance with all Healthcare Information Laws (the “Company Compliance Plan”) and (iv) has implemented the Company Compliance Plan in all material respects. For purposes of this Agreement, the term “Healthcare Information Laws” means any and all Laws relating to patient or individual healthcare information, including the Administrative Simplification requirements of HIPAA.

(e) Each Subsidiary that is a “covered entity” or “Health Care Clearinghouse,” as those terms are defined under HIPAA is in compliance in all material respects with the applicable HIPAA requirements regarding the privacy and security of protected health information. Neither the Company nor any such Subsidiary has received any written notice from any person regarding its or any of their agents, employees or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health-related information in violation of any applicable Healthcare Information Law, except for such notices which do not and could not have a continuing impact on the Company or its Subsidiaries. To the Knowledge of the Company, there is no misuse, or improper disclosure or successful security incident (each as determined by reference to the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C) or state Law, as applicable), involving individually identifiable health-related information by, or in the case of Security Incidents (as defined at 45 CFR § 164.304) involving electronic individually identifiable health-related information held by, the Company or its Subsidiaries or any of their agents, employees or contractors, involving individually identifiable health-related information that has not been remedied as required by applicable Law.

Section 3.12.  Environmental Matters.  (a) Except for those matters that individually or in the aggregate have not had and would not reasonably be likely to have a Material Adverse Effect: (i) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder for remediation; (ii) prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, to the Knowledge of the Company, there were no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder for remediation; (iii) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws; and (iv) to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws.

(b) For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all applicable Federal, state, local and foreign Laws (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Release of, or exposure to, Hazardous Materials, or to human health and safety.

(ii) “Hazardous Materials” means (A) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (B) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

(iii) “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.

Section 3.13.  Labor Relations and Other Employment Matters.  (a) As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary, and no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification to the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority

(foreign or domestic). Since January 1, 2003, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect (i) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) no employee of the Company at the officer level or above has given written notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, no employee or former employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement (including any agreement relating of trade secrets or proprietary information) or non-competition agreement with the Company or any of its Subsidiaries, and (iv) the Company and its Subsidiaries are in compliance with all applicable Laws, Contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988.

Section 3.14.  ERISA Compliance.  (a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, employee loan, collective bargaining, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, restricted stock unit, deferred stock unit, retirement, thrift savings, stock bonus, paid time off, material fringe benefit, vacation, severance, retention, change in control, and all other material employee benefit plans, programs, policies or Contracts maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any Company Personnel (collectively, but exclusive of individual option, restricted stock unit and deferred stock unit award agreements issued under the Company Stock Plans, the “Company Benefit Plans”) and each Company Benefit Agreement (exclusive of local offer letters mandated under applicable non-U.S. Law that do not impose any severance obligations other than any mandatory statutory severance). Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Company Pension Plan” and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Company Welfare Plan”.

(b) The Company has provided to Parent current, complete and accurate copies of (i) each Company Benefit Plan, including Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States (“Foreign Benefit Plans”), and Company Benefit Agreements (exclusive of local offer letters mandated under applicable non-U.S. Law that do not impose any severance obligations other than any mandatory statutory severance), (ii) for the two most recent years (A) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Entity with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, and (B) actuarial valuation reports, (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan and (iv) the most recent favorable IRS determination letter, to the extent applicable.

(c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms except where the failure to comply with the applicable terms of the plan is necessary to comply with applicable Law. The Company, its Subsidiaries and all the Company Benefit Plans and Foreign Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws.

(d) All Company Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters or opinion letters from the IRS, to the effect that such Company Pension Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or opinion letter relating to any such Company Pension Plan that would reasonably be likely to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. The Company has provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter or opinion letter has not yet been received.

(e) Neither the Company nor any Commonly Controlled Entity has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA. Except as has not had and would not reasonably be likely to have a Material Adverse Effect, neither the Company nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA. To the Knowledge of the Company, no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted. No event has occurred, and to the Knowledge of the Company no condition exists with respect to or in connection with any Company Benefit Plan, that would be reasonably likely to subject the Company, any Subsidiary or Commonly Controlled Entity, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code.

(f) Except as has not had and would not reasonably be likely to have a Material Adverse Effect, (A) all reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed, (B) none of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no Actions by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are pending or threatened that could reasonably be expected to give rise to any material liability, (C) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such Action and (D) no written or oral communication has been received from the Pension Benefit Guaranty Corporation in respect of any Company Benefit Plan subject to Title IV of ERISA in connection with the transactions contemplated herein.

(g) Except as has not had and would not reasonably be likely to have a Material Adverse Effect, (A) all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent balance sheet of the Company included in the Filed Company SEC Documents and (B) no Company Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(h) With respect to each Company Benefit Plan, except as has not had and would not reasonably be likely to have a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(i) Each Company Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local Law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state Law. Neither the Company nor any of its Subsidiaries has any material obligations for health or life insurance benefits following termination of employment under any Company Benefit Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code).

(j) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) except for awards under the Company Stock Plans as in effect on the date hereof, accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement, (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement or (D) result in payments under any Company Benefit Plan or Company Benefit Agreement which would not be deductible under Section 280G of the Code.

(k) Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries. No current or former independent contractor that provides or provided personal services to the Company or its Subsidiaries (other than a current or former director) is entitled to any material fringe or other benefits (other than cash consulting fees) pursuant to any plan, program, policy or Contract to which the Company or any of its Subsidiaries is a party or which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries.

(l) No material deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code. For each of the Key Personnel of the Company or any of its Subsidiaries, the Company has previously provided to Parent (A) accurate Form W-2 information for the 2001, 2002, 2003, 2004 and 2005 calendar years, (B) annual base salary as of the date hereof, actual bonus earned for the 2004 and 2005 calendar years and target annual bonus for the 2006 calendar year and (C) a list, as of the date hereof, of all outstanding Company Stock Options, Company RSUs and Company Deferred Stock Units granted under the Company Stock Plans or otherwise (together with (as applicable) the number of shares of Company Common Stock subject thereto, and the grant dates, expiration dates, exercise or base prices and vesting schedules thereof), and (D) estimated current annual cost of welfare and pension benefits.

(m) Except as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, with respect to any Foreign Benefit Plan, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws and Orders of any controlling Governmental Entity, (ii) all Foreign Benefit Plans that are required to be funded are fully funded in accordance with applicable Law, past practice and generally accepted accounting principles in the local jurisdiction and, with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company or the applicable Subsidiary to the extent so required; and (iii) no liability or obligation of the Company or its Subsidiaries exists with respect to such

Foreign Benefit Plans that has not been accrued in the consolidated financial statements of the Company included in the Filed Company SEC Documents.

(n) No Company Personnel is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

Section 3.15.  Taxes.  (a) (i) All material Tax Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all material respects.

(ii) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and owing, and the Company’s most recent financial statements included in the Filed Company SEC Documents reflect an adequate accrual for all Taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(iii) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.

(iv) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(v) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Company or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries either within the Knowledge of the Company or claimed, pending or raised by an authority in writing. No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Company or any of its Subsidiaries.

(vi) There is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and, to the Knowledge of the Company, foreign Taxes with respect to the Company or any of its Subsidiaries nor has any request been made, either (A) in writing or (B) otherwise to the Knowledge of the Company, for any such extension.

(vii) No written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file Tax Returns, alleging that the Company or any of its Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the Taxing Authority of such jurisdiction.

(viii) Neither the Company nor any of its Subsidiaries joins or has joined in the last six (6) years in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the consolidated group of which the Company or such Subsidiary is or was the common parent.

(ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(xi) Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Time as a result of (A) an open transaction, (B) a prepaid amount, (C) the installment method of accounting, (D) the long-term contract method of accounting, (E) the cash method of accounting or Section 481 of the Code, (F) deferred gains arising before the Closing or (G) any comparable provisions of state or local Tax Law, domestic or foreign.

(xii) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(xiii) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(xiv) Neither the Company nor any of its Subsidiaries has any net operating losses or other tax attributes that are subject to limitation under Section 382, 383, or 384 of the Code (or any comparable provisions of state, local or foreign tax Law).

(b) For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Tax” means (i) any tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any person and liabilities with respect to unclaimed funds), together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee or successor, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Contract as a result of which liability is determined or taken into account with reference to the activities of any other person, (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or tax indemnity agreement.

(ii) “Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(iii) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed (including any attached schedules) with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

Section 3.16.  Title to Properties.  Section 3.16 of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property owned by the Company and its Subsidiaries in fee simple that is material to the Company and its Subsidiaries, taken as a whole (the “Owned Real Property”) identifying the owner and address thereof and (ii) a true and complete list of all leases or subleases of real property (the “Leases”) under which the Company or any of its Subsidiaries leases or subleases any real property or interests in real property other than those that are not material to the Company and its Subsidiaries, taken as a whole (the “Leased Real Property”; together with the Owned Real Property the “Real Property”) identifying the address thereof. The Company and each of its Subsidiaries (i) has good, valid and marketable title to the Owned Real Property, (ii) has a valid leasehold or sublease interest or other comparable contract right in the Leased Real Property and (iii) has good, valid and marketable title to, or has a valid leasehold or sublease interest (or other comparable contract right) in, the other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business, in each case free and clear of all Liens except for Permitted Liens, except in the case of clause (iii) for such failures to have such title or interests as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. The Company and each of its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease, which defaults individually or in the aggregate have had or would reasonably be likely to have a Material Adverse Effect.

Section 3.17.  Intellectual Property.  (a) Section 3.17(a) of the Company Disclosure Schedule sets forth (i) a complete and accurate list, together with registration or application numbers, jurisdictions and filing or issuance dates, as applicable, of all registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”) and that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted; (ii) a list of all other Company Intellectual Property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted; (iii) a complete and accurate list of all license, development, professional services and other Contracts currently in effect granting to the Company or any of its Subsidiaries any right to use any material Intellectual Property (or any portion thereof) material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (other than software which is generally commercially available and would not reasonably be expected to have a replacement value of greater than $250,000) (collectively, the “Inbound License Agreements”); and (iv) a complete and accurate list of all license, development, professional services and other Contracts currently in effect and under which the Company or any of its Subsidiaries has granted or are obligated to grant exclusive licenses to use any Company Intellectual Property (or any portion thereof) owned or created by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (collectively, the “Outbound License Agreements” and together with the Inbound License Agreements, the “Company IP Agreements”).

(b) Except as has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company or its Subsidiaries owns all right, title and interest in and to or has a license or other right to use the Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (“Company Intellectual Property”), free and clear of all Liens other than Permitted Liens; (ii) since January 1, 2003 (or earlier for claims not since resolved), neither the Company nor any of its Subsidiaries has received any notice or claim challenging (x) its ownership of Intellectual Property owned by the Company or any of its Subsidiaries (“Company-Owned Intellectual Property”) or (y) the validity or enforceability of any Company Registered Intellectual Property; and (iii) each item of Company Registered Intellectual Property is valid, subsisting and in full force and effect and has not been abandoned.

(c) The Company has taken commercially reasonable steps to protect the Company-Owned Intellectual Property, including its Trade Secrets. To the Knowledge of the Company and except as has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, no Trade Secret of the Company or any of its Subsidiaries has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement designed to commercially reasonably protect and prevent further disclosure of the Company’s proprietary interests in and to such Trade Secrets.

(d) Except as has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect: (i) no Actions or Orders are pending or, to the Knowledge of the Company, threatened (including cease and desist letters or requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property; (ii) there is no pending or, to the Knowledge of the Company, threatened claim that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating (“Infringing”) any Intellectual Property owned or used by any other person; (iii) to the Knowledge of the Company, no other person has Infringed, or is Infringing any Company-Owned Intellectual Property and no written claims of any of the foregoing have been brought against any person by the Company or any of its Subsidiaries; (iv) there are no defaults by the Company or any of its Subsidiaries with respect to any Company IP Agreement; (iv) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code; (v) the Company Software operates, when installed, operated and maintained according to the Company’s written instructions, in the manner for which it is intended.

(e) The Company Software does not contain, or is not derived in any manner (in whole or in part) from, any Publicly Available Software.

(f) For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Company Software” means all material Software owned by the Company or any of its Subsidiaries.

(ii) “Company Source Code” means any source code or human-readable form of the Software owned by the Company or any of its Subsidiaries.

(iii) “Intellectual Property” means all U.S. and foreign intellectual property, including: (i) patents, inventions, discoveries, processes, designs, techniques, developments, technology and know-how; (ii) copyrights and works of authorship in any media, including Software, Internet site content, graphics, advertising and marketing materials; (iii) trademarks, services marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; and (iv) trade secrets, confidential, proprietary or non-public information, documents, analyses, research and lists.

(iv) “Publicly Available Software” means all Software that is distributed as free Software, open source Software (e.g., Linux), or similar licensing or distribution models; and requires as a condition of use, modification and/or distribution of such Software that such Software, or other Software incorporated into, derived from or distributed with such Software, be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge.

(v) “Registered Intellectual Property” means all registrations, recordings and applications to register or record Intellectual Property with any Governmental Entity.

(vi) “Software” means all computer programs (whether in source code or object code form and including any and all software implementations of algorithms, models and methodologies), and all data bases, compilations and documentation (including user, operator, and training manuals) related to the foregoing.

(vii) “Trade Secrets” means any rights in confidential information and proprietary information, including any idea, formula, algorithm, design, pattern, unpublished patent application, compilation, program, Company Source Code, specification, data, device, method, technique, process or other know-how as well as any other financial, marketing, customer, pricing and cost confidential and proprietary information related to its business, that derives, in the Company’s reasonable opinion, independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, other than as required pursuant to Law.

Section 3.18.  Voting Requirements.  The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) at the Stockholders Meeting or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.

Section 3.19.  Takeover Statutes; Rights Plans.  (a) The Board of Directors of the Company has taken, or shall have taken on or prior to the Closing, all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby all applicable state anti-takeover statutes or regulations and all takeover-related provisions set forth in the Company Certificate and the Company Bylaws.

(b) Prior to the date of this Agreement, the Company has amended the Rights Plan so that (i) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (A) cause the Company Rights to become exercisable, (B) cause Parent or any of its Affiliates or Associates (each as defined in the Rights Plan) to become an Acquiring Person (as defined in the Rights Plan) or (C) give rise to a Distribution Date or Stock Acquisition Date (each as defined in the Rights Plan), and (ii) the Company Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a complete and correct copy of such amendment.

Section 3.20.  Proxy Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the date it is first mailed to stockholders and at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

Section 3.21.  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than The Blackstone Group) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

Section 3.22.  Opinion of Financial Advisors.  The Company has received the opinion of The Blackstone Group, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of such opinion has been, or will promptly be, delivered to Parent.

Section 3.23.  Insurance.  Copies of all material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, have been made available to Parent. All such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither the Company nor any of its Subsidiaries is in material breach or default of any of the material insurance policies of the Company and its Subsidiaries. No notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such insurance policies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01.  Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to have such governmental licenses, permits, authorizations and approvals individually or in the aggregate has not had and would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.

Section 4.02.  Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law).

Section 4.03.  No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or any of their respective properties, rights or other assets is subject or (iii) assuming the consents, approvals, filings and other matters referred to Section 4.03(b) are duly obtained or made, any Law or Order applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (ii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger or the other transactions contemplated by this Agreement by Parent and Merger Sub do not and will not require any consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity except for (a) (i) the filing of a premerger notification and report form by Parent under the HSR Act and the termination of the waiting period required thereunder and (ii) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (ii) the filing with the SEC of (x) the Proxy Statement and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) any filings with and approvals of Nasdaq, and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.

Section 4.04.  Litigation.  There are no Actions pending or, to the knowledge of any executive officer of Parent, threatened against Parent or any of its Subsidiaries or any of the executive officers or directors of the Parent, except, in each case, for those that, individually or in the aggregate, would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, writ, judgment, injunction, settlement, decree or award, except for those that, individually or in the aggregate, would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.

Section 4.05.  Proxy Statement.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

Section 4.06.  Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.07.  Capital Resources.  As of the Closing, Parent will have funds that are sufficient to effect the Closing on the terms contemplated hereby.

Section 4.08.  Brokers.  No broker, investment banker, financial advisor or other person (other than J.P. Morgan Securities, Inc.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.09.  Voting Requirements.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01.  Conduct of Business of the Company Pending the Merger.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise expressly permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Company Stock Plans or (B) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the

Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent);

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, including pursuant to Contracts as in effect on the date hereof, except for (x) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with Company RSUs, Company Deferred Stock Units or Company Stock-Based Awards, in each case outstanding as of the date hereof and in accordance with their terms on the date hereof and (y) issuances in accordance with the Rights Plan;

(c) amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(d) directly or indirectly acquire (i) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (ii) any assets, rights or properties except for (A) capital expenditures, which shall be subject to the limitations of clause (g) below, (B) purchases of inventory, raw materials or supplies in the ordinary course of business consistent with past practice and (C) other acquisitions, investments or capital contributions not exceeding $3,000,000 in the aggregate;

(e) (i) sell, pledge, dispose of, transfer, lease, license, or otherwise encumber or subject to any Lien any material properties, rights or assets of the Company or any of its Subsidiaries, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts, or non-material leases or licenses in the ordinary course of business consistent with past practice, and (B) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (x) assets or properties of the Company or any of its Subsidiaries having a value not to exceed in the aggregate $1,000,000, (y) inventory which is obsolete or no longer used or useful in the conduct of the Company’s or any of its Subsidiaries’ business having an aggregate sales value not to exceed in the aggregate $1,000,000 or (z) finished goods in the ordinary course of business consistent with past practice; or (ii) unless otherwise permitted under another clause of this Section 5.01, enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company;

(f) (i) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than short-term borrowings in the ordinary course of business consistent with past practice, in an aggregate amount not to exceed $5,000,000 at any time outstanding) or (ii) make any loans or advances to any person other than to employees in respect of travel expenses in the ordinary course of business consistent with past practice which would result in the aggregate amount of all loans and advances of the Company and its Subsidiaries exceeding $3,000,000;

(g) make any new capital expenditure in excess of $500,000 individually or $16,000,000 in the aggregate with respect to all such capital expenditures, except as set forth in Section 5.01(g) of the Company Disclosure Schedule;

(h) except as required by Law or any judgment by a court of competent jurisdiction, (i) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (B) any payments, discharges, settlements or satisfactions that do not exceed $1,000,000 individually or $3,000,000 in the aggregate, or (ii) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(i) (i) enter into or fail to renew any Contract of the type described in Section 3.09 (excluding subclauses (i) and (xv) of Section 3.09), (ii) enter into or fail to renew any Contract (other than Contracts of the type described in subclauses (i) through (xiv) of Section 3.09) that has an aggregate first year or annual value of $3,000,000 or more, other than purchase or sales orders or other Contracts entered into in the ordinary course of business consistent with past practice that are terminable or cancelable by the Company or any of its Subsidiaries without penalty on 90 days’ notice or less, (iii) materially modify, terminate, or cancel any Contract of the type described in Section 3.09 (excluding subclause (i) of Section 3.09), or waive, release or assign any material rights or claims thereunder (iv) enter into, modify, amend or terminate any other Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted or (v) except as may be required by Law, modify and amend in any material respect the Company Compliance Program;

(j) enter into any Contract of the type described in Section 3.09 to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or other assets of the Company or any of its Subsidiaries under, or require Parent or any of its Affiliates to license or transfer any of its Intellectual Property or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(k) except as required (x) by applicable Law, (y) to comply with any Company Benefit Plan, Company Benefit Agreement or other Contract entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to Parent) or (z) as may be required to avoid adverse treatment under Section 409A of the Code, (i) adopt, enter into, terminate, modify or amend (A) any Company Benefit Plan or (B) any Company Benefit Agreement or, other than with respect to the hiring of any person whose annual cash compensation (including target bonus payments) does not exceed $250,000, any other Contract, plan or policy involving the Company or any of its Subsidiaries and Company Personnel, except in the ordinary course of business consistent with past practice with respect to employees of the Company or its Subsidiaries who are not Key Personnel, (ii) grant any severance or termination pay to any Company Personnel or increase the compensation of any Company Personnel except for any such increases in the ordinary course of business consistent with past practice with respect to Company Personnel who are not Key Personnel, (iii) remove any existing restrictions in any Company Benefit Agreements, Company Benefit Plans or awards made thereunder, (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder or (vi) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(l) except as required by GAAP and as advised by the Company’s independent public accountant, revalue any material assets or liabilities of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices;

(m) perform any monthly or quarterly financial reporting close process in a manner that differs from that used for months or quarters ending in calendar year 2006 and prior to the date hereof;

(n) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and/or its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice or otherwise not in excess of $10,000,000 (provided that for purposes of this Section 5.01(n) Parent shall be required to consent in the event that failure by the Company or its Subsidiaries to make the requested change in book value would result in the Company or its Subsidiaries not being in compliance with GAAP); or

(o) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Section 5.02.  Advice of Changes.  The Company and Parent shall promptly advise the other party orally and in writing if (a) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Section 7.02(a) or Section 7.03(a) or (b) it (and, in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 5.03.  Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (a) timely file all Tax Returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (b) timely pay all material Taxes due and payable; (c) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due; (d) promptly notify Parent of any material Actions pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of Tax and not settle or compromise any material Tax liability without Parent’s prior written consent, which shall not be unreasonably withheld; (e) except in the ordinary course of business and consistent with past practice (i) not change any method of accounting; (ii) not file any amended Tax Return; (iii) not agree to an extension or waiver of the statute of limitations with respect to the assessment of determination of Taxes; and (iv) not make or change any material Tax election, in each case, without Parent’s prior written consent, which shall not be unreasonably withheld. Any Tax Returns described in this Section 5.03 shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company. The Company shall notify Parent upon the filing of any such material Tax Return and shall make such Tax Returns available to Parent.

Section 5.04.  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01.  Stockholders Meeting.  (a) As soon as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders solely for the purpose of adopting this Agreement (the “Stockholders Meeting”), (ii) use its reasonable best efforts to obtain the Company Stockholder Approval (for the sake of clarity, it is understood that a Company Adverse Recommendation Change by the Company in accordance with Section 6.04 shall not be deemed to be a breach of this Section) and (iii) subject to Section 6.04, include in the Proxy Statement the recommendation of the Board of Directors

(the “Company Recommendation”) that the stockholders of the Company vote in favor of the adoption of this Agreement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to this Section 6.01(a) shall, consistent with Section 6.04(c), not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated in accordance with Section 8.01.

Section 6.02.  Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC the Proxy Statement to be sent to the stockholders of the Company relating to the Stockholders Meeting to be held to consider adoption of this Agreement. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement and Parent and its counsel shall be given the reasonable opportunity to review and comment on such Proxy Statement and any related materials, including any letters prepared in response to any SEC comments, which comments shall be given reasonable consideration by the Company. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to cause the Proxy Statement to be mailed to the Company’s stockholders as soon as reasonably practicable after the Proxy Statement is cleared by the SEC. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

Section 6.03.  Access to Information; Confidentiality.  (a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of planning for post-merger integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company or its Subsidiaries and, during such period, the Company shall furnish promptly to Parent all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the loss of attorney-client privilege. If any of the information or material furnished pursuant to this Section 6.03 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(b) In furtherance of the foregoing but without limiting the generality of Section 6.03(a), the Company shall, and shall cause its Subsidiaries and their respective officers and directors to, reasonably cooperate with Parent in connection with obtaining any financing Parent deems necessary to consummate the transactions contemplated hereby (the “Financing”), including by (i) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (ii) providing assistance in preparation of confidential information memoranda, prospectuses and other materials to be used in connection with the Financing, (iii) providing assistance in the preparation for, and participating in, meetings, due diligence sessions, road shows and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (iv) providing any financial information necessary for the satisfaction of the obligations and conditions set forth in any commitment letters or similar agreements and (v) undertaking such other actions, all as Parent may reasonably request in connection with the Financing.

(c) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of that certain confidentiality agreement, dated as of September 18, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”); provided, however, that the restrictions set forth in paragraph 11 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement or any proposals, negotiations or actions by or on behalf of Parent related to this Agreement and the transactions contemplated hereby (including in response to a Notice of Superior Proposal pursuant to Section 6.04(b)). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 6.03 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

Section 6.04.  No Solicitation.  (a) The Company agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors or officers shall, and the Company shall not authorize or permit any of its and its Subsidiaries’ employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, intermediary or Affiliate (collectively, “Representatives”) to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to result in or facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person other than Parent. The Company shall, and shall cause its Subsidiaries and its and their directors and officers to, and shall cause its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines (after consultation with, and taking into account the advice of, its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to constitute a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof in violation of the first and second sentences of this Section 6.04(a) and was made after the date hereof and did not otherwise result from a breach of the first and second sentences of this Section 6.04(a), the Company may, subject to compliance with this Section 6.04, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the provisions of the Confidentiality Agreement (it being understood that (x) the standstill provision contained in such confidentiality agreement shall not restrict, and notwithstanding anything herein to the contrary may be waived by the Company to the extent necessary to allow, such person from making any proposals, negotiations or actions in response to any proposals, negotiations or actions taken by or on behalf of Parent in connection with any exercise by Parent of its rights under this Section 6.04 and (y) the provisions set forth in paragraph 12 of the Confidentiality Agreement shall not be a part of any such confidentiality agreement entered into with any such person making such Takeover Proposal), provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its

Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), the Board of Directors of the Company concludes in good faith (after consultation with, and taking into account the advice of, its outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

The term “Takeover Proposal” means any inquiry, proposal or offer (or any communication or affirmation in support of any previously made inquiry, proposal or offer) from any person relating to, or that could reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any Subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions pursuant to this Agreement.

The term “Superior Proposal” means any bona fide offer proposed by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 80% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company reasonably determines (after consultation with, and taking into account the advice of, its outside legal advisors and a financial advisor of nationally recognized reputation), taking into account all financial, legal, regulatory and other aspects of such proposal (including any break-up fee, expense reimbursement provisions and conditions to consummation) and the person making the proposal, to be (i) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (ii) reasonably capable of being completed on the terms set forth in the proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation or (B) make any public statement in connection with the Company Recommendation or Stockholders Meeting, or in reference to a Takeover Proposal, that is materially inconsistent with the Company Recommendation (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 6.04(a)) or any tender offer constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal; or (iii) waive any provision of, terminate, amend, restate or otherwise modify the Company Rights Plan or redeem the Company Rights. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval and subject to Section 6.04(d), the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that the Board reasonably determines (after consultation with, and taking into account the advice of, its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was not solicited in violation of the first and second sentences of Section 6.04(a) and was made after the date hereof, (x) make a Company Adverse Recommendation Change and/or (y) terminate this Agreement and, concurrently with the termination of this Agreement, enter into a definitive agreement with respect to such Superior Proposal, if the Board of Directors of the Company has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, that, in light of such Superior Proposal, the failure of the Board of Directors to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.04(b), and any purported termination or approval pursuant to this sentence shall be void and of no force or effect, unless the Company pays to Parent the fee payable pursuant to Section 8.02(b) prior to or concurrently with such termination pursuant to this Section 6.04(b); and provided, further, however, that the Board of Directors shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to the foregoing clause (x) or to terminate this Agreement pursuant to the foregoing clause (y) unless the Company has:

(i) provided to Parent three Business Days’ prior written notice (such notice, a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors and the identity of the person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period);

(ii) during such three Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal; and

(iii) at the end of such three Business Day period, determined that such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the financial terms of this Agreement proposed by Parent following a Notice of Superior Proposal, as a result of the negotiations between Parent and the Company pursuant to clause (ii) or otherwise).

In addition, and notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval the Board of Directors of the Company may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors of the Company nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Takeover Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Company Adverse Recommendation Change if the Board of Directors of the Company has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, that, in light of such Intervening Event, the failure of the Board of Directors to effect such a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Law; provided that, the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has (x) provided to Parent at least three Business Days’ prior written notice (unless the Intervening Event arises fewer than three Business Days prior to the Stockholders Meeting in which case the Company shall notify Parent as promptly as practicable and in any event within 24 hours after such Intervening Event arises) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Intervening Event.

(c) Any Company Adverse Recommendation Change shall not change the approval of this Agreement, the Voting Agreement or any other approval of the Board of Directors of the Company, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.01, (i) the obligation of the Company to call, give notice of, convene and hold the Stockholders Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement and the Merger at the Stockholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), or by a Company Adverse Recommendation Change, and (ii) in any case in which the Company makes a Company Adverse Recommendation Change pursuant to this Section 6.04, the Company shall nevertheless submit this Agreement and the Merger to a vote of its stockholders at the Stockholders Meeting for the purpose of adopting this Agreement.

(d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.04, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal. The Company shall (x) keep Parent fully informed in all material respects of the status and details (including any change to the terms thereof) of any Takeover Proposal and (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal.

(e) Nothing contained in this Section 6.04 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) (2) or (3) under the Exchange Act, making a statement required under Rule 14d-9 under the Exchange Act or making any disclosure of factual matters to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose would violate its obligations under applicable Law, including the duty of candor to the stockholders of the Company; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.04(b).

Section 6.05.  Further Action; Efforts.  (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Merger under the HSR Act and any other applicable Antitrust Laws.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.05(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. For purposes of this Agreement, (A) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and (B) “Foreign Antitrust Laws” means the applicable requirements of antitrust competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.05(a) and (b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, including using reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed). Neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition would be reasonably likely to result in not obtaining the applicable clearance, approval or waiver from an Antitrust Authority with respect to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any similar action (i) the effectiveness or consummation of which is not conditional on the consummation of the Merger or (ii) that individually or in the aggregate is or would reasonably be likely to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) to (A) the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, either before or after giving effect to the Merger, or (B) Parent’s ownership or operation of any portion of the Company’s or any of its Subsidiaries’ business or assets.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Merger, without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall take any action, agree to take any action or consent to the taking of any action pursuant to this Section 6.05 (including with respect to selling, holding separate or otherwise disposing of assets or conducting its business in a specified manner).

(f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.05 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii), as applicable, so long as such party has up to then complied in all material respects with its obligations under this Section 6.05.

Section 6.06.  Directors’ and Officers’ Indemnification and Insurance.  (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate or the Company Bylaws or an indemnification Contract between the Company and any such director or officer (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.06. In the event Parent takes any action to cause the Surviving Corporation to be, or if any action specified in clause (i) or (ii) in the preceding sentence renders the Surviving Corporation (or its successor or assign), unable to satisfy the obligations referred to in Section 6.06(a), Parent shall cause proper provision to be made so that the Surviving Corporation or the successors and assigns of the Surviving Corporation shall perform the obligations under Section 6.06(a).

(c) For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) cause the Surviving Corporation to obtain one or more “tail” policies for all or any portion of the full six-year period; provided, further, that in satisfying its obligation under this Section 6.06(c) (other than clause (i) above), neither the Surviving Corporation nor Parent shall be obligated to pay more than an amount per year equal to 300% of the annual premium paid as of the date of this Agreement by the Company for the current directors’ and officers’ liability insurance policy. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent shall only be obligated to provide such coverage as may be obtained for such aggregate amount.

(d) The provisions of this Section 6.06 are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each indemnified party, his or her heirs and his or her representatives and are in addition to are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 6.07.  Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.08.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 6.09.  Employee Matters.  (a) For a period of twelve months following the Effective Time, the employees of the Company and its Subsidiaries who remain in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits (for the avoidance of doubt, such benefits do not include bonuses) and base salary that, in the aggregate, are substantially similar to the employee benefits and base salary provided to such employees immediately prior to the Effective Time (excluding defined benefit pension plans); provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements other than as provided for in Section 2.02; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially similar in the aggregate. For the avoidance of doubt, Parent hereby expressly assumes and agrees to perform the Company’s obligations under the employment agreements and Company Stock Plans listed in Section 6.09(a) of the Company Disclosure Schedule in the same manner and to the same extent that the Company would be required to perform such obligations if the Merger had not taken place.

(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

(c) Parent shall, or shall cause the Surviving Corporation to, recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Date (to the extent the Continuing Employees do not continue to participate in the employee benefit plans in effect immediately prior to the Effective Time) (i) for purposes of vesting (but not benefit accrual) under any defined benefit pension plan, (ii) for purposes of eligibility for vacation, (iii) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan except to the extent required by applicable Law), (iv) for purposes of eligibility for any company matching contributions and (v) unless covered under another arrangement with or of the Company under which any Continuing Employee may be entitled to receive severance benefits, for benefit accrual purposes under any severance plan, except, in the case of clauses (i) through (v), to the extent such treatment would result in duplicative benefits.

(d) With respect to any welfare plan maintained by Parent or the Surviving Corporation in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.

(e) Notwithstanding the foregoing provisions of this Section 6.09, the provisions of Section 6.09(a), (c) and (d) shall apply only with respect to Continuing Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable Laws relating to employees and employee benefits matters applicable to such employees.

(f) The provisions of this Section 6.09 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.09) under or by reason of any provision of this Agreement.

Section 6.10.  Takeover Laws.  If any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, the Company and its Board of Directors shall use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States set forth on Schedule 7.01 or in which the Company or any of its Subsidiaries engage in business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law in any such jurisdiction shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

Section 7.02.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained in Sections 3.03(a), 3.03(b), 3.04, the first sentence of 3.07, 3.18 and 3.19 of this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date and except, in the case of this clause (ii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation.  There shall not be pending any suit, action or proceeding by any Governmental Entity located in the United States or in another jurisdiction outside of the United States set forth on Schedule 7.01 or in which the Company or any of its Subsidiaries engage in business activities (i) seeking to restrain or prohibit the consummation of the Merger or any other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or any of their Subsidiaries any damages that are material in relation to the Company, (ii) seeking to impose limitations on the ability of Parent or any Affiliates of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation, (iii) seeking to prohibit Parent or its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Affiliates or (iv) that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect.

Section 7.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub contained in Sections 4.02, 4.08 and 4.09 of this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date and except, in the case of this clause (ii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually or in the aggregate, have not had and would not reasonably be likely to have a Parent Material Adverse Effect). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before April 6, 2007 (as extended as set forth below, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; and provided, further, that (A) if the condition set forth in Section 7.01(b) shall not have been satisfied on or before April 6, 2007, then, so long as the other conditions to Closing (other than conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied, at the election of Parent, the Outside Date may be extended until July 6, 2007 and (B) if the condition set forth in Section 7.01(b) shall not have been satisfied on or before April 6, 2007, then, so long as the other conditions to Closing (other than conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied, at the election of the Company, such Outside Date may be extended until July 6, 2007;

(ii) if a Governmental Entity has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order decree, ruling or action shall have become final and nonappealable in each case that would give rise to the failure of a condition set forth in Section 7.01(b) or 7.01(c); or

(iii) if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Stockholder Approval;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (B) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (B) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

(e) by Parent, in the event that prior to obtaining the Company Stockholder Approval (i) (A) a Company Adverse Recommendation Change shall have occurred or (B) the Company shall have breached or failed to perform in any material respect its obligations or agreements contained in Section 6.01(a), Section 6.04(b) (excluding inadvertent breaches or failures that are capable of being cured and that are cured within two Business Days following receipt of written notice of such breach of failure from Parent if Parent provides such notice), Section 6.04(d) (excluding inadvertent breaches or failures that are capable of being cured and that are cured within two Business Days following receipt of written notice of such breach of failure from Parent if Parent provides such notice) or the first or second sentences of Section 6.04(a), or shall have resolved to effect any of the foregoing, or (ii) the Board of Directors of the Company shall have failed to publicly reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten Business Days of receipt of a written request by Parent to provide such reaffirmation following the public announcement of a Takeover Proposal or a Takeover Proposal otherwise becoming publicly known; or

(f) by the Company, prior to obtaining the Company Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 6.04(b).

Section 8.02.  Effect of Termination.  (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the provisions of Section 3.21 and 4.08, the second and third sentences of Section 6.03(a), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated:

(A) by Parent or the Company pursuant to Section 8.01(b)(i) following a Company Adverse Recommendation Change, if, at the time of such termination, either (1) the Company is in breach or shall have failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (y) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by the Company within 10 calendar days following receipt of written notice of such breach or failure to perform from Parent or (2) Parent was entitled to terminate this Agreement pursuant to clause (C), (D) or (E) below;

(B) by Parent or the Company pursuant to Section 8.01(b)(ii) following a Company Adverse Recommendation Change, if, at the time of such termination Parent was entitled to terminate this Agreement pursuant to clause (C), (D) or (E) below;

(C) by Parent or the Company pursuant to Section 8.01(b)(iii) following a Company Adverse Recommendation Change;

(D) by Parent pursuant to Section 8.01(c) following a Company Adverse Recommendation Change;

(E) by Parent pursuant to Section 8.01(e), unless prior to such termination the Company Stockholder Approval shall have been obtained; or

(F) by the Company pursuant to Section 8.01(f);

then in each case the Company shall pay Parent a fee equal to $44,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first Business Day following the date of such termination of this Agreement (or, in the event of a termination by the Company pursuant to Section 8.01(b) or Section 8.01(f), prior to or concurrently with such termination).

(c) In the event that (i):

(A) (1) prior to obtaining the Company Stockholder Approval, a Takeover Proposal shall have been made to the Company or directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, and (2) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) (except in the event that at the time of such termination all conditions to Closing shall have been satisfied or waived (and, in the case of those conditions that by their nature are to be satisfied on the Closing Date, would be satisfied or waived if the Closing were held on the date of such termination) other than the condition set forth in Section 7.01(b)) or by the Parent pursuant to Section 8.01(c), in each case in circumstances not requiring payment of the Termination Fee pursuant to Section 8.02(b); or

(B) (1) prior to obtaining the Company Stockholder Approval, a Takeover Proposal shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, and (2) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) in circumstances not requiring payment of the Termination Fee pursuant to Section 8.02(b), then (ii) if at any time prior to the date that is 12 months after any such termination referred to in this Section 8.02(c), the Company enters into a definitive Contract with respect to, or consummates the transactions contemplated by, any Takeover Proposal (regardless of whether such Takeover Proposal is made or consummated before or after termination of this Agreement), then the Company shall pay to Parent, by wire transfer of same-day funds, the Termination Fee on the date of the first to occur of such event(s) referred to above in this clause (ii) of this Section 8.02(c). For purposes of clause (ii) of this Section 8.02(c) only, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 6.04(a) except that all references to “15%” therein shall be deemed to be references to “more than 50%”.

(d) The Company and Parent acknowledge and agree that the agreements contained in Section 8.02(b) and Section 8.02(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly (i) if the Company fails promptly to pay the amount due pursuant to Section 8.02(b) or Section 8.02(c), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

Section 8.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, and subject to the first sentence of this Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.05.  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.03 shall, in order to be effective, require, in the case of Parent, the Company and Merger Sub, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 8.03, a duly authorized committee of its Board of Directors to the extent permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.  Fees and Expenses.  Except as provided in Section 8.02, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

Section 9.03.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

McKesson Corporation
1 Post Street
San Francisco, CA 94104
Fax: (415) 983-8826
Attention: Executive Vice President and General Counsel

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax: (212) 455-2502

Attention:	Robert E. Spatt
William E. Curbow

(b) if to the Company, to:

Per-Se Technologies, Inc.
1145 Sanctuary Parkway, Suite 200
Alpharetta, GA 30004
Fax: (770) 237-6961
Attention: Paul J. Quiner

with a copy to:

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
Fax: (404) 572-5100

Attention:	John D. Capers, Jr.
G. Roth Kehoe II

Section 9.04.  Definitions.  Form the purposes of this Agreement, the following terms shall have the meanings assigned below:

(a) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(c) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company with annual base compensation in excess of $250,000.

(d) “Knowledge” means, with respect to any matter in question, the actual knowledge of any of those persons set forth in Section 9.04 of the Company Disclosure Schedule, such persons including each member of the Company’s Audit Committee, each executive officer and each senior vice president of the Company or its Subsidiaries, in each case after making due inquiry.

(e) “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each, an “Effect”) which individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (1) any Effect (A) in the financial or securities markets, the economy in general or prevailing interest rates, (B) in the industries in which the Company or any of its Subsidiaries operates in general, (C) in GAAP or regulatory accounting principles or interpretations thereof or (D) in Law or interpretations thereof by any Governmental Entity; provided that in the case of each of clause (A), (B) and (D) any Effect shall only be excluded if such Effect does not adversely disproportionately impact the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; (2) a change in the Company’s stock price or trading volume or the failure by the Company to meet any internal or published financial projections or forecasts, including revenue or earnings predictions; provided that the exceptions in this clause (2) are strictly limited to any such change or failure in and of itself and shall in no way prevent or otherwise affect a determination that any Effect underlying or related to any such change or such failure has resulted in, or contributed to, a Material Adverse Effect; or (3) any Effect that is proved by the Company to the applicable legal standard to have resulted from the announcement of the execution of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement; provided that the exception in this clause (3) shall not affect the representations of the Company in Section 3.05; or (ii) is or would reasonably be expected to impair in any material respect the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

(f) “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets, the economy in general or prevailing interest rates or (B) in the industries in which Parent or any of its Subsidiaries operates in general, to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact Parent or any of its Subsidiaries; or (ii) is or would reasonably be expect to impair in any material respect the ability of the Parent to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

(g) “Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent (d) in the case of Real Property, in addition to items (a) and (b), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries; and (e) any other Liens set forth on Section 9.04(g) of the Company Disclosure Schedule.

(h) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(i) “Subsidiary” of any person, means any person (i) of which such person directly or indirectly owns, securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which a person possesses the right to elect more than fifty percent (50%) of the directors or persons holding similar positions.

Section 9.05.  Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 9.06.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 9.07.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.08.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except (from and after the Effective Time) for the provisions Section 6.06, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

Section 9.09.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.10.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11.  Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware.

Section 9.12.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.12.

Section 9.13.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

MCKESSON CORPORATION

By:	/S/ JOHN H. HAMMERGREN
Name: John H. Hammergren

Title:	Chairman of the Board, President and Chief Executive Officer

PACKET MERGER SUB INC.

By:	/S/ MARC E. OWEN
Name: Marc E. Owen

Title:	Executive Vice President

PER-SE TECHNOLOGIES, INC.

By:	/S/ PHILIP M. PEAD
Name: Philip M. Pead

Title:	Chairman, President & CEO

EXHIBIT A

Form of Amended and Restated Certificate of Incorporation
of the Surviving Corporation

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is [ • ].

SECOND:  The aggregate number of shares which the Corporation shall have authority to issue is [ • ] shares of Common Stock, par value $0.01 per share.

THIRD:  The street address of the Corporation’s initial registered office in [ • ] and the name of its initial registered agent at that office is [ • ].

FOURTH:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FIFTH:  In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SIXTH:  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH:  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 5, 2006 (this “Agreement”), by and among VALUEACT CAPITAL MASTER FUND, L.P., VA PARTNERS, L.L.C., VALUEACT CAPITAL MANAGEMENT, L.P. (each of the foregoing, a “Stockholder” and, collectively, the “Stockholders”), MCKESSON CORPORATION, a Delaware corporation (“Parent”), and solely for the purposes of Section 5.02 hereof, PER-SE TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Packet Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) will be converted into the right to receive the merger consideration specified therein.

WHEREAS, as of the date hereof, each Stockholder Beneficially Owns the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I hereto, and the Stockholders Beneficially Own, in the aggregate, of 6,051,644 shares of Common Stock.

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Capitalized Terms.  For the purposes of this Agreement, capitalized terms used and not defined herein shall have the respective means ascribed to them in the Merger Agreement

Section 1.02  Other Definitions.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

(a) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) “Beneficial Ownership” by a person of any securities includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a person shall be deemed to be the Beneficial Owner of any securities which such person has, at any time during the term of this Agreement, the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

(c) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(d) “Covered Shares” means, with respect to any Stockholder, such Stockholder’s Existing Shares, together with any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case that such Stockholder acquires Beneficial Ownership of on or after the date hereof.

(e) “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), excluding restrictions under securities laws.

(f) “Existing Shares” means, with respect to each Stockholder, the number of shares of Common Stock Beneficially Owned (and except as may be set forth on Schedule I hereto, owned of record) by such Stockholder, as set forth opposite such Stockholder’s name on Schedule I hereto.

(g) “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

(h) “Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a person.

(i) “Subsidiary” of any person, means any person (i) of which such person directly or indirectly owns, securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which a person possesses the right to elect more than fifty percent (50%) of the directors or persons holding similar positions.

(j) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

Section 2.01  Agreement to Vote.  Each Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause the Covered Shares as to which such Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which such Stockholder controls the right to vote (i) in favor of the adoption of the Merger Agreement; (ii) against any action or agreement that is in opposition to, or competitive or inconsistent with, the Merger or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Stockholder contained in this Agreement; and (iii) against any Takeover Proposal and against any other action, agreement or transaction that is prohibited by the Merger Agreement or that would otherwise interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Stockholder of its obligations under this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company in office on the date of this Agreement; (D) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by Parent; or (E) any other change in the Company’s corporate structure or business.

Section 2.02  No Inconsistent Agreements.  Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder hereby represents and warrants, jointly and severally, to Parent as follows:

Section 3.01  Organization; Authorization; Validity of Agreement; Necessary Action.  Each Stockholder that is not an individual is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Stockholder has full power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder or any stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02  Ownership.  Schedule I sets forth, opposite each Stockholder’s name, the number of shares of Common Stock over which such Stockholder has beneficial ownership as of the date hereof. Each Stockholder’s Existing Shares are, and all of the Covered Shares owned by such Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned by such Stockholder. Each Stockholder has good and marketable title to such Stockholder’s Existing Shares, free and clear of any Encumbrances. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder. No Stockholder nor any Affiliate of a Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company.

Section 3.03  No Violation.  The execution and delivery of this Agreement by each Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of such Stockholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which such Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.04  Consents and Approvals.  The execution and delivery of this Agreement by each Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

Section 3.05  Absence of Litigation.  There is no Action pending or, to the knowledge of any Stockholder, threatened against or affecting any Stockholder or any of their respective Affiliates before or by any Governmental Entity that could reasonably be expected to impair the ability of any Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.06  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholders.

Section 3.07  Reliance by Parent and Merger Sub.  Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon each Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

ARTICLE IV

OTHER COVENANTS

Section 4.01  Prohibition on Transfers, Other Actions.  Each Stockholder hereby agrees not to (i) Transfer any of its Covered Shares, Beneficial Ownership thereof or any other interest therein; (ii) enter into any agreement, arrangement or understanding with any person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void. Each Stockholder also agrees not to engage in any transaction with respect to any of the Covered Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.

Section 4.02  Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.03  No Solicitation.  Each Stockholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any of its Subsidiaries, Affiliates or Representatives to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be likely to, result in or facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person other than Parent, (iv) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the U.S. Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided in this Agreement, (v) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal, or (vi) agree or publicly propose to do any of the foregoing. Each Stockholder hereby represents that, as of the date hereof, it is not engaged in any discussions or negotiations with respect to any Takeover Proposal and agrees immediately to cease and cause to be terminated all discussions or negotiations with any person conducted heretofore with any person other than Parent with respect to any possible Takeover Proposal, and will take the necessary steps to inform its Affiliates and Representatives of the obligations undertaken by such Stockholder pursuant to this Agreement, including this Section 4.03. Each Stockholder also agrees that any violation of this Section 4.03 by any of its Affiliates or Representatives shall be deemed to be a violation by such Stockholder of this Section 4.03.

Section 4.04  Notice of Acquisitions, Proposals Regarding Prohibited Transactions.

(a) Each Stockholder hereby agrees to notify Parent in writing of the number of any additional shares of Common Stock or other securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof, such notice to be delivered by such Stockholder as promptly as practicable (and in any event within three Business Days of such acquisition.

(b) Each Stockholder hereby agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) in writing of any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with, such Stockholder or any of its Affiliates with respect to any Takeover Proposal or any other matter referred to in Section 4.03 (including the material terms thereof and the identity of such person(s) making such inquiry or proposal, requesting such information or seeking to initiate or continue such negotiations or discussions, as the case may be). Such Stockholder will keep Parent fully informed in all material respects of apprised of any related developments, discussions and negotiations relating to the matters described in the preceding sentence (including any change to the proposed terms thereof) and shall provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written materials sent or provided to such Stockholder or any of its Subsidiaries from any person that describes the terms or conditions of any Takeover Proposal or other proposal that is the subject of any such inquiry, proposals or information requests.

Section 4.05  Waiver of Appraisal Rights.  To the fullest extent permitted by applicable law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable Law.

Section 4.06  Further Assurances.  From time to time, at Parent’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy

Statement such Stockholder’s identity and ownership of its Covered Shares and the nature of such Stockholder’s obligations under this agreement.

ARTICLE V

MISCELLANEOUS

Section 5.01  Termination.  This Agreement shall remain in effect until the earlier to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms, and after the occurrence of such applicable event this Agreement shall terminate and be of no further force; provided, however, that (A) each Stockholder shall have the right to terminate this Agreement by written notice to Parent if the terms of the Merger Agreement are amended or waived without the written consent of such Stockholder, but only if such amendment or waiver creates any additional condition to the consummation of the Merger, changes the Merger Consideration, changes the form of the Merger Consideration or otherwise adversely affects such Stockholder in any material respect (provided that for the purposes of this clause (A), the term “Merger Agreement” shall mean the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company of even date herewith, as in effect on the date hereof, and capitalized terms used in this clause (A) shall have the meaning given such terms therein) and (B) the provisions of this Section 5.01 and of Sections 5.05 through 5.13 shall survive any termination of this Agreement. Nothing in this Section 5.01 and no termination of this Agreement shall relieve or otherwise limit any party of liability for breach of this Agreement.

Section 5.02  Legends; Stop Transfer Order.

In furtherance of this Agreement, each Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of such Stockholder’s Covered Shares and to legend the share certificates. The Company agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Common Stock and to legend the share certificates. The Company agrees that, following the termination of this Agreement, the Company will cause any stop transfer instructions imposed pursuant to this Section 5.02 to be lifted and any legended certificates delivered pursuant to this Section 5.02 to be replaced with certificates not bearing such legend.

Each certificate representing Covered Shares shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN VOTING AGREEMENT DATED AS OF NOVEMBER 5, 2006, AMONG THE STOCKHOLDER PARTIES THERETO, MCKESSON CORPORATION AND, SOLELY FOR THE PURPOSES OF SECTION 5.02 THEREOF, PER-SE TECHNOLOGIES, INC., AS THE SAME MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH VOTING AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF PER-SE TECHNOLOGIES, INC.”

Each Stockholder will cause all of its Existing Shares and any securities that become Covered Shares after the date hereof to be delivered to the Company for the purpose of applying such legend (if not so endorsed upon issuance). The Company shall return to the delivering party, as promptly as possible, any securities so delivered. The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities.

Section 5.03  No Control.  Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company’s operations.

Section 5.04  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 5.05  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent, to:

McKesson Corporation
1 Post Street
San Francisco, CA 94104
Fax: (415) 983-8826
Attention: Executive Vice President and General Counsel

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax: (212) 455-2502

Attention:	Robert E. Spatt
William E. Curbow

(b)	if to any Stockholder, to:

VA Partners, LLC
435 Pacific Ave., 4th Floor
San Francisco, CA 94133
Fax: (415) 362-5727

Attention:	Allison Bennington
General Counsel, ValueAct Capital

with a copy to:

Dechert, LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Fax: (215) 994-2222
Attention: Christopher D. Karras

(c)	if to the Company, to:

Per-Se Technologies, Inc.
1145 Sanctuary Parkway, Suite 200
Alpharetta, GA 30004
Fax: (770) 237-6961
Attention: Paul J. Quiner

with a copy to:

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
Fax: (404) 572-5100

Attention:	John D. Capers, Jr.
G. Roth Kehoe II

Section 5.06  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 5.07  Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.08  Entire Agreement.  This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 5.09  Governing Law; Specific Performance; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware.

(c) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.09.

Section 5.10  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Parent and each Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the Stockholders.

Section 5.11  Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.12  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 5.13  Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized person thereunto duly authorized) as of the date first written above.

MCKESSON CORPORATION

By:	/s/ John H. Hammergren
Name: John H. Hammergren

Title:	Chairman of the Board, President and Chief Executive Officer

VALUEACT CAPITAL MASTER FUND, L.P.
  By: VA Partners, LLC, its General Partner

By:	/s/ Jeffrey W. Ubben
Name: Jeffrey W. Ubben

Title:	Managing Member

VA PARTNERS, LLC

By:	/s/ Jeffrey W. Ubben
Name: Jeffrey W. Ubben

Title:	Managing Member

VALUEACT CAPITAL MANAGEMENT, L.P.

By: ValueAct Capital Management, LLC, its General Partner

By:	/s/ Jeffrey W. Ubben
Name: Jeffrey W. Ubben

Title:	Managing Member

PER-SE TECHNOLOGIES, INC.
(solely for purposes of Section 5.02)

By:	/s/ Philip M. Pead
Name: Philip M. Pead

Title:	Chairman, President & CEO

SCHEDULE I

Ownership of Common Stock

	Existing Shares
Name and Address of Stockholder	Beneficially Owned		Held of Record*

ValueAct Capital Master Fund, L.P.	6,051,644	(1),(2)	—
VA Partners, L.L.C.	6,051,644	(1),(2)	—
ValueAct Capital Management, L.P.	6,051,644	(1),(2)	—

*	The 6,021,644 shares owned directly by ValueAct Capital Master Fund, L.P. are held in “street name” such that ValueAct Capital Master Fund, L.P. technically is not the record owner of such shares.

(1)	A total of 6,021,644 shares are owned directly by ValueAct Capital Master Fund, L.P. and may be deemed to be beneficially owned by (i) VA Partners, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P. and (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P. Jeffrey W. Ubben is a director of Per-Se Technologies, Inc. and a Managing Member of VA Partners, LLC and ValueAct Capital Management, LLC. Peter H. Kamin and George F. Hamel, Jr. are Managing Members of VA Partners, LLC and ValueAct Capital Management, LLC. The reporting persons disclaim beneficial ownership of the reported stock except to the extent of their pecuniary interest therein.

(2)	This amount includes options to purchase 30,000 shares of common stock that are currently exercisable. Under an agreement with ValueAct Capital Master Fund, L.P., Jeffrey W. Ubben is deemed to hold the options for the benefit of ValueAct Capital Master Fund, L.P. and indirectly for (i) VA Partners, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P. and (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P.

ANNEX C

Opinion of The Blackstone Group L.P. dated November 5, 2006

November 5, 2006

Board of Directors
Per-Se Technologies, Inc.
1145 Sanctuary Parkway, Suite 200
Alpharetta, GA 30004

Gentlemen:

Per-Se Technologies, Inc. (“Per-Se” or the “Company”), and McKesson Corporation (“McKesson”) are parties to the Agreement and Plan of Merger, dated November 5, 2006 (the “Merger Agreement”), which provides for, among other things, the acquisition of all of the Company’s issued and outstanding common stock, par value $0.01 per share (the “Transaction”). Pursuant to the Merger Agreement, Per-Se shareholders will receive cash consideration of $28.00 per share (the “Consideration”). You have asked us whether, in our opinion, the Consideration to be received by Per-Se shareholders is fair to such shareholders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

■	Reviewed certain publicly available information concerning the business, financial condition, and operations of Per-Se that we believe to be relevant to our inquiry.

■	Reviewed certain internal information concerning the business, financial condition, and operations of Per-Se that we believe to be relevant to our inquiry.

■	Reviewed certain internal financial analyses relating to Per-Se, prepared and furnished to us by the management of Per-Se.

■	Reviewed certain estimates and forecasts relating to Per-Se, prepared and furnished to us by the management of Per-Se.

■	Held discussions with members of management of Per-Se concerning their business, operating and regulatory environment, financial condition, prospects and strategic objectives.

■	Reviewed the reported prices and trading activity of Per-Se common stock

■	Reviewed the premia paid on certain recent acquisitions of U.S. companies, the securities of which were publicly traded

■	Compared certain financial information for Per-Se with similar information for certain other healthcare information technology companies, network services companies and business process outsourcing companies, the securities of which are publicly traded.

The Blackstone Group® L.P.
4401 Northside Parkway
Suite 375
Atlanta, Georgia 30327
404 460 2300

C-1

■	Reviewed the financial terms, to the extent publicly available, of certain recent business combinations in industries similar to those in which Per-Se participates including healthcare information technology, network services and business process outsourcing.

■	Reviewed the Merger Agreement, dated November 5, 2006.

■	Performed such other studies and analyses and took into account such other matters we deemed appropriate.

In preparing this opinion, we have relied, without independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and other information provided to us by Per-Se or otherwise reviewed by us. We have further relied upon the assurances of the management of Per-Se that they are not aware of any facts that would make the information provided by them inaccurate, incomplete or misleading.

While we have reviewed Per-Se’s historical and projected financial results, we have not made an independent evaluation or appraisal of the Company’s assets and liabilities. We also have not performed due diligence on the Company’s physical properties and facilities; sales, marketing, distribution or service organizations; or product markets. We have not considered in reaching the conclusions set forth in this opinion the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company.

We have assumed that the transactions contemplated by the Merger Agreement will be consummated on substantially the terms set forth therein. This opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof only.

It is understood that this letter is for the reliance of the Board of Directors only and, without our prior written consent, is not to be relied upon or quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors. However, Blackstone understands that the existence of any opinion may be disclosed by the Company in a press release and a description of this opinion will be contained in, and a copy of this opinion will be filed as an exhibit to, the disclosure documents relating to the Transaction and agrees to not unreasonably withhold its written approval for such use as appropriate following Blackstone’s review of, and reasonable opportunity to comment on, any such document.

We have acted as financial advisor to Per-Se with respect to the Transaction and will receive a fee from Per-Se for our services, a portion of which is payable upon delivery of this opinion while the remainder is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this opinion).

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the shareholders of Per-Se, pursuant to the Merger Agreement, is fair to such shareholders from a financial point of view.

Very truly yours,

The Blackstone Group L.P.

C-2

ANNEX D

Appraisal Rights

§ 262. Appraisal rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY	This Proxy is Solicited on Behalf of the Board of Directors of	PROXY

PER-SE TECHNOLOGIES, INC.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, dated December 21, 2006, and does hereby appoint each of Paul J. Quiner and Bob Jones, with full power of substitution, as proxy or proxies of the undersigned, to represent the undersigned and to vote all shares of Common Stock of Per-Se Technologies, Inc. (the “Corporation”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Corporation to be held at 10:00 a.m., local time, on January 24, 2007, at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309, and at any adjournments or postponements thereof, hereby revoking all proxies heretofore given with respect to such stock.

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted in accordance with the recommendations of the Board (“FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of our board of directors on any other matters properly brought before the meeting for a vote).

Your proxy may also be submitted (1) via the Internet by visiting a website established for that purpose at www.proxyvote.com and following the instructions on the website or (2) by telephone by calling the toll-free number 1-800-690-6903 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side of this Proxy Card. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PER-SE TECHNOLOGIES, INC.

MACKENZIE PARTNERS, INC.
105 Madison Avenue New York, NY 10016
(800) 322-2885

☑ Please mark votes as in this example.

PER-SE TECHNOLOGIES, INC.

1. To adopt the Agreement and Plan of Merger, dated as of November 5, 2006 (as it may be amended from time to time), between McKesson Corporation, Packet Merger Sub Inc. and Per-Se Technologies, Inc. and the merger contemplated thereby.
☐
2. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement and the merger contemplated thereby.
☐

		3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the Special Meeting or any adjournment(s) thereof.	☐

		Mark box at right if you intend to attend the Special Meeting of Stockholders.	☐

		Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please be sure to sign and date this Proxy.

Signature: _ _	Date: _ _	Signature: _ _	Date: _ _